     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2001.


                                                      REGISTRATION NO. 333-64576

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           STERLING BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                            6712                          74-2175590
(State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
    of incorporation or           Classification Code Number)        Identification Number)
        organization)

                             ---------------------

      2550 NORTH LOOP WEST, SUITE 600                          J. DOWNEY BRIDGWATER
            HOUSTON, TEXAS 77092                                    PRESIDENT
               (713) 466-8300                               STERLING BANCSHARES, INC.
(Address, including zip code, and telephone              2550 NORTH LOOP WEST, SUITE 600
number, including area code, of registrant's                   HOUSTON, TEXAS 77092
        principal executive offices)                              (713) 466-8300
                                                     (Name, address, including zip code, and
                                                      telephone number, including area code,
                                                              of agent for service)

                             ---------------------
                                   Copies to:

            WILLIAM C. MCDONALD                                CHARLOTTE M. RASCHE
           ANDREWS & KURTH L.L.P.                         BRACEWELL & PATTERSON, L.L.P.
      2170 BUCKTHORNE PLACE, SUITE 150                   711 LOUISIANA STREET, SUITE 2900
         THE WOODLANDS, TEXAS 77380                            HOUSTON, TEXAS 77002
               (713) 220-4801                                     (713) 223-2900

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this registration statement and the effective time of the merger described in the Agreement and Plan of Merger attached as Appendix A to the proxy statement/prospectus forming a part of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 19, 2001

      [LONE STAR BANK LOGO]          [STERLING BANCSHARES LOGO]

  LONE STAR BANCORPORATION, INC.     STERLING BANCSHARES, INC.
         PROXY STATEMENT                     PROSPECTUS
                                     UP TO 1,760,000 SHARES OF
                                      COMMON STOCK, $1.00 PAR
                                               VALUE


                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT


     On February 28, 2001, the board of directors of Lone Star Bancorporation, Inc. unanimously approved the merger of Lone Star into Sterling Bancorporation, Inc., a subsidiary of Sterling Bancshares, Inc. In the merger, Lone Star shareholders will receive up to a total of 1,760,000 shares of Sterling Bancshares common stock in exchange for their shares of Lone Star common stock. Holders of Lone Star common stock will receive 0.88 of a share of Sterling Bancshares common stock for each share of Lone Star common stock they own. This ratio may be reduced if Sterling Bancshares decreases the number of shares available for exchange because the indebtedness of Lone Star Bancorporation exceeds $2 million at the time of the merger. Sterling Bancshares common stock is quoted on The Nasdaq National Market system under the trading symbol "SBIB." On July 18, 2001, Sterling Bancshares common stock closed at $19.11 per share.



     The board of directors of Lone Star recommends that you vote "FOR" the approval of the merger agreement. The merger requires approval by the holders of at least two-thirds of the outstanding shares of Lone Star common stock entitled to vote at the special meeting. Only shareholders of Lone Star at the close of business on July 18, 2001, the record date, will be entitled to vote, or have their shares voted, at the special meeting. We have scheduled a special meeting of the shareholders of Lone Star on August 22, 2001 to vote on the merger. We are sending this proxy statement/prospectus to you to ask you to vote in favor of the merger agreement.



     This proxy statement/prospectus provides you with detailed information concerning Lone Star, Sterling Bancshares and the merger. Please read this proxy statement/prospectus carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 18.


     If you hold shares that are not bound by Lone Star's Voting and Stock Restriction Agreement, please complete, sign, date and return the accompanying green proxy card. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. If you hold shares that are bound by the Voting and Stock Restriction Agreement, please complete, sign, date and return the accompanying blue voting instruction.

                                            ------------------------------------
                                            H. Dane Grant, Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES THAT STERLING BANCSHARES IS OFFERING THROUGH THIS PROXY STATEMENT/PROSPECTUS ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK SUBSIDIARY OF STERLING BANCSHARES AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     This proxy statement/prospectus is dated                     , 2001, and
was first mailed or otherwise delivered to Lone Star shareholders on or about
            , 2001.

                             [LONE STAR BANK LOGO]

                         LONE STAR BANCORPORATION, INC.
                               8117 EAST FREEWAY
                              HOUSTON, TEXAS 77029

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 22, 2001


To the shareholders of Lone Star Bancorporation, Inc.:


    Notice is hereby given that a special meeting of shareholders of Lone Star Bancorporation, Inc. will be held on August 22, 2001, at 4:00 p.m. Houston, Texas time, at the offices of Lone Star Bank, 8117 East Freeway, Houston, Texas, 77029, for the following purposes:



        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 1, 2001, by and between Sterling Bancshares, Inc. and Lone Star Bancorporation, Inc., as amended by the Amendment to Agreement and Plan of Merger dated May 31, 2001, which provides for the merger of Lone Star with and into Sterling Bancorporation, Inc., a subsidiary of Sterling Bancshares. In the merger, each outstanding share of Lone Star common stock will be converted into the right to receive
    0.88 of a share of Sterling Bancshares common stock, subject to reduction if Lone Star's consolidated indebtedness at the effective time of the merger exceeds $2 million.


        2. To transact such other business as may properly come before the special meeting or any adjournment of the meeting.


    These items of business are described in the accompanying proxy statement/prospectus. A copy of the merger agreement, as amended, is included as Appendix A to the accompanying proxy statement/prospectus. The Lone Star board of directors has fixed the close of business on July 18, 2001, as the record date of the special meeting, and only Lone Star shareholders of record at such time will be entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement thereof. We cannot complete the merger unless at least two-thirds of the Lone Star shares outstanding and entitled to vote on the record date vote in favor of the merger agreement. As of the record date, 1,265,345 shares of Lone Star common stock, representing approximately 63.27% of Lone Star's outstanding common stock entitled to vote on the merger, are bound by the Voting and Stock Restriction Agreement. Under this voting agreement, H. Dane Grant, as voting representative, must vote all 1,265,345 shares bound by the voting agreement in the manner directed by the Lone Star shareholders holding a majority of the shares of Lone Star common stock bound by the voting agreement. THEREFORE, IT IS VERY IMPORTANT THAT YOU EITHER VOTE YOUR SHARES OF LONE STAR COMMON STOCK OR, IF YOUR SHARES ARE BOUND BY THE VOTING AGREEMENT, YOU PROVIDE VOTING INSTRUCTIONS TO THE VOTING REPRESENTATIVE.


    All Lone Star shareholders entitled to notice of, and to vote at, the special meeting are cordially invited to attend the special meeting. However, to ensure your representation at the special meeting, please submit your proxy or voting instruction, as applicable, well in advance of the special meeting. You may submit your proxy or voting instruction by mail if you promptly complete, sign, date and return the accompanying proxy card or voting instruction in the enclosed self-addressed, stamped envelope. This will not prevent you from voting or delivering your voting instruction in person, but it will help to secure a quorum for the special meeting. Any proxy or voting instruction may be revoked in writing at any time before it is voted.

                                            By Order of the Board of Directors
                                            of Lone Star Bancorporation, Inc.

                                            H. DANE GRANT
                                            Chairman of the Board

Houston, Texas

July  , 2001


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND
      RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION IN THE ENCLOSED
                        SELF-ADDRESSED STAMPED ENVELOPE.

                             ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Sterling Bancshares from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from Sterling Bancshares at the following address:

                           Sterling Bancshares, Inc.
                        2550 North Loop West, Suite 600
                              Houston, Texas 77092
                         Attention: Investor Relations
                                 (713) 466-8300


     IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY AUGUST 14, 2001, IN ORDER TO RECEIVE THEM BEFORE THE MEETING.



     See "Where You Can Find Additional Information" that begins on page 89 for further information.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     2
  The Companies.............................................     2
  The Special Meeting.......................................     2
  The Merger................................................     3
  Affiliates' Letters.......................................     8
  Termination of the Lone Star Voting and Stock Restriction
     Agreement..............................................     8
  Recent Developments.......................................     8
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA............    10
  Selected Historical Financial Data of Sterling
     Bancshares.............................................    10
  Selected Historical Financial Data of Lone Star...........    12
  Selected Unaudited Pro Forma Combined Consolidated
     Financial Data.........................................    14
COMPARATIVE PER SHARE INFORMATION...........................    16
COMPARATIVE PER SHARE MARKET PRICE DATA.....................    17
RISK FACTORS................................................    18
FORWARD-LOOKING STATEMENTS..................................    22
LONE STAR SPECIAL MEETING...................................    23
  General...................................................    23
  Date, Time, and Place of the Special Meeting..............    23
  Purpose of the Special Meeting............................    23
  Record Date; Shares Entitled to Vote; Quorum..............    23
  Vote of Lone Star Shareholders Required for Adoption of
     the Merger Agreement...................................    23
  Voting Instructions; Proxies..............................    24
  Termination of the Voting and Stock Restriction
     Agreement..............................................    25
  Solicitation of Voting Instructions and Proxies;
     Expenses...............................................    26
THE MERGER..................................................    27
  General...................................................    27
  Background of the Merger..................................    28
  Lone Star's Reasons for the Merger........................    30
  Recommendation of the Lone Star Board of Directors........    31
  Sterling Bancshares' Reasons for the Merger...............    31
  Opinion of Lone Star's Financial Advisor..................    32
  Interests of Related Persons in the Merger................    36
  Completion and Effectiveness of the Merger................    38
  Structure of the Merger and Conversion of Lone Star Common
     Stock..................................................    39
  Exchange of Lone Star Stock Certificates for Sterling
     Bancshares Stock Certificates..........................    39
  Material United States Federal Income Tax Consequences of
     the Merger.............................................    39
  Accounting Treatment of the Merger........................    41
  Regulatory Approvals......................................    42
  Restrictions on Resales of Sterling Bancshares Common
     Stock..................................................    42
  Listing on The Nasdaq Stock Market of Sterling Bancshares
     Common Stock to be Issued in the Merger................    42
  Dissenters' and Appraisal Rights..........................    42
  The Merger Agreement......................................    45
  Management After the Merger...............................    52
SUPERVISION AND REGULATION..................................    53
  Sterling Bancshares.......................................    53
  Sterling Bank.............................................    56
  Lone Star.................................................    57

INFORMATION ABOUT LONE STAR.................................    58
  General...................................................    58
  Competition...............................................    58
  Employees.................................................    58
  Legal Proceedings.........................................    58
  Facilities................................................    58
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF LONE STAR....................    60
  Overview..................................................    60
  Results of Operations.....................................    60
  Financial Condition.......................................    65
INFORMATION ABOUT STERLING BANCSHARES.......................    77
DESCRIPTION OF STERLING BANCSHARES CAPITAL STOCK............    77
  Authorized Capital Stock..................................    77
  Sterling Bancshares Common Stock..........................    77
  Sterling Bancshares Preferred Stock.......................    77
  Series H Convertible Preferred Stock......................    78
BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL
  SHAREHOLDERS..............................................    79
  Ownership of Lone Star Capital Stock......................    79
  Ownership of Sterling Bancshares Capital Stock............    80
COMPARISON OF RIGHTS OF HOLDERS OF LONE STAR COMMON STOCK
  AND STERLING BANCSHARES COMMON STOCK......................    81
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH
  RESPECT TO STERLING BANCSHARES COMMON STOCK AND LONE STAR
  COMMON STOCK..............................................    87
  Market Price..............................................    87
  Dividends.................................................    88
LEGAL MATTERS...............................................    88
EXPERTS.....................................................    89
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................    89
INDEX TO FINANCIAL STATEMENTS OF LONE STAR BANCORPORATION,
  INC. AND SUBSIDIARIES.....................................   F-1
Appendices
  Appendix A Agreement and Plan of Merger and Amendment to
     Agreement and Plan of Merger
  Appendix B Texas Business Corporation Act, Articles 5.11,
     5.12 and 5.13
  Appendix C Opinion of The Charles T. Meeks Company, Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT IS THE PROPOSED TRANSACTION?

A: Lone Star will merge into Sterling Bancorporation, a wholly owned subsidiary of Sterling Bancshares. As a result, Lone Star will cease to exist and Lone Star's shareholders will exchange their Lone Star common stock for shares of Sterling Bancshares common stock.

Q:   WHAT DO I NEED TO DO NOW?

A: After you have read and considered the information in this document, just indicate on your proxy card or voting instruction how you want to vote with respect to the merger agreement. If you hold shares of Lone Star common stock that are not bound by the Voting and Stock Restriction Agreement, you should complete, sign and return the green proxy card in the enclosed prepaid return envelope as soon as possible so that those shares may be represented and voted at the special meeting. If your shares are not bound by the Voting and Stock Restriction Agreement and you sign and return your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger.


     If you hold shares of Lone Star common stock that are bound by the Voting and Stock Restriction Agreement, you should complete, sign and return the blue voting instruction in the enclosed prepaid return envelope as soon as possible so that those shares may be considered in directing the voting representative how to vote. If you sign and return your voting instruction without indicating any instruction, this will have the effect of an instruction to vote against the merger agreement and the merger. All of your shares which are bound by the voting agreement will be voted in the manner directed by the holders of a majority of the shares of Lone Star common stock bound by the voting agreement.


Q: CAN I CHANGE MY VOTE OR VOTING INSTRUCTION AFTER I HAVE MAILED IN MY SIGNED PROXY CARD OR VOTING INSTRUCTION?


A: Yes. If you have submitted a proxy, you can change your vote at any time before your proxy is voted at the special meeting by following the instructions beginning on page 25. If you have submitted a voting instruction, you can change your voting instruction at any time no later than 3:00 p.m., Houston, Texas time, on the day before the special meeting by following the instructions beginning on page 24.


Q:   AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Under Texas law you are entitled to appraisal rights. However, if you hold shares of Lone Star common stock that are bound by the Voting and Stock Restriction Agreement and those shares are voted by the voting representative in favor of the merger, you do not have appraisal rights. To review your appraisal rights under Texas law in greater detail, see "The Merger-Dissenters' and Appraisal Rights" beginning on page 42.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will be sent written instructions for exchanging your stock certificates.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We expect the merger to be completed during the third quarter of 2001. We are working toward completing the merger as quickly as possible. To do so, the shareholders of Lone Star must approve the merger agreement and the merger. Sterling Bancshares has received the necessary regulatory approval required to complete the merger and the applicable waiting period has expired.


Q:   WHOM SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE MEETING OR THE MERGER?

A: If you have any questions, you should contact H. Dane Grant, Chief Executive Officer of Lone Star, telephone number (713) 374-4500.

                                    SUMMARY


     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully and for a more detailed description of the legal terms of the merger, you should carefully read this entire document, including the Appendices to this document, and the documents incorporated by reference. See "Where You Can Find Additional Information" on page 89 of this proxy statement/prospectus.


THE COMPANIES

STERLING BANCSHARES, INC.
2550 North Loop West, Suite 600
Houston, Texas 77092
(713) 466-8300

     Sterling Bancshares is a bank holding company headquartered in Houston, Texas that provides commercial and retail banking services primarily in the Houston metropolitan area through the banking offices of Sterling Bank, a banking association chartered under the laws of the State of Texas. Sterling Bancshares also offers commercial and retail banking services in the San Antonio and Dallas metropolitan areas. In addition, Sterling Bancshares furnishes mortgage banking services through its 80%-owned subsidiary, Sterling Capital Mortgage Company. At March 31, 2001, Sterling Bancshares had total assets of $2.3 billion, deposits of $1.9 billion and shareholders' equity of $166.4 million.

     Sterling Bancshares' growth strategy has been concentrated on increasing its banking presence in the greater Houston area and entering the Dallas and San Antonio markets. Sterling Bancshares has grown through a combination of internal growth, acquisitions and the opening of new offices. On March 22, 2001, Sterling Bancshares completed its acquisition of CaminoReal Bancshares of Texas, Inc. As a result, Sterling Bancshares now has eight banking offices in San Antonio and south Texas bringing the total number of its banking offices to 33.

LONE STAR BANCORPORATION, INC.
8117 East Freeway
Houston, Texas 77029
(713) 374-4500

     Lone Star Bancorporation is a bank holding company headquartered in Houston, Texas. Lone Star's indirect wholly-owned subsidiary is Lone Star Bank, a banking association chartered under the laws of the State of Texas. Lone Star Bank has four banking offices located in the Houston metropolitan area which provide retail and commercial banking services. At March 31, 2001, Lone Star Bancorporation had total assets of $160.1 million, deposits of $148.4 million and shareholders' equity of $8.6 million.


THE SPECIAL MEETING (SEE PAGE 23)



     The special meeting of Lone Star's shareholders will be held at 4:00 p.m. Houston, Texas time on Wednesday, August 22, 2001, at the main office of Lone Star Bank at 8117 East Freeway, Houston, Texas 77029. At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger of Lone Star with and into Sterling Bancorporation.



     The holders of record of the outstanding Lone Star common stock at the close of business on July 18, 2001 will be entitled to notice of and to vote at the special meeting. At the close of business on such date, there were 2,000,000 shares of Lone Star common stock issued and outstanding. On the record date, Lone Star's directors and executive officers, their immediate family members and entities they control owned 705,516 shares, or approximately 35.28% of the outstanding shares of Lone Star common stock. Each of the directors and executive officers have advised Lone Star that they plan to vote, or instruct the voting representative to vote, their shares "FOR" approval of the merger and the related merger agreement.

THE MERGER

     The merger agreement, as amended, is attached as Appendix A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the merger agreement as it is the legal document that governs the merger.

  Reasons for the Merger (see page 30)


     The acquisition of Lone Star will increase Sterling Bancshares' existing presence and market share in the Houston metropolitan area and offer Sterling Bancshares the opportunity to realize cost savings resulting from a larger organization. The Lone Star board of directors has concluded that Lone Star's competitive position and the value of its stock is best enhanced through the merger with Sterling Bancshares.



  Structure of the Merger (see page 39)


     Lone Star will be merged with and into Sterling Bancorporation, a Delaware corporation and a wholly-owned subsidiary of Sterling Bancshares, with Sterling Bancorporation as the surviving corporation. The directors and officers of Sterling Bancorporation before the merger will continue to serve as the directors and officers of Sterling Bancorporation after the merger. After the merger is completed, Sterling Bancshares intends to merge Lone Star Bank with and into Sterling Bank. As a result, the existing offices of Lone Star Bank will become banking offices of Sterling Bank.


  What You Will Receive in the Merger (see "The Merger-Structure of the Merger and Conversion of Lone Star Common Stock" on page 39)



     If the merger is approved and completed, the Lone Star shareholders will receive up to a total of 1,760,000 shares of Sterling Bancshares' common stock. The number of shares to be issued in the merger will be reduced if Lone Star's consolidated indebtedness at the effective time of the merger exceeds $2 million. On the record date, 2,000,000 shares of Lone Star common stock were issued and outstanding. Assuming no adjustment in the merger consideration, for each share of Lone Star common stock you own you will receive 0.88 of a share of Sterling Bancshares common stock.


     In the case of fractional shares, you will receive cash instead of a fractional share. For example, if the number of shares of Lone Star common stock you own entitles you to a whole number of shares of Sterling Bancshares common stock plus a fractional share, you will receive the whole number of shares of Sterling Bancshares common stock and an amount in cash equal to your proportionate interest in the net proceeds from the sale of all fractional shares. The exchange agent handling the exchange of stock will cause the sale of all fractional shares to occur as soon as practicable after the effective time of the merger.


     The number of shares of Sterling Bancshares common stock that you will have the right to receive in exchange for your shares of Lone Star common stock will decrease if the consolidated indebtedness and liabilities of Lone Star and its subsidiaries exceed $2 million at the effective time of the merger. Lone Star's current indebtedness is approximately $1.6 million. For detailed information about the possible adjustments to the merger consideration, see page 27.



  Interests of Related Persons in the Merger (see page 36)


     Some of the directors and executive officers of Lone Star have interests in the merger that may be different from your interests, including:

     - Eight of the officers and directors of Lone Star signed non-competition agreements concurrently with the execution of the merger agreement. Each officer and director who signed a non-competition agreement received $1,000 upon its execution and, if we complete the merger, each will receive a payment equal to one month's base salary and an option to buy a number of shares of Sterling Bancshares common stock equal to the amount of their base monthly salary. Based upon the salaries currently in effect, Sterling Bancshares will issue options to acquire an aggregate of approximately 56,150 shares of Sterling Bancshares common stock if the merger is completed. For detailed information about the non-competition agreements, see "Interests of Related Persons in the Merger -- Non-competition agreements" beginning on page 36.


     - H. Dane Grant, James E. Sheffield, Judy L. Lochridge and Katherine R. Hudgins had previously entered into salary continuation agreements with Lone Star which provide for the payment of specified benefits upon termination. These agreements will continue to be effective after the merger.

     - Sterling Bancshares has agreed to appoint H. Dane Grant to serve as a director of Sterling Bank as soon as practicable after the effective time of the merger.

     - Sterling Bancshares will provide indemnification to the directors, officers, employees and agents of Lone Star for acts or omissions prior to the merger. Additionally, Sterling Bancshares has agreed to use commercially reasonable efforts to maintain in effect, for a period of four years after the merger, directors' and officers' insurance covering Lone Star's directors and officers for acts or events which occurred before the merger.

  Material U.S. Federal Income Tax Consequences of the Merger (see page 39)

     The merger has been structured as a "tax-free reorganization" for federal income tax purposes. We expect that for United States federal income tax purposes, you will not recognize any gain or loss in the merger, except in connection with any cash that you may receive instead of a fractional share of Sterling Bancshares common stock or your exercise of dissenters' appraisal rights. As a condition to the merger, both Sterling Bancshares and Lone Star must receive legal opinions from their respective tax counsels that the merger will qualify as a reorganization for federal income tax purposes unless these conditions are waived. Neither Sterling Bancshares nor Lone Star intends to waive these conditions.

     THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HOLDERS OF LONE STAR COMMON STOCK. YOUR TAX CONSEQUENCES WILL DEPEND UPON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

  Accounting Treatment of the Merger (see page 41)

     It is a condition to the completion of the merger that the merger will qualify for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles. Therefore, the book value of the assets, liabilities and shareholders' equity of Lone Star, as reported on its balance sheet, is carried over to the consolidated balance sheet of Sterling Bancshares and no goodwill is created. Sterling Bancshares will also include in its consolidated income the consolidated income of Lone Star. If the merger does not qualify for pooling-of-interests accounting treatment, either party may elect to terminate the merger agreement and as a result not consummate the merger.


  Restrictions on Your Ability to Sell Sterling Bancshares Common Stock (see page 42)


     All the shares of Sterling Bancshares common stock you will receive in connection with the merger will be freely transferable unless you are considered an "affiliate" of Lone Star under the Securities Act of 1933. After completion of the merger, shares of Sterling Bancshares common stock held by former Lone Star affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act. In addition, the former affiliates of Lone Star have executed affiliates' letters which impose additional restrictions on the resale of shares of Sterling Bancshares common stock they receive in the merger.

  You have Dissenters' and Appraisal Rights (see page 42)

     As a shareholder of Lone Star, you have the right to dissent from the merger and obtain an amount in cash equal to the appraised value of your shares of Lone Star common stock when the merger is completed. However, you may only receive this cash payment if you dissent from the merger by following the procedures outlined in Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act, which are summarized under the heading "The Merger-Dissenters' and Appraisal Rights" beginning on page 42. If you hold shares that are bound by the Voting and Stock Restriction Agreement and those shares are voted by the voting representative in favor of the merger, you will not have dissenters' and appraisal rights. A copy of Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act is attached to this proxy statement/prospectus as Appendix B. We urge you to read Articles 5.11, 5.12, and
5.13 of the Texas Business Corporation Act in their entirety.

     As one of Sterling Bancshares' conditions to the completion of the merger, Lone Star's shareholders must not have exercised dissenters' rights with respect to more than 10% of the issued and outstanding shares of Lone Star common stock.

  Completion and Effectiveness of the Merger (see page 38)

     We expect that the merger will be completed as soon as practicable following the approval by the shareholders of Lone Star at the special meeting. Completion of the merger is also subject to the receipt of all banking and other required regulatory approvals and the satisfaction of all conditions to the merger. The merger will become effective when the parties file articles of merger with the State of Texas and a certificate of merger with the State of Delaware.

  Conditions to Completion of the Merger (see page 49)

     We will complete the merger only if the conditions set forth in the merger agreement are satisfied or, if permitted, waived. These conditions include:

     - the merger agreement and the related transactions are approved by the Lone Star shareholders;

     - all banking and other regulatory consents and approvals necessary to permit completion of the merger are received;

     - no litigation, injunction or order preventing the completion of the merger is in effect;

     - Sterling Bancshares' registration statement on Form S-4, of which this proxy statement/prospectus forms a part, is declared effective by the SEC;

     - the shares of Sterling Bancshares common stock issuable to the Lone Star shareholders in the merger are approved for listing on The Nasdaq Stock Market;

     - Sterling Bancshares receives a letter from its independent public accountants, satisfactory to Sterling Bancshares, confirming that the merger will qualify for pooling-of-interests accounting treatment;

     - Sterling Bancshares' and Lone Star's respective representations and warranties in the merger agreement are true and correct;

     - Sterling Bancshares and Lone Star perform their respective obligations under the merger agreement prior to the merger; and

     - both Sterling Bancshares and Lone Star receive legal opinions from their respective tax counsels that the merger will qualify as a reorganization for federal income tax purposes.

     The obligation of Sterling Bancshares to consummate the merger is further subject to the satisfaction of the following conditions:

     - receipt of release agreements, affiliates letters and non-competition agreements by designated Lone Star shareholders, directors, and officers;

     - the absence of a material adverse change in the financial condition, results of operations, business or properties of Lone Star since the date of the merger agreement;

     - the outstanding indebtedness and liabilities of Lone Star and its subsidiaries, on a consolidated basis, do not exceed $2 million;

     - receipt of an opinion from Bracewell & Patterson, L.L.P., counsel for Lone Star, in a form satisfactory to Sterling Bancshares, with respect to the validity of the approvals of the merger by Lone Star and Lone Star's shareholders; and

     - dissenting shareholders have not exercised dissenters' rights with respect to more than 10% of the issued and outstanding shares of Lone Star common stock.

     The obligation of Lone Star to consummate the merger is further subject to the satisfaction of the following conditions:

     - the absence of a material adverse change in the financial condition, results of operations, business or properties of Sterling Bancshares since the date of the merger agreement;

     - receipt of an opinion from Andrews & Kurth L.L.P., counsel for Sterling Bancshares, with respect to the validity of the approvals of the merger by Sterling Bancshares and Sterling Bancorporation; and


     - receipt of an opinion from The Charles T. Meeks Company, Inc., Lone Star's financial advisor that the merger is fair to the shareholders of Lone Star from a financial point of view.



  Regulatory Approvals Sterling Bancshares Must Obtain for the Merger (see page
  42)



     The completion of the merger requires the approval of the Federal Reserve Board. Sterling Bancshares has received the necessary regulatory approval required to complete the merger and the applicable waiting period has expired. The approval is only effective for the three month period ending September 20, 2001, unless extended by the Federal Reserve.



  Termination of the Merger Agreement (see page 51)


     (a) The merger agreement may be terminated by mutual consent of the boards of directors of Sterling Bancshares and Lone Star.

     (b) The merger agreement may be terminated by either of the boards of directors of Sterling Bancshares or Lone Star if:

     - a governmental authority denies an approval necessary to complete the merger, in a final and a nonappealable way, or has granted approval under conditions that are unacceptable to Sterling Bancshares;

     - the merger has not been completed by August 31, 2001;

     - the Lone Star shareholders fail to approve the merger agreement; or


     - there has occurred a breach of the merger agreement by the other party that causes a failure of one or more of the conditions to the merger, and the breach is not cured within 30 days after receipt of written notice of the breach.


     (c) The merger agreement may be terminated by Lone Star's board of directors, so long as Lone Star is not in breach of any covenant or agreement under the merger agreement, if prior to the effective time of the merger, Lone Star receives an acquisition proposal which the board of directors determines to be more favorable to Lone Star shareholders. The merger agreement provides that a termination under these circumstances will not be effective until payment of the applicable termination fee and expenses.

     (d) The merger agreement may be terminated by the board of directors of Sterling Bancshares if the board of directors of Lone Star:

     - recommends to the Lone Star shareholders that they tender their shares in a tender or exchange offer commenced by a third party;

     - withdraws or modifies, in any manner that is adverse to Sterling Bancshares, its recommendation or approval of the merger agreement;

     - recommends to the Lone Star shareholders acceptance or approval of an alternative acquisition proposal; or

     - resolves to accept an alternative acquisition proposal.


  Payment of Termination Fee and Expenses (see page 52)


     Lone Star has agreed to pay Sterling Bancshares a termination fee of $2,000,000 plus reasonable out-of-pocket expenses not in excess of $500,000 if the merger agreement is terminated in any one of the following circumstances:

     - by Lone Star in accordance with the provisions described in paragraph (c) under "Termination of the Merger Agreement" above;

     - by Sterling Bancshares because Lone Star's board of directors takes any of the actions described in paragraph (d) under "Termination of the Merger Agreement" above; or

     - by either Lone Star or Sterling Bancshares because Lone Star's shareholders do not authorize the merger agreement if at the time of such failure to approve there exists an alternative acquisition proposal and within nine months of the termination of the merger agreement, Lone Star enters into a definitive agreement with any third party in connection with an acquisition proposal involving Lone Star.

  Lone Star May Not Solicit Other Proposals (see page 48)


     The merger agreement contains detailed provisions prohibiting Lone Star, either directly or indirectly, from seeking or encouraging an alternative acquisition proposal. The "no solicitation" provisions prohibit Lone Star and its subsidiaries, as well as their officers, directors, employees and representatives, from taking any action to solicit an acquisition proposal as described on page 48. However, the merger agreement does not prohibit Lone Star and its subsidiaries, and their respective officers, directors, employees and representatives from providing confidential information to third parties, engaging in negotiations with, and potentially recommending an alternative acquisition proposal as described on page 49 if Lone Star's board of directors concludes in good faith, on the basis of advice from the board's outside counsel, that providing confidential information, engaging in negotiations and recommending an alternative acquisition proposal is required in order for Lone Star's board of directors to satisfy its fiduciary obligations under applicable law.



  Recommendation of the Lone Star Board of Directors and Opinion of Financial Advisor (see page 31)


     After carefully considering the factors it believes to be material, including the opinion of The Charles T. Meeks Company, Inc., Lone Star's financial advisor, Lone Star's board of directors has unanimously determined the merger to be fair to you and in your best interest and declared the merger advisable. LONE STAR'S BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     The Charles T. Meeks Company, Inc., Lone Star's financial advisor, delivered a written opinion to Lone Star's board of directors that, based upon the considerations described in its opinion, the aggregate consideration to be received in the merger is fair to you from a financial point of view. The full text of this opinion is attached as Appendix C to this proxy statement/prospectus. LONE STAR URGES YOU TO READ THE OPINION OF THE CHARLES T. MEEKS COMPANY, INC. IN ITS ENTIRETY.

AFFILIATES' LETTERS (SEE PAGE 42)


     The affiliates of Lone Star entered into affiliates' letters in which they have agreed not to transfer any shares of:

     - Lone Star common stock and Sterling Bancshares common stock they currently hold for a period of 30 days before the merger;

     - Sterling Bancshares common stock they currently hold or receive in the merger until financial results covering at least 30 days of post-merger combined operations of Lone Star and Sterling Bancshares are published; and

     - Sterling Bancshares common stock they receive in the merger except in compliance with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934.


TERMINATION OF THE LONE STAR VOTING AND STOCK RESTRICTION AGREEMENT (SEE PAGE
25)



     Currently, 63.27% of Lone Star's outstanding shares of common stock are bound by a Voting and Stock Restriction Agreement. If you hold shares of common stock that are bound by the Voting and Stock Restriction Agreement, your instruction to the voting representative to vote in favor of the merger will also constitute your consent to the termination of the voting agreement if the merger is completed. Your consent and the termination of the voting agreement will become effective upon completion of the merger. The Voting and Stock Restriction Agreement may be terminated upon the written agreement of the shareholders holding not less than 67% of the shares bound by the voting agreement. Each of the directors and officers of Lone Star who hold shares bound by the voting agreement, representing 38.48% of the shares that are bound by the voting agreement, have advised Lone Star that they plan to consent to the termination of the Voting and Stock Restriction Agreement effective upon the completion of the merger. If the merger is not completed, your consent will not be effective and the voting agreement will continue in effect.



RECENT DEVELOPMENTS



  Preliminary Financial Results for the Six Months Ended June 30, 2001



     On July 19, 2001, Sterling Bancshares announced unaudited preliminary results for the first six months of 2001.



     Net income for the six months ended June 30, 2001 was $14.3 million or $0.53 per diluted share. Included in this amount is $1.0 million in before-tax charges relating to the CaminoReal Bancshares acquisition. Excluding the one-time acquisition charges, operating income for the six months ended June 30, 2001 was $15.0 million or $0.55 per diluted share, up 15% from the $0.48 per diluted share earned in the same period in 2000. For the six months ended June 30, 2001, the return on average assets was 1.32% and return on average equity was 16.78%.


     Net income for the three months ended June 30, 2001 was $7.9 million or $0.29 per diluted share, up 16% from the $0.25 per diluted share earned in the same period in 2000. For the three months ended June 30, 2001, the return on average assets was 1.32% and return on average equity was 17.13%.


     At June 30, 2001, Sterling Bancshares had total assets of $2.4 billion compared with total assets of $2.3 billion at March 31, 2001. At June 30, 2001, Sterling Bancshares had total loans of $1.6 billion, total deposits of $2.0 billion, equity capital of $173.6 million and a book value per share of $6.56.


     For the six months ended June 30, 2001, net charge-offs were $3.7 million or 0.49% of average loans, compared to $3.1 million or 0.52% of average loans for the same period in 2000. The provision for loan losses was $5.1 million for the first six months of 2001, up from $4.2 million for the same period in 2000. The allowance for loan losses at June 30, 2001 was $19.0 million and represented 1.33% of loans held for investment. Nonperforming assets at June 30, 2001 comprised 0.58% of total assets.

                                                                  AT OR FOR THE SIX
                                                                    MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
                                                                     (UNAUDITED)
SUMMARY OF INCOME:
Interest income.............................................  $   80,323    $   75,924
Interest expense............................................      25,145        27,650
Net interest income.........................................      55,178        48,274
Provision for loan losses...................................       5,075         4,173
Non-interest income.........................................      31,769        17,036
Non-interest expense........................................      60,316        42,726
Income before income taxes..................................      21,556        18,411
Net income..................................................      14,282        12,695

COMMON SHARE DATA:
Diluted earnings per share..................................  $     0.53    $     0.48
Book value per share........................................        6.56          5.49
Tangible book value per share...............................        5.56          5.27
Weighted average common and common equivalent shares........      26,879        26,414

BALANCE SHEET DATA:
Total assets................................................  $2,372,994    $2,041,890
Loans, net of unearned discount.............................   1,635,246     1,259,487
Allowance for loan losses...................................      19,005        14,233
Total securities............................................     354,832       496,606
Deposits....................................................   1,959,872     1,506,262
Other borrowed funds........................................     164,160       352,373
Company-obligated mandatorily redeemable 9.28% trust
  preferred securities of Sterling Bancshares Capital Trust
  I due June 6, 2027........................................      28,750        28,750
Company-obligated mandatorily redeemable 9.20% trust
  preferred securities of Sterling Bancshares Capital Trust
  II due March 21, 2031.....................................      28,750            --
Shareholders' equity........................................     173,573       144,656

SELECTED PERFORMANCE RATIOS:
Return on average assets....................................        1.32%         1.32%
Return on average shareholders' equity......................       16.78         18.33
Dividend payout ratio.......................................       20.30         20.60
Net interest margin (tax equivalent)........................        5.83          5.61

ASSET QUALITY RATIOS:
Period-end nonperforming loans to total period-end loans....        0.72%         0.60%
Period-end nonperforming assets to total assets.............        0.58          0.43
Period-end allowance for loan losses to nonperforming
  loans.....................................................      160.49        189.02
Period-end allowance for loan losses to total loans.........        1.16          1.13
Net charge-offs to average loans............................        0.49          0.52

LIQUIDITY AND CAPITAL RATIOS:
Average loans to average deposits...........................       69.60%        82.43%
Period-end shareholders' equity to total assets.............        7.31          7.08
Average shareholders' equity to average assets..............        7.90          7.24
Period-end Tier 1 capital to risk weighted assets...........       10.18         11.34
Period-end total capital to risk weighted assets............       11.12         12.29
Period-end Tier 1 leverage ratio (Tier 1 capital to total
  average assets)...........................................        8.63          8.92

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


     We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Sterling Bancshares and Lone Star and the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations. These items for Lone Star are contained in its Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 60 and in Lone Star's financial statements and related notes included in this proxy statement/prospectus. These items for Sterling Bancshares are contained in the annual reports, quarterly reports and other information on file with the SEC. See "Where You Can Find Additional Information" on page 89.


SELECTED HISTORICAL FINANCIAL DATA OF STERLING BANCSHARES


     The following table summarizes selected historical consolidated financial data for Sterling Bancshares for the periods indicated. The selected historical financial data as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000 should be read in conjunction with the audited consolidated financial statements and related notes included in Sterling Bancshares' Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference in this proxy statement/ prospectus. The selected historical consolidated financial data as of December 31, 1998, 1997 and 1996 and for each of the two years ended December 31, 1997 is derived from Sterling Bancshares' audited consolidated financial statements and related notes not incorporated herein. The selected historical financial data as of and for the three months ended March 31, 2001 and 2000 is derived from Sterling Bancshares' unaudited interim consolidated financial statements and related notes incorporated by reference in this proxy statement/prospectus. See "Where You Can Find Additional Information" on page 89. These unaudited interim financial statements include all adjustments (consisting only of normal recurring accruals) that Sterling Bancshares considers necessary for a fair presentation of the financial position and the results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year.


                           STERLING BANCSHARES, INC.
                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            AT OR FOR THE
                                         THREE MONTHS ENDED
                                              MARCH 31,                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          2001         2000         2000         1999         1998         1997         1996
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)
SUMMARY OF INCOME:
Interest income......................  $   37,905   $   37,174   $  156,430   $  123,621   $  110,677   $   94,962   $   75,256
Interest expense.....................      12,419       13,397       58,109       35,132       32,446       29,825       24,055
Net interest income..................      25,486       23,777       98,321       88,489       78,231       65,137       51,201
Provision for loan losses............       2,300        2,024        9,100        8,643        6,232        3,255        2,510
Noninterest income...................      12,581        7,164       39,567       29,268       21,788       12,979       11,657
Noninterest expense..................      26,513       20,295       89,927       78,026       66,572       52,187       41,393
Income before income taxes...........       9,254        8,622       38,861       31,088       27,215       22,674       18,955
Net income...........................       6,384        6,003       26,580       21,423       18,305       15,063       13,004
COMMON SHARE DATA(1):
Diluted earnings per share...........  $     0.24   $     0.23   $     1.00   $     0.81   $     0.70   $     0.59   $     0.51
Book value per share.................        6.31         5.27         6.05         5.12         4.50         3.73         3.21
Tangible book value per share........        5.32         5.04         5.82         4.88         4.26         3.66         3.12
Weighted average common and common
  equivalent shares..................      26,874       26,368       26,555       26,337       26,267       25,695       25,307

                                            AT OR FOR THE
                                         THREE MONTHS ENDED
                                              MARCH 31,                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          2001         2000         2000         1999         1998         1997         1996
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)
BALANCE SHEET DATA:
Total assets.........................  $2,316,858   $1,950,990   $1,925,131   $1,959,480   $1,520,580   $1,400,478   $1,111,240
Loans, net of unearned discount......   1,619,130    1,188,564    1,368,129    1,194,981    1,037,373      869,502      673,130
Allowance for loan losses............      18,572       13,910       15,693       13,187       10,829        8,278        7,850
Total securities.....................     363,366      507,625      291,181      525,239      250,328      310,938      239,769
Deposits.............................   1,915,291    1,492,672    1,577,735    1,415,551    1,345,311    1,219,825    1,011,072
Notes payable and senior
  debentures.........................          --           --           --           --        2,069        2,621        6,798
Other borrowed funds.................     155,390      280,783      140,364      362,332       15,333       45,169        5,157
Company-obligated mandatorily
  redeemable 9.28% trust preferred
  securities of Sterling Bancshares
  Capital Trust I due June 6, 2027...      28,750       28,750       28,750       28,750       28,750       28,750           --
Company-obligated mandatorily
  redeemable 9.20% trust preferred
  securities of Sterling Bancshares
  Capital Trust II due March 21,
  2031...............................      28,750           --           --           --           --           --           --
Shareholders' equity.................     166,361      138,482      159,134      134,543      116,933       93,813       78,682

SELECTED PERFORMANCE RATIOS:
Return on average assets.............        1.30%        1.25%        1.36%        1.31%        1.27%        1.23%        1.32%
Return on average shareholders'
  equity.............................       15.97        17.60        18.08        16.89        17.22        17.30        17.67
Dividend payout ratio................       22.67        21.76        19.73        21.06        22.43        20.53        23.26
Net interest margin (tax
  equivalent)........................        6.02         5.55         5.63         6.09         6.05         5.98         5.89

ASSET QUALITY RATIOS:
Period-end nonperforming loans to
  total loans........................        0.73%        0.54%        0.73%        0.51%        0.57%        0.60%        0.51%
Period-end nonperforming assets to
  total assets.......................        0.60         0.41         0.62         0.39         0.54         0.49         0.62
Period-end allowance for loan losses
  to nonperforming loans.............      156.36       215.43       157.20       217.25       181.57       158.46       228.46
Period-end allowance for loan losses
  to total loans.....................        1.15         1.17         1.15         1.10         1.04         0.95         1.17
Net charge-offs to average loans.....        0.38         0.44         0.53         0.58         0.39         0.37         0.31

LIQUIDITY AND CAPITAL RATIOS:
Average loans to average deposits....       87.28%       82.43%       83.65%       78.37%       74.86%       69.01%       67.45%
Period-end shareholders' equity to
  total assets.......................        7.18         7.10         8.27         6.87         7.69         6.70         7.08
Average shareholders' equity to
  average assets.....................        8.12         7.12         7.50         7.75         7.38         7.09         7.47
Period-end Tier 1 capital to risk
  weighted assets(2).................        9.95        11.04        10.78        10.92        11.62        12.35        11.51
Period-end total capital to risk
  weighted assets(2).................       10.82        11.97        11.51        11.83        11.86        13.39        12.67
Period-end Tier 1 leverage ratio
  (Tier 1 capital to total average
  assets)(2).........................       10.18         8.59         9.39         8.28         9.52        10.72         7.51

---------------

(1) Common share data for all periods and dates has been adjusted retroactively to give effect to three-for-two splits in the form of stock dividends to common shareholders distributed in 1996, 1997, and 1998.

(2) Calculated in accordance with regulations in effect at December 31, 2000.

SELECTED HISTORICAL FINANCIAL DATA OF LONE STAR


     The following table summarizes selected historical consolidated financial data for Lone Star for the periods indicated and should be read in conjunction with the audited consolidated financial statements of Lone Star. The selected historical consolidated financial data as of and for the years ended December 31, 1999 and December 31, 2000, is derived from Lone Star's audited consolidated financial statements and related notes included in this proxy statement/prospectus. The selected historical financial data as of and for the years ended December 31, 1996, 1997 and 1998 is derived from Lone Star Bank's audited financial statements and related notes not included in this proxy statement/prospectus. The selected historical consolidated financial data as of and for the three months ended March 31, 2001 and 2000 are derived from Lone Star's unaudited interim consolidated financial statements included in this proxy statement/ prospectus. These unaudited interim financial statements include all adjustments (consisting only of normal recurring accruals) that Lone Star considers necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year.


                         LONE STAR BANCORPORATION, INC.
                     SELECTED HISTORICAL FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  AT OR FOR THE
                                                  THREE MONTHS
                                                      ENDED
                                                    MARCH 31,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                               -------------------   -------------------------------------------------
                                                 2001       2000       2000       1999      1998      1997      1996
                                               --------   --------   --------   --------   -------   -------   -------
                                                   (UNAUDITED)
SUMMARY OF INCOME:
Interest income..............................  $  3,188   $  2,243   $ 11,087   $  6,037   $ 5,162   $ 4,852   $ 4,564
Interest expense.............................     1,559        893      4,715      2,338     2,154     2,016     1,844
Net interest income..........................     1,629      1,350      6,372      3,699     3,008     2,836     2,720
Provision for loan losses....................        60        101        568        593        43        66        14
Noninterest income...........................       334        270      1,103      1,015     1,016       913       842
Noninterest expense..........................     1,540      1,184      5,587      3,770     3,170     3,131     2,937
Income before income taxes...................       363        335      1,320        351       811       552       611
Net income...................................       257        228        960        213       605       386       370

COMMON SHARE DATA:
Diluted earnings per share...................  $   0.13   $   0.13   $   0.53   $   0.14   $  0.40   $  0.26   $  0.25
Book value per share.........................      4.46       3.75       4.26       3.63      3.40      2.97      2.69
Tangible book value per share................      4.46       3.75       4.26       3.63      3.40      2.97      2.69
Weighted average common and common equivalent
  shares.....................................     1,866      1,800      1,802      1,525     1,500     1,500     1,500

BALANCE SHEET DATA:
Total assets.................................  $160,095   $120,474   $152,093   $100,655   $70,727   $66,320   $62,292
Loans, net of unearned discount..............   122,609     84,430    116,861     66,292    42,284    37,699    35,024
Allowance for loan losses....................     1,059        932      1,169        811       523       542       473
Total securities.............................    15,425     15,973     17,021     19,909    17,491    16,612    19,126
Deposits.....................................   148,358    112,806    141,097     93,261    64,788    59,556    56,879
Notes payable and senior debentures..........     1,600         --      1,600         --        --        --        --
Other borrowed funds.........................        --         --         --         --        --     1,500       761
Shareholders' equity.........................     8,595      6,742      7,691      6,526     5,107     4,448     4,031

SELECTED PERFORMANCE RATIOS:
Return on average assets.....................      0.66%      0.85%      0.76%      0.25%     0.88%     0.60%     0.63%
Return on average shareholders' equity.......     12.65      13.64      13.51       3.67     12.67      9.11      9.74
Dividend payout ratio........................        --         --         --         --        --        --        --
Net interest margin (tax equivalent).........      4.53       5.52       5.34       5.14      5.08      5.15      5.10

ASSET QUALITY RATIOS:
Period-end nonperforming loans to total
  loans......................................      0.17%      0.40%      0.18%      0.56%     1.09%     0.74%     0.65%
Period-end nonperforming assets to total
  assets.....................................      0.13       0.29       0.14       0.37      0.66      0.43      0.56
Period-end allowance for loan losses to
  nonperforming loans........................      5.07       2.71       4.91       2.19      1.13      1.94      2.08
Period-end allowance for loan losses to total
  loans......................................      0.86       1.09       1.00       1.22      1.24      1.44      1.35
Net charge-offs to average loans.............      0.14      (0.01)      0.23       0.64      0.15     (0.01)     0.03

                                                  AT OR FOR THE
                                                  THREE MONTHS
                                                      ENDED
                                                    MARCH 31,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                               -------------------   -------------------------------------------------
                                                 2001       2000       2000       1999      1998      1997      1996
                                               --------   --------   --------   --------   -------   -------   -------
                                                   (UNAUDITED)
LIQUIDITY AND CAPITAL RATIOS:
Average loans to average deposits............     83.10%     77.80%     68.69%     58.23%    60.76%    63.49%    59.93%
Period-end shareholders' equity to total
  assets.....................................      5.51       5.60       5.06       6.48      7.22      6.71      6.47
Average shareholders' equity to average
  assets.....................................      5.21       6.20       5.62       6.79      6.97      6.59      6.42
Period-end Tier 1 capital to risk weighted
  assets(2)..................................      6.73       7.86       6.57       8.90      9.95      9.50     10.02
Period-end total capital to risk weighted
  assets(2)..................................      7.56       8.95       7.56      11.01     11.05     10.80     11.20
Period-end Tier 1 leverage ratio (Tier 1
  capital to total average assets)(2)........      5.43       6.04       5.22       6.85      6.60      6.44      6.43

---------------

(1) Lone Star Bancorporation, Inc. became a one-bank holding company for Lone Star Bank on September 28, 2000. Financial information prior to that date is for Lone Star Bank.

(2) Calculated in accordance with regulations in effect at December 31, 2000.

SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA


     The following selected unaudited pro forma combined consolidated financial data has been prepared to give effect to the merger of Sterling Bancshares and Lone Star on the historical financial statements of Sterling Bancshares on a pooling-of-interests accounting basis. The unaudited pro forma combined consolidated balance sheet data assumes the merger took place on March 31, 2001. The unaudited pro forma combined consolidated income statement data assumes the merger was consummated as of the beginning of the first period presented. The selected unaudited pro forma combined consolidated financial information should be read in conjunction with Sterling Bancshares' historical financial statements referenced herein. The pro forma combined consolidated financial information set forth below is for illustrative purposes only, and is not necessarily indicative of the future financial position or future operating results of the combined company.


                       STERLING BANCSHARES AND LONE STAR
       SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        AT OR FOR THE
                                     THREE MONTHS ENDED
                                          MARCH 31,           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                   -----------------------   ---------------------------------------
                                      2001         2000         2000          1999          1998
                                   ----------   ----------   -----------   -----------   -----------
SUMMARY OF INCOME:
Interest income..................  $   41,093   $   39,417   $  167,517    $  129,658    $  115,839
Interest expense.................      13,978       14,290       62,824        37,470        34,600
Net interest income..............      27,115       25,127      104,693        92,188        81,239
Provision for loan losses........       2,360        2,125        9,668         9,236         6,275
Noninterest income...............      12,915        7,434       40,670        30,283        22,804
Noninterest expense..............      28,053       21,479       95,514        81,796        69,742
Income before income taxes.......       9,617        8,957       40,181        31,439        28,026
Net income.......................       6,641        6,231       27,540        21,636        18,910

COMMON SHARE DATA(1):
Diluted earnings per share.......        0.23         0.22         0.97          0.77          0.67
Book value per share.............        6.22         5.18         5.94          5.03          4.40
Tangible book value per share....        5.30         4.97         5.73          4.81          4.18
Weighted average common and
  common equivalent shares.......      28,634       28,128       28,315        28,097        28,027

BALANCE SHEET DATA:
Total assets.....................  $2,476,953   $2,071,464   $2,077,224    $2,060,135    $1,591,307
Loans, net of unearned
  discount.......................   1,741,739    1,272,994    1,484,990     1,261,273     1,079,657
Allowance for loan losses........      19,631       14,842       16,862        13,998        11,352
Total securities.................     378,791      523,598      308,202       545,148       267,819
Deposits.........................   2,063,649    1,605,478    1,718,832     1,508,812     1,410,099
Notes payable and senior
  debentures.....................       1,600           --        1,600            --         2,069
Other borrowed funds.............     155,390      280,783      140,364       362,332        15,333
Company-obligated mandatorily
  redeemable 9.28% trust
  preferred securities of
  Sterling Bancshares Capital
  Trust I due June 6, 2027.......      28,750       28,750       28,750        28,750        28,750
Company-obligated mandatorily
  redeemable 9.20% trust
  preferred securities of
  Sterling Bancshares
  Capital Trust II due March 21,
     2031........................      28,750           --           --            --            --
Shareholders' equity.............     174,956      145,224      166,825       141,069       122,040

                                        AT OR FOR THE
                                     THREE MONTHS ENDED
                                          MARCH 31,           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                   -----------------------   ---------------------------------------
                                      2001         2000         2000          1999          1998
                                   ----------   ----------   -----------   -----------   -----------
SELECTED PERFORMANCE RATIOS:
Return on average assets.........        1.28%        1.23%        1.32%         1.26%         1.25%
Return on average shareholders'
  equity.........................       16.11        17.42        17.81         16.37         17.02
Dividend payout ratio............       21.79        20.96        19.04         20.85         21.71
Net interest margin (tax
  equivalent)....................        5.90         5.55         5.61          6.04          6.02

ASSET QUALITY RATIOS:
Period-end nonperforming loans to
  total loans....................        0.69%        0.53%        0.69%         0.51%         0.60%
Period-end nonperforming assets
  to total assets................        0.57         0.41         0.58          0.39          0.55
Period-end allowance for loan
  losses to nonperforming
  loans..........................      162.41       218.23       164.97        217.35        176.64
Period-end allowance for loan
  losses to total loans..........        1.13         1.17         1.14          1.11          1.05
Net charge-offs to average
  loans..........................        0.40         0.41         0.51          0.59          0.38

LIQUIDITY AND CAPITAL RATIOS:
Average loans to average
  deposits.......................       86.96%       82.13%       83.34%        77.70%        74.37%
Period-end shareholders' equity
  to total assets................        7.06         7.01         8.03          6.85          7.67
Average shareholders' equity to
  average assets.................        7.92         7.07         7.41          7.70          7.36
Period-end Tier 1 capital to risk
  weighted assets(2).............        9.75        10.81        10.51         10.82         11.56
Period-end total capital to risk
  weighted assets(2).............       10.75        11.74        11.26         11.74         12.45
Period-end Tier 1 leverage ratio
  (Tier 1 capital to total
  average assets)(2).............        9.83         8.47         9.10          8.21          9.39

---------------

(1) Common share data for all periods and dates has been adjusted retroactively to give effect to three-for-two splits in the form of stock dividends to common shareholders of Sterling Bancshares distributed in 1996, 1997, and 1998.

(2) Calculated in accordance with regulations in effect at December 31, 2000.

                       COMPARATIVE PER SHARE INFORMATION


     Set forth below is per common share data regarding the income, cash dividends declared and book value for Sterling Bancshares and Lone Star on a historical basis, for Sterling Bancshares on a pro forma combined basis and on a pro forma combined basis per Lone Star equivalent share. The exchange ratio fraction for the merger, assuming no adjustment in the merger consideration, is
0.88 of a share of Sterling Bancshares common stock for each share of Lone Star common stock.


     The pro forma combined data was derived by combining the historical financial information of Sterling Bancshares and Lone Star using the pooling-of-interests method of accounting for business combinations under generally accepted accounting principles.

     The Lone Star equivalent share pro forma information shows the effect of the merger from the perspective of an owner of Lone Star common stock. The information was computed by multiplying the unaudited pro forma combined information by the assumed exchange ratio of 0.88.


     You should read the information below in conjunction with Lone Star's historical financial statements and related notes included in this proxy statement/prospectus, and the audited and unaudited financial statements of Sterling Bancshares incorporated by reference into this proxy statement/prospectus. See "Where You Can Find Additional Information" on page
89. The pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.


                                                         AT OR FOR THE
                                                         THREE MONTHS
                                                             ENDED       AT OR FOR THE YEAR ENDED
                                                           MARCH 31,           DECEMBER 31,
                                                         -------------   ------------------------
                                                         2001    2000     2000     1999     1998
                                                         -----   -----   ------   ------   ------
                                                          (UNAUDITED)
STERLING BANCSHARES HISTORICAL:
Net income per common share:
  Basic................................................  $0.24   $0.23   $1.02    $0.83    $0.73
  Diluted..............................................   0.24    0.23    1.00     0.81     0.70
Cash dividends declared per common share...............   0.06    0.05    0.20     0.18     0.16
Book value per common share............................   6.31    5.27    6.05     5.12     4.50

LONE STAR HISTORICAL:
Net income per common share:
  Basic................................................  $0.13   $0.13   $0.53    $0.14    $0.40
  Diluted..............................................   0.13    0.13    0.53     0.14     0.40
Cash dividends declared per common share...............     --      --      --       --       --
Book value per common share............................   4.46    3.75    4.26     3.63     3.40

UNAUDITED PRO FORMA COMBINED:
Net income per common share:
  Basic................................................  $0.24   $0.22   $0.99    $0.78    $0.70
  Diluted..............................................   0.23    0.22    0.97     0.77     0.67
Cash dividends declared per common share...............   0.06    0.05    0.20     0.18     0.16
Book value per common share............................   6.22    5.18    5.94     5.03     4.40

UNAUDITED PRO FORMA LONE STAR PER SHARE EQUIVALENT:
Net income per common share:
  Basic................................................  $0.21   $0.19   $0.87    $0.69    $0.62
  Diluted..............................................   0.20    0.19    0.85     0.68     0.59
Cash dividends declared per common share...............   0.05    0.04    0.18     0.16     0.14
Book value per common share............................   5.47    4.56    5.23     4.43     3.87

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Sterling Bancshares common stock is quoted on The Nasdaq National Market system under the symbol "SBIB." Lone Star common stock is not traded or listed on any exchange and there is no active public trading market for such stock, although it is traded infrequently in private transactions about which Lone Star's management has little information regarding price. The last sale of Lone Star common stock of which Lone Star's management is aware occurred on May 9, 2001, when 500 shares were sold for $10.00 per share.

     The following table sets forth the historical price of Sterling Bancshares common stock as of the date preceding the public announcement of the merger and as of the most recent date practicable preceding this proxy statement/prospectus.


                                                  STERLING BANCSHARES
                                             COMMON STOCK CLOSING PRICE ON
                                                NASDAQ NATIONAL MARKET
                                             -----------------------------
February 28, 2001..........................             $17.94
July 18, 2001..............................             $19.11

                                  RISK FACTORS

     Each Lone Star shareholder voting in favor of the merger will be choosing to invest in Sterling Bancshares common stock. An investment in Sterling Bancshares common stock involves a number of risks. In addition to other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding how to vote on the merger proposal.

                      RISK FACTORS RELATING TO THE MERGER

YOU WILL NOT KNOW EITHER THE EXACT NUMBER OR THE VALUE OF THE STERLING BANCSHARES COMMON STOCK YOU WILL RECEIVE IN THE MERGER WHEN YOU VOTE ON THE MERGER.


     The exact number of shares each Lone Star shareholder will receive in the merger will not be known at the time of the special meeting. The merger agreement provides that up to 1,760,000 shares of Sterling Bancshares common stock are issuable in the merger in exchange for the shares of Lone Star common stock. The number of shares of Sterling Bancshares common stock issuable in the merger will be reduced if Lone Star's consolidated indebtedness at the effective time of the merger exceeds $2 million.



     Further, because the market price of Sterling Bancshares common stock fluctuates, the value at the time of the merger of the consideration you receive depends upon the market price of Sterling Bancshares common stock at that time and may be lower than the market price of Sterling Bancshares common stock on the day the merger was announced. For historical and current market prices of Sterling Bancshares common stock, see "Comparative Market Price and Dividend Information with Respect to Sterling Bancshares Common Stock and Lone Star Common Stock" beginning on page 87.


YOUR VOTE WILL BE AFFECTED BY LONE STAR'S VOTING AND STOCK RESTRICTION
AGREEMENT.


     Shareholders of Lone Star collectively owning 1,265,345 shares, or 63.27% of the outstanding Lone Star common stock, are bound by a Voting and Stock Restriction Agreement. In the Voting and Stock Restriction Agreement, each shareholder who holds shares that are bound by the agreement has granted H. Dane Grant, as voting representative, an irrevocable proxy to vote their shares in accordance with the agreement. Mr. Grant must vote all 1,265,345 shares of Lone Star common stock as directed by the holders of a majority of the shares of Lone Star common stock bound by the agreement. This means that the holders of 632,673 shares, or 31.63% of the currently outstanding Lone Star common stock, can cause 1,265,345 shares, or 63.27% of the outstanding shares of Lone Star common stock, to be voted in favor of, or against, approval of the merger. As a result, if the shares bound by the voting agreement are voted in favor of the merger, the merger will be approved if an additional 67,989 shares of the Lone Star common stock which are not bound by the voting agreement are also voted in favor of approval of the merger. Directors and executive officers own or control 218,583 shares of Lone Star common stock which are not bound by the voting agreement.


YOU WILL HAVE LESS INFLUENCE AS A SHAREHOLDER OF STERLING BANCSHARES THAN AS A SHAREHOLDER OF LONE STAR.

     The shareholders of Lone Star currently have the right to control Lone Star through their ability to elect the board of directors of Lone Star and vote on other matters affecting Lone Star. The merger will transfer control of Lone Star to Sterling Bancshares. After completion of the merger, Lone Star shareholders will own between six percent and seven percent of Sterling Bancshares' outstanding common stock. Consequently, Lone Star shareholders will exercise significantly less influence over the management and policies of Sterling Bancshares than they currently exercise over the management and policies of Lone Star.

STERLING BANCSHARES MAY HAVE DIFFICULTY COMBINING THE OPERATIONS OF LONE STAR WITH ITS OWN OPERATIONS.

     Because the markets and industries in which Sterling Bancshares operates are highly competitive, and due to the inherent uncertainties associated with the integration of acquired companies, Sterling

Bancshares may not be able to fully realize the strategic objectives and operating efficiencies anticipated in connection with its acquisition of Lone Star. In addition, Sterling Bancshares may lose key personnel, either from Lone Star or from itself, as a result of this acquisition. As a result of these factors, Sterling Bancshares may not fully realize the expected benefits from its acquisition of Lone Star.

IF THE POOLING-OF-INTERESTS METHOD OF ACCOUNTING IS NOT AVAILABLE, STERLING BANCSHARES AND LONE STAR EACH HAVE THE RIGHT TO TERMINATE THE MERGER AGREEMENT.

     It is a condition to Sterling Bancshares' and Lone Star's obligations to complete the merger that the merger will qualify for pooling-of-interests accounting treatment. If the merger does not qualify for pooling-of-interests accounting treatment, either Sterling Bancshares or Lone Star may elect to terminate the merger agreement and the merger will not be completed.

                  RISK FACTORS RELATING TO STERLING BANCSHARES

STERLING BANCSHARES' PROFITABILITY DEPENDS SIGNIFICANTLY ON LOCAL ECONOMIC CONDITIONS.

     Sterling Bancshares' success depends now and will depend after the acquisition of Lone Star primarily on the general economic conditions of the Houston metropolitan area. Unlike larger banks that are more geographically diversified, Sterling Bancshares currently provides and will provide after the acquisition of Lone Star banking and financial services to customers primarily in the Houston metropolitan area. Sterling Bancshares also provides, to a lesser extent, banking and financial services to customers in the San Antonio and Dallas metropolitan areas. The local economic conditions of Houston, and to a lesser extent, San Antonio and Dallas, have a significant impact on Sterling Bancshares' commercial, real estate and construction loans, the ability of its borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions, such as inflation, recession, unemployment and other factors beyond its control will impact these local economic conditions and will negatively affect the financial results of Sterling Bancshares' banking operations. In addition, since Houston remains largely dependent on the energy industry, a downturn in the energy industry and energy-related businesses could adversely affect Sterling Bancshares' results of operations and financial condition.

STERLING BANCSHARES RELIES ON AN OWNER-OPERATED BUSINESS MARKET.

     Sterling Bancshares targets its business development and marketing strategy primarily to serve the banking and financial needs of owner-operated businesses with credit needs of up to $2 million. These owner-operated businesses represent a major sector of the Houston and national economies. If general economic conditions negatively impact this economic sector in the Houston metropolitan area or the other Texas markets in which Sterling Bancshares operates, its results of operations and financial condition will be adversely affected.

IF STERLING BANCSHARES' ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, ITS EARNINGS COULD DECREASE.

     Sterling Bancshares' loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to assure repayment. Sterling Bancshares may experience significant credit losses which could have a material adverse effect on its operating results and financial condition. Sterling Bancshares makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of its loans. In determining the size of the allowance, Sterling Bancshares relies on its experience and its evaluation of economic conditions. If Sterling Bancshares' assumptions prove to be incorrect, its current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Material additions to Sterling Bancshares' allowance would materially decrease its net income.

     In addition, federal and state regulators periodically review Sterling Bancshares' allowance for loan losses and may require Sterling Bancshares to increase its provisions for loan losses or recognize further loan charge-offs, based on judgments different than those of its management. Any increase in Sterling Bancshares' loan allowance or loan charge-offs as required by these regulatory agencies could have a negative effect on Sterling Bancshares.

FLUCTUATIONS IN INTEREST RATES COULD REDUCE STERLING BANCSHARES' PROFITABILITY.

     Sterling Bancshares realizes income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Sterling Bancshares expects that it will periodically experience "gaps" in the interest rate sensitivities of its assets and liabilities, meaning that either its interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to Sterling Bancshares' position, this "gap" will work against Sterling Bancshares, and its earnings may be negatively affected.

     Sterling Bancshares may be unable to predict fluctuations of market interest rates, which are affected by the following factors:

     - inflation;

     - recession;

     - a rise in unemployment;

     - tightening money supply; and

     - international disorder and instability in domestic and foreign financial markets.

     Sterling Bancshares' asset-liability management strategy, which is designed to control its risk from changes in market interest rates, may not be able to prevent changes in interest rates from having a material adverse effect on its results of operations and financial condition.

COMPETITION WITH OTHER FINANCIAL INSTITUTIONS COULD ADVERSELY AFFECT STERLING BANCSHARES' PROFITABILITY.

     Sterling Bancshares faces vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. To a limited extent, Sterling Bancshares also competes with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. This competition may reduce or limit Sterling Bancshares' margins on banking services, reduce its market share and adversely affect its results of operations and financial condition.

STERLING BANCSHARES MAY NOT BE ABLE TO MAINTAIN ITS HISTORICAL GROWTH RATE WHICH MAY ADVERSELY IMPACT ITS RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     To achieve past levels of growth, Sterling Bancshares has initiated internal growth programs, completed various acquisitions and opened additional banking offices in the past few years. Sterling Bancshares may not be able to sustain its historical rate of growth or may not even be able to grow at all. Sterling Bancshares may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking offices. Further, an inability to attract and retain experienced bankers may adversely affect its internal growth. A significant decrease in Sterling Bancshares' historical rate of growth may adversely impact its results of operations and financial condition.

STERLING BANCSHARES MAY BE UNABLE TO COMPLETE ACQUISITIONS, AND ONCE COMPLETE, MAY NOT BE ABLE TO INTEGRATE ITS ACQUISITIONS SUCCESSFULLY.

     Sterling Bancshares' growth strategy is dependent, in part, on its ability to acquire other financial institutions. Sterling Bancshares may not be able to complete any future acquisitions and, if completed, it may not be able to successfully integrate the operations, management, products and services of the entities acquired. Following each acquisition, Sterling Bancshares must expend substantial managerial, operating, financial and other resources to integrate these entities. In particular, Sterling Bancshares may be required to install and standardize adequate operational and control systems, deploy or modify equipment, implement marketing efforts in new as well as existing locations and employ and maintain qualified personnel. Sterling Bancshares' failure to successfully integrate the entities it acquires into its existing operations may adversely affect its financial condition and results of operations.

STERLING BANCSHARES OPERATES IN A HIGHLY REGULATED ENVIRONMENT AND MAY BE ADVERSELY AFFECTED BY CHANGES IN FEDERAL AND LOCAL LAWS AND REGULATIONS.

     Sterling Bancshares is subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on Sterling Bancshares and its subsidiary, Sterling Bank, and their respective operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect the powers, authority and operations of Sterling Bancshares or Sterling Bank which could have a material adverse effect on the financial condition and results of operations of Sterling Bancshares. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on Sterling Bancshares.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus and the documents we have incorporated by reference contain certain statements and information that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "continue," "expect," "estimate," "intend," "may," "will," "should" and similar words identify forward-looking statements. These statements discuss future expectations, activities or events and are subject to risks and uncertainties. Important factors that could cause actual results or developments to differ materially from estimates or projections contained in forward-looking statements include:

     - general business and economic conditions in the markets Sterling Bancshares and Lone Star serve may be less favorable than anticipated;

     - changes in market rates and prices may impact the value of services, loans, deposits and other financial instruments;

     - legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

     - competitive factors including product and pricing pressures among financial services organizations may increase;

     - Sterling Bancshares' ability to expand and grow its business and operations, including the acquisition of additional banks, and its ability to realize the cost savings and revenue enhancements expected from such acquisitions; and

     - fiscal and governmental policies of the United States federal government.

     For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, you should review Sterling Bancshares' Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement/prospectus and the documents incorporated by reference. Lone Star shareholders are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectations only as of the date hereof. Sterling Bancshares undertakes no obligations to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

                           LONE STAR SPECIAL MEETING

GENERAL


     Lone Star is sending you this proxy statement/prospectus to provide you with information concerning the Agreement and Plan of Merger, dated as of March 1, 2001, as amended on May 31, 2001, by and among Sterling Bancshares, Sterling Bancorporation and Lone Star. The merger agreement provides for the merger of Lone Star with and into Sterling Bancorporation, a wholly-owned subsidiary of Sterling Bancshares. Lone Star's board of directors is soliciting your proxy for use at the special meeting for the purpose of approving the merger.



     This proxy statement/prospectus is first being furnished to the
shareholders of Lone Star on or about July   , 2001.


DATE, TIME, AND PLACE OF THE SPECIAL MEETING

     The special meeting of shareholders of Lone Star is scheduled to be held as follows:


                                August 22, 2001


                         4:00 p.m., Houston, Texas time

                        At the offices of Lone Star Bank
                    8117 East Freeway, Houston, Texas 77029

PURPOSE OF THE SPECIAL MEETING


     At the special meeting, the shareholders of Lone Star entitled to vote at the special meeting will consider and vote upon a proposal to approve and adopt the merger agreement and the merger and any other business that properly comes before the special meeting or any adjournment. THE LONE STAR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT HOLDERS OF LONE STAR COMMON STOCK VOTE FOR THE MERGER AGREEMENT AND THE MERGER. SEE "THE MERGER -- BACKGROUND OF THE MERGER" BEGINNING ON PAGE 28.


RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM


     The Lone Star board of directors has fixed the close of business on July 18, 2001, as the record date for determining holders entitled to notice of and to vote at the special meeting. As of the record date, there were 2,000,000 shares of Lone Star common stock issued and outstanding, each of which entitles its holder to one vote. However, if you hold shares that are bound by the Voting and Stock Restriction Agreement, those shares will be voted by the voting representative based on the instructions of the holders of a majority of the shares of Lone Star common stock bound by the voting agreement. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Lone Star common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.


VOTE OF LONE STAR SHAREHOLDERS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT

     The affirmative vote of the holders of two-thirds of the outstanding shares of Lone Star common stock is required for approval of the merger agreement. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and the election inspectors will determine whether or not a quorum is present and if the merger agreement is approved.


     As of the record date, 1,265,345 shares of Lone Star common stock, representing approximately 63.27% of Lone Star's outstanding common stock entitled to vote on the merger, are bound by the Voting and Stock Restriction Agreement. All shares bound by the voting agreement must be voted by the voting representative in the manner directed by the holders of a majority of the shares of Lone Star common stock bound by the voting agreement.

     As of the record date, Lone Star's directors, executive officers, and their affiliates beneficially owned and were entitled to vote approximately 705,516 shares of Lone Star common stock which represents approximately 35.28% of the shares of Lone Star common stock issued and outstanding on that date. Each of the directors and executive officers of Lone Star has indicated his or her present intention to vote, or to instruct the voting representative to vote, the shares of Lone Star common stock owned by him or her in favor of the proposal to approve the merger at the special meeting.


VOTING INSTRUCTIONS; PROXIES

     How you vote depends upon whether the shares of Lone Star common stock you own are bound by the Voting and Stock Restriction Agreement. The following are the procedures you should follow:

    PLEASE READ THIS SECTION AND THE FOLLOWING VOTING PROCEDURES CAREFULLY.


     SHAREHOLDERS BOUND BY THE VOTING AND STOCK RESTRICTION AGREEMENT. If you hold shares of Lone Star common stock bound by the Voting and Stock Restriction Agreement, you have received a blue voting instruction. Because you have granted the voting representative designated in the Voting and Stock Restriction Agreement an irrevocable proxy to vote your shares bound by the voting agreement, you are not permitted to directly vote those shares at the special meeting. You are, however, permitted to deliver instructions to H. Dane Grant, as voting representative, as to how you want those shares voted. Your instruction to the voting representative to vote your shares in favor of approval of the merger will simultaneously constitute your consent to the termination of the voting agreement upon completion of the merger. See "Termination of Voting and Stock Restriction Agreement" on page 25. Mr. Grant, as voting representative, must vote all shares of Lone Star common stock bound by the voting agreement in the manner directed by the Lone Star shareholders holding a majority of the Lone Star common stock bound by the voting agreement. Consequently, if you instruct the voting representative to vote your shares against approval of the merger agreement but the holders of a majority of the shares of Lone Star common stock bound by the voting agreement instruct the voting representative to vote for approval of the merger agreement, your shares of Lone Star common stock will be voted for approval of the merger agreement.


     The voting representative does not have discretionary authority to vote the shares of Lone Star common stock bound by the voting agreement. If you properly execute your voting instruction but fail to indicate your voting instructions, your shares which are bound by the voting agreement will not be counted for the purpose of instructing the voting representative and will have the same effect as instructing the voting representative to vote against approval of the merger agreement. In addition, if you either fail to submit a voting instruction or abstain from voting, this will have the same effect as an instruction to the voting representative to vote against the approval of the merger agreement and will also mean that you do not consent to the termination of the voting agreement. Nonetheless, your shares of Lone Star common stock will ultimately be voted in the manner directed by the holders of a majority of the shares of Lone Star common stock bound by the voting agreement. You are urged to mark the box on the voting instruction to indicate how to vote your shares.


     To provide instructions to the voting representative, you should complete, sign and date the enclosed blue voting instruction and return the voting instruction in the enclosed prepaid return envelope to the voting representative at the address indicated below so that he receives it no later than the day before the special meeting:


           H. Dane Grant
           Voting Representative
           c/o Lone Star Bancorporation, Inc.
           8117 East Freeway
           Houston, Texas 77029

     You may revoke your voting instruction at any time no later than 3:00 p.m., Houston, Texas time on the day before the special meeting by:

     - notifying in writing the voting representative at the address set forth above; or


     - completing, dating, and signing a subsequent voting instruction and delivering it to the voting representative at the address set forth above.



     SHAREHOLDERS NOT BOUND BY THE VOTING AND STOCK RESTRICTION AGREEMENT. If you hold shares of Lone Star common stock that are not bound by the Voting and Stock Restriction Agreement, you have received a green proxy card. You may directly vote your shares of Lone Star common stock not bound by the voting agreement at the special meeting either in person or by proxy.


     All shares of Lone Star common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If you properly execute your proxy but fail to indicate your voting preference to us, your shares will be voted "FOR" approval of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

     If you return a properly executed proxy and have abstained from voting on approval of the merger agreement, the Lone Star common stock represented by your proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement.

     Both the failure to submit a proxy or to vote at the special meeting and an abstention will have the same effect as a vote against adoption of the merger agreement.

     Lone Star does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.


     If you wish to vote by proxy, you should complete, sign and date the enclosed green proxy card and return the proxy card in the enclosed prepaid return envelope to the corporate secretary of Lone Star at the address indicated below so that she receives it before the special meeting:


           Secretary
           Lone Star Bancorporation, Inc.
           8117 East Freeway
           Houston, Texas 77029

     You may revoke your proxy at any time before it is voted by:

     - notifying in writing the Secretary of Lone Star at the address set forth above;

     - executing a subsequent proxy and submitting the new proxy to the Secretary of Lone Star at the address set forth above; or

     - appearing in person and voting at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

TERMINATION OF VOTING AND STOCK RESTRICTION AGREEMENT.

     If you hold shares of Lone Star common stock bound by the Voting and Stock Restriction Agreement, you are also being asked to give your consent to the termination of the voting agreement. Returning a fully executed voting instruction to the voting representative to vote your shares in favor of the merger will also constitute your consent to the termination of the voting agreement. Your consent and the termination of the voting agreement will only be effective upon the completion of the merger. The Voting and Stock Restriction Agreement may be terminated upon the written agreement of shareholders holding not less than 67% of the shares of Lone Star common stock bound by the voting agreement. The Voting and Stock Restriction Agreement contains provisions inappropriate for shareholders of a publicly traded company such as Sterling Bancshares. As a result, Lone Star's management is requesting those shareholders who hold shares bound by the voting agreement to consent to the termination of the voting agreement effective upon the completion of the merger. If the merger is not completed, the voting agreement will not be terminated.

SOLICITATION OF VOTING INSTRUCTIONS AND PROXIES; EXPENSES.

     Voting instructions and proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Lone Star, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Lone Star common stock held of record by such persons, and Lone Star may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of voting instructions and proxies, will be paid by the party to the merger agreement incurring the expense.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF LONE STAR. ACCORDINGLY, HOLDERS OF LONE STAR COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED VOTING INSTRUCTION OR, AS APPLICABLE, PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR VOTING INSTRUCTION OR PROXY CARD. A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

                                   THE MERGER


     This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents that we refer to carefully for more detailed information regarding the merger. In addition, Sterling Bancshares incorporates by reference into this proxy statement/prospectus important business and financial information. You may obtain the information incorporated by reference into this proxy statement/prospectus by following the instructions in the section entitled "Where You Can Find Additional Information" that begins on page 89.


GENERAL

     The merger agreement provides for the merger of Lone Star with and into Sterling Bancorporation, a wholly owned subsidiary of Sterling Bancshares. Sterling Bancorporation will be the surviving entity in the merger and the separate existence of Lone Star will cease. After the effective time of the merger, the officers and directors of Sterling Bancorporation will continue as the officers and directors of the surviving entity.

     The merger agreement provides that each share of Lone Star common stock issued and outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be converted into and represent the right to receive shares of Sterling Bancshares common stock, without interest, upon surrender of the certificate representing the Lone Star common stock.

     As consideration for the merger, Sterling Bancshares will issue to the holders of the shares of Lone Star common stock up to an aggregate of 1,760,000 shares of the common stock of Sterling Bancshares. Sterling Bancshares may reduce the number of shares of Sterling Bancshares common stock issuable in the merger if the liabilities, indebtedness and obligations of Lone Star and its subsidiaries, on a consolidated basis, exceed $2 million at the effective time of the merger. The liabilities, indebtedness and obligations of Lone Star and its subsidiaries include those:

     - for borrowed money or loans,

     - which constitute an obligation to pay the deferred purchase price of property or services,

     - which under generally accepted accounting principles should be shown as a liability on Lone Star's balance sheet and are payable more than one year from the date created, or

     - which constitute principal under capitalized leases.

For purposes of determining the liabilities, indebtedness and obligations of Lone Star and its subsidiaries, deposits of Lone Star Bank will not be considered as indebtedness.

     If the indebtedness of Lone Star and its subsidiaries exceeds $2 million at the time of the merger, the merger consideration will be reduced by the number of shares of Sterling Bancshares common stock determined by dividing (1) the amount of the excess indebtedness over $2 million by (2) the average closing price per share of Sterling Bancshares common stock on The Nasdaq National Market for the ten consecutive trading days ending on the second trading day immediately prior to the effective time. On the date of this proxy statement/prospectus, Lone Star's indebtedness was approximately $1.6 million.


     On the record date, 2,000,000 shares of Lone Star common stock were issued and outstanding. If all conditions at closing are satisfied and there is no adjustment in the merger consideration, each shareholder of Lone Star (except shareholders choosing to exercise their dissenters' rights) will be entitled to receive 0.88 of a share of Sterling Bancshares common stock for each share of Lone Star common stock.



     Sterling Bancshares will not issue fractional shares of Sterling Bancshares common stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. As soon as practicable after the effective time of the merger, the exchange agent designated by Sterling Bancshares shall determine the excess of the number of shares of Sterling Bancshares common stock delivered by Sterling Bancshares pursuant to the merger agreement over the aggregate number of whole shares to be distributed to the Lone Star shareholders. The exchange agent will sell the excess shares of Sterling Bancshares common stock at the then prevailing prices on The Nasdaq National Market. Sterling Bancshares will pay all commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with the sale of the excess shares. Each Lone Star shareholder who would have otherwise been entitled to receive a fractional share of Sterling Bancshares common stock will be entitled to receive a proportionate share of the net proceeds received by the exchange agent from the sale of the excess shares. As soon as practicable after determining the amount of cash to be paid to former Lone Star shareholders in lieu of fractional shares, the exchange agent will distribute such amounts to the former Lone Star shareholders in accordance with the merger agreement.

     The merger agreement also provides that the merger consideration will be adjusted to give effect to any stock dividends or splits with respect to Sterling Bancshares common stock if the record date or payment date occurs prior to the effective time of the merger.

     The merger will be effected as soon as practicable following the satisfaction or waiver of all conditions to the consummation of the merger. At the effective time of the merger, by operation of law, holders of Lone Star common stock (other than those shareholders who perfect their dissenters' rights) will become owners of Sterling Bancshares common stock and will no longer be owners of Lone Star common stock. After the effective time of the merger, all certificates for Lone Star common stock will represent the right to receive Sterling Bancshares common stock pursuant to the merger agreement, but otherwise will be null and void after such date.

BACKGROUND OF THE MERGER


     From time to time in the past several years, Lone Star has received inquiries regarding its willingness to consider an acquisition by, or affiliation with, other financial institutions. Consistent with its fiduciary obligations to its shareholders, Lone Star's board of directors considered these inquiries and evaluated them for the level and form of consideration proposed, the seriousness and specificity of the consideration proposed and other factors deemed relevant by Lone Star. Lone Star formulated its business plan with the intent to provide maximum value to its shareholders by enhancing its franchise and expanding its business operations. Lone Star's board of directors has continuously evaluated the expected future operations of Lone Star, including the cost of providing the increasingly broad array of financial products and alternative delivery channels necessary to remain competitive in the market place, while providing competitive returns to its shareholders.



     On August 4, 2000, at the suggestion of George Martinez, chairman of the board of Sterling Bancshares, Mr. Martinez, together with Downey Bridgwater, president of Sterling Bancshares, met for lunch with H. Dane Grant, chairman of the board and chief executive officer of Lone Star, and Lee Stein and Bill Davis, senior loan officers of Lone Star, to determine if there was any interest on Lone Star's behalf in considering a possible merger of Lone Star into Sterling Bancshares. Following a general discussion concerning a possible merger, Mr. Martinez asked Mr. Grant to provide information concerning Lone Star to permit Sterling Bancshares to conduct its internal evaluations and consider the merits of a possible merger.


     In August 2000, Lone Star provided the requested information to Sterling Bancshares and Sterling Bancshares initiated its internal review and evaluation of Lone Star and the potential benefits of a merger.

     On August 25, 2000, Messrs. Martinez and Grant, together with members of their respective senior management, met at Sterling Bancshares' offices to continue their discussions and negotiations regarding the proposed merger and possible merger consideration. At the meeting, Mr. Martinez presented Mr. Grant a draft of a non-binding letter of intent as a framework for further negotiations.

     On October 17, 2000, Messrs. Martinez and Grant, together with members of their respective senior management, met at the offices of Gary Rule, a director of Lone Star. At this meeting, Mr. Grant presented Lone Star's counterproposal to the terms outlined in the draft letter of intent previously submitted by Sterling Bancshares. The representatives of Sterling Bancshares and Lone Star continued their discussions of the potential benefits of the proposed merger and the terms of the proposed merger.

     On November 7, 2000, Messrs. Martinez and Grant, together with members of their respective senior management, met at Mr. Grant's offices. At this meeting, there were discussions concerning the factors and assumptions utilized by Sterling Bancshares in its evaluation of the proposed merger. During November and December 2000, representatives of Sterling Bancshares and Lone Star continued to meet on several occasions to review information regarding Lone Star and the assumptions underlying Sterling Bancshares' proposal.

     On December 22, 2000, Mr. Martinez again met with Mr. Grant and other members of Lone Star's senior management at Mr. Grant's office. At this meeting, the parties continued their negotiations concerning the proposed merger and possible changes to the number of shares of Sterling Bancshares common stock offered to the shareholders of Lone Star as well as other material terms of the proposed merger.

     On January 9, 2001, Mr. Martinez submitted a second draft of a non-binding letter of intent to Mr. Grant. The number of shares of Sterling Bancshares common stock offered to the Lone Star shareholders and other material terms outlined in the draft non-binding letter of intent were not acceptable to Lone Star. Mr. Martinez and Mr. Grant, together with their respective representatives and senior management, continued their negotiations regarding the material terms of the proposed merger.

     On January 12, 2001, Mr. Martinez submitted a further revised non-binding letter of intent to Mr. Grant and on that date, Sterling Bancshares and Lone Star executed the non-binding letter of intent. The non-binding letter of intent contained provisions changing the number of shares of Sterling Bancshares common stock issuable in the merger and stated that the changes must be agreed upon prior to the parties' execution of a definitive agreement.

     Following the execution of the non-binding letter of intent, Sterling Bancshares management requested its outside counsel, Andrews & Kurth L.L.P., to prepare a draft of the merger agreement and related documentation.

     In January 2001, Lone Star engaged The Charles T. Meeks Company to provide financial advisory services and render a fairness opinion in connection with the proposed merger. During January 2001, Lone Star management also engaged Bracewell & Patterson, L.L.P. as legal counsel to represent Lone Star in connection with the proposed merger.


     Throughout the remainder of January and February 2001, Mr. Grant and other members of Lone Star's senior management, together with their legal and financial advisors, held meetings with Mr. Martinez and other members of Sterling Bancshares' senior management and its general counsel to negotiate the terms of the merger agreement. During this time, Sterling Bancshares conducted extensive due diligence, which included visits to Lone Star's facilities, extensive document review and meetings with Lone Star's management. Management of Sterling Bancshares kept members of its executive committee advised of the status of negotiations during this time and senior management of Lone Star also advised its board of directors of the status of negotiations.


     At a meeting of Sterling Bancshares' board of directors held on February 20, 2001, Mr. Martinez and other members of its senior management and its general counsel discussed the terms of the proposed merger agreement, the number of shares of Sterling Bancshares common stock offered for the acquisition of Lone Star, the results of their due diligence review and other factors concerning the proposed merger. After a review and discussion regarding the financial and other effects the proposed merger would have on Sterling Bancshares and its shareholders, the board of directors of Sterling Bancshares unanimously approved the merger and authorized officers of Sterling Bancshares to negotiate the final terms and provisions of the definitive merger agreement and to execute and deliver the final merger agreement.

     In the morning of February 21, 2001, Mr. Martinez met with Messrs. Grant and Stein to discuss the proposed reduction in the total number of shares of Sterling Bancshares common stock issuable to the shareholders of Lone Star and clarification of other issues. After a review and discussion of the proposed change to the purchase price, Mr. Grant agreed to submit the revised terms of the proposed merger to Lone Star's board of directors.


     In the afternoon of February 21, 2001, Lone Star's board of directors met to review the revised terms of the proposed merger and the merger agreement. Representatives of Lone Star's senior management participated in the meeting. At Mr. Grant's invitation, Mr. Martinez attended the beginning of the meeting and answered the questions asked by Lone Star's directors. At this meeting, members of the Lone Star board of directors were provided the initial report of The Charles T. Meeks Company, Inc., dated February 18, 2001, that included its analysis supporting its opinion that the terms of the proposed merger were fair to the shareholders of Lone Star from a financial point of view.


     From February 21, 2001 through February 28, 2001, senior management of Lone Star and Sterling Bancshares and their respective financial and legal advisors continued to negotiate and finalize the terms of proposed merger agreement.

     On February 26, 2001, Mr. Martinez and Sterling Bancshares' general counsel met with the senior loan officers of Lone Star to negotiate the final terms of the non-competition agreements required by Sterling Bancshares as a condition to the execution of the merger agreement. At this meeting, the parties agreed upon the final terms of the non-competition agreements.

     On February 28, 2001, the board of directors of Lone Star once again met to consider the proposed merger and the merger agreement. The Charles T. Meeks Company, Inc. delivered an amended opinion dated February 28, 2001 to Lone Star's board of directors. The opinion of The Charles T. Meeks Company, Inc. and its analysis supporting its opinion are summarized under "Opinion of Lone Star's Financial Advisor." After an extensive review and discussion of the terms of the merger agreement and of the financial condition and valuation for both Lone Star and Sterling Bancshares, Lone Star's board of directors determined that the transaction with Sterling Bancshares was in the best interests of both Lone Star and its shareholders. As a result, the Lone Star board of directors unanimously approved the merger and authorized the officers of Lone Star to finalize and execute the merger agreement.

     On March 1, 2001, Lone Star and Sterling Bancshares executed the merger agreement. On May 31, 2001, Lone Star, Sterling Bancshares and Sterling Bancorporation executed an amendment to the merger agreement making Sterling Bancorporation a party to the merger.

LONE STAR'S REASONS FOR THE MERGER

     In approving the merger, Lone Star's board consulted with Lone Star's management, as well as its legal counsel and financial advisor, and considered a number of material factors, including the following:

     - the value of Sterling Bancshares common stock;

     - the opinion of The Charles T. Meeks Company, Lone Star's financial advisor, that the merger consideration to be received from Sterling Bancshares is fair to Lone Star and its shareholders from a financial point of view;

     - competitive conditions in the market areas served by Lone Star;

     - the additional capital and resources needed for Lone Star's operations to continue to grow;

     - Lone Star's ability to provide, on a cost-effective basis, the ever-increasing and broadening array of financial services and products demanded by customers;

     - the fact that Sterling Bancshares common stock is publicly traded, thereby representing a more liquid investment than Lone Star's common stock;

     - the appreciation in the price of Sterling Bancshares common stock since Sterling Bancshares' initial public offering in 1992;

     - the tax free nature of the exchange of Lone Star common stock for Sterling Bancshares common stock;

     - the commonality of Lone Star's and Sterling Bancshares' customer base and business philosophy;

     - Sterling Bancshares' dividend history; and

     - expansion opportunities and financial products and services not otherwise available to Lone Star and its customers which would better enable Lone Star to compete.

     Lone Star's board of directors determined that Lone Star's competitive position and the value of its stock could best be enhanced through affiliation with Sterling Bancshares. Following arm's length negotiations between representatives of Sterling Bancshares and Lone Star, Sterling Bancshares and Lone Star entered into the merger agreement. The aggregate price to be paid to holders of Lone Star common stock resulted from negotiations which considered:

     - the historical earnings and dividends of Sterling Bancshares and Lone
       Star;

     - the potential growth in Lone Star's market and earnings, both as an independent entity and as a part of a larger organization such as Sterling Bancshares;

     - Lone Star's asset quality; and

     - the effect of the merger on the shareholders, customers, and employees of Lone Star and the communities that Lone Star serves.

     The reasons set out above for the merger are not intended to be exhaustive, but include material factors considered by Lone Star's board of directors in approving the merger. In reaching its determination, the Lone Star board of directors did not assign any relative or specific weights to factors, and individual directors may have given different weights to different factors.

RECOMMENDATION OF THE LONE STAR BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, LONE STAR'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS AND DECLARED THE MERGER ADVISABLE. ACCORDINGLY, LONE STAR'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.


     In considering the recommendation of the Lone Star board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Lone Star have certain interests in the merger that are different from, or in addition to the interests of Lone Star shareholders generally. Please see the section entitled "Interests of Related Persons in the Merger" on page 36 of this proxy statement/prospectus.


STERLING BANCSHARES' REASONS FOR THE MERGER

     As part of Sterling Bancshares' growth strategy, Sterling Bancshares routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of Lone Star is consistent with Sterling Bancshares' expansion strategy. The acquisition will increase Sterling Bancshares' existing presence and market share in the Houston metropolitan area, provide opportunities for further growth and also result in a potential to realize cost savings from a larger organization. Sterling Bancshares' board of directors also considered the expectation that the merger will be accounted for under the pooling-of-interests method of accounting as well as the financial and other effects the merger would have on Sterling Bancshares' shareholders.

     In view of the variety of factors considered in connection with its evaluation of the merger, the Sterling Bancshares board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors it considered. In addition, the Sterling Bancshares board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Sterling Bancshares' management and its legal and accounting advisors.

OPINION OF LONE STAR'S FINANCIAL ADVISOR

     In January 2001, Lone Star retained The Charles T. Meeks Company, Inc., an investment banking firm located in Austin, Texas, on the basis of its experience, to render a written fairness opinion regarding the merger and merger agreement to the board of directors of Lone Star. The Charles T. Meeks Company has extensive experience in consulting for the banking industry, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions. The Charles T. Meeks Company has familiarity with and involvement with the banking industry nationwide, as well as knowledge of the Texas market and recent transactions in this market. The company's principal, Charles T. Meeks, has served as a banker for thirty-eight years and a bank consultant for twelve years.

     On February 18, 2001, in connection with its consideration of the merger agreement, The Charles T. Meeks Company issued to the board of directors of Lone Star its opinion as a banking consultant, analyst and bank stock appraiser, that the terms of the merger are fair from a financial point of view to Lone Star and the Lone Star shareholders. The Charles T. Meeks Company issued to the board of directors of Lone Star an updated opinion dated February 28, 2001, that the revised terms of the merger are fair from a financial point of view to Lone Star and its shareholders. The opinion was based upon conditions as they existed on December 31, 2000 and January 31, 2001. A copy of the opinion is attached as Appendix C to this proxy statement/prospectus and should be read in its entirety by Lone Star shareholders. The opinion was prepared for the benefit and use of Lone Star's board of directors and does not constitute an endorsement of the merger or a recommendation to any shareholder as to how such shareholder should vote in connection with the approval of the merger and the merger agreement.

     In arriving at its opinion, The Charles T. Meeks Company reviewed certain publicly available information concerning Lone Star and Sterling Bancshares and considered other nonpublic information and factors in making its evaluation. In arriving at its opinion, The Charles T. Meeks Company reviewed:

     - the letter of January 12, 2001 from Sterling Bancshares to Lone Star stating the basic terms and conditions of the anticipated merger;

     - the independent auditor's report as of December 31, 1999 and 1998 provided to Lone Star by Gainer, Donnelly & Desroches, L.C.;

     - balance sheets, income statements, and other financial information of Lone Star and its subsidiary bank, Lone Star Bank, for 2000, including the December 31, 2000 Consolidated Report of Income (Call Report), various Board Reports for the year 2000 and other reports provided by the bank;

     - the most recent listing of Lone Star Bank's marketable securities showing rate, maturity and market value as compared to book value;

     - Lone Star Bank's internal loan classification list;

     - the 2001 budget and performance to date of Lone Star and Lone Star Bank;

     - the minutes of meetings of Lone Star's and Lone Star Bank's boards of directors;

     - the most recent reports of Lone Star's and Lone Star Bank's boards of directors;

     - the analysis of loan loss reserve adequacy for Lone Star Bank;

     - market conditions and current trading levels of Lone Star's outstanding common stock;

     - any information regarding lawsuits in which Lone Star and/or Lone Star Bank is a defendant;

     - information regarding real estate owned and leased by Lone Star and/or Lone Star Bank; and

     - other information as supplied by Lone Star and Lone Star Bank.

     The Charles T. Meeks Company also reviewed information with regard to Sterling Bancshares and its bank subsidiary, Sterling Bank. The Charles T. Meeks Company also had extensive conversations with senior management of both Lone Star and Sterling Bancshares regarding bank performance and financial and operating projections.

     Reviews were conducted primarily onsite at the applicable corporate headquarters. The Charles T. Meeks Company assumed that all previously outstanding shares of Series A Preferred Stock of Lone Star had previously been converted into Lone Star common stock.

     In reaching its opinion, The Charles T. Meeks Company analyzed the total purchase price on a fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples (market value), net present value, return on investment and the price as a percentage of total assets based on certain assumptions of projected growth, earnings and dividends. The Charles T. Meeks Company also considered, as one of the methods of determining the fairness of the transaction, the financial projections for each of Lone Star and Sterling Bancshares on a consolidated basis, compared to the projected earnings per share and equity per share of Sterling Bancshares following the merger.

     In performing its analysis, The Charles T. Meeks Company relied upon financial projections for Lone Star which were prepared and furnished by management of Lone Star and certain financial projections made by The Charles T. Meeks Company. The Charles T. Meeks Company also relied on financial projections for Sterling Bancshares made by The Charles T. Meeks Company following discussions with the management of Sterling Bancshares and a review of the financial information supplied by management. Certain internal management projections provided to The Charles T. Meeks Company in connection with its review of the merger are not publicly disclosed, as they were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are reasonably believed by management and which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results based on reasonable assumptions could vary significantly from those set forth in such projections.

     In addition, The Charles T. Meeks Company discussed with management of Lone Star and Sterling Bancshares the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to The Charles T. Meeks Company's assessment of the future of the banking industry and each organization's performance within the industry. The Charles T. Meeks Company also extensively discussed with management of Lone Star and Sterling Bancshares the future prospects for Sterling Bancshares following the merger.

     Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables fluctuates in different situations, with the result that appraisal theorists argue about which variables are the most appropriate. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity and asset quality. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights, block size, history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

     Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate depreciation or appreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, net asset value is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields, which is often of limited accuracy because readily available data is often lacking, this method still results in a liquidation value for the concern. Furthermore, this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth. The Charles T. Meeks Company has given limited weight to the net asset value method of valuation in its analysis.

     Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and quality of the comparable data are deemed sufficient. However, the relatively limited trading market for the stock of the banking company being appraised may require alternative methods for comparative pricing purposes. Such is the case when valuing the stock of Lone Star. The hypothetical market value for a small bank holding company or bank with a thin trading market for its stock is normally determined by comparison to the average price-to-earnings, price-to-equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank holding company or bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weight than the net asset value and similar emphasis as to investment value discussed below.

     The Charles T. Meeks Company accesses files concerning the prices paid for banking institutions nationwide. The information includes transactions involving Texas banking organizations for which 100% of the outstanding stock sold during 2000 and the prior five years. The information provides comparable pricing and financial performance data for banking organizations sold or acquired. The information presents averages of financial performance and purchase price levels, thereby facilitating a valid purchase price analysis. In analyzing the transaction value of the merger, The Charles T. Meeks Company considered the market approach and evaluated price-to-equity and price-to-earnings multiples of transactions in Texas during 2000.

     Comparable sales multiples. The Charles T. Meeks Company calculated an "Adjusted Book Value" of $11.95 per share based on Lone Star's December 31, 2000 equity and the average price-to-equity multiple of 17.89x for Texas transactions during 2000. The Charles T. Meeks Company then compared this calculation result to the transaction value of $17.78, which is 4.03x the book value of Lone Star. The Charles T. Meeks Company calculated an "Adjusted Earnings Value" of $11.99 per share based on Lone Star's 2000 earnings and the average price-to-earnings multiple of 17.89x for Texas transactions during 2000. The Charles T. Meeks Company then compared this to the transaction price of $17.78, which is 26.54x Lone Star's 2000 earnings, a high multiple. The financial performance characteristics of the banking organizations in Texas may vary substantially in many cases from those of Lone Star. If the variance is significant for relevant performance factors, adjustment to the price multiples are appropriate when comparing them to the transaction value.

     Investment value is sometimes referred to as the income value or earnings value. One frequently used investment value method estimates the present value of a bank's future earnings. Another popular investment value method determines the level of current annual benefits (earnings, dividends, etc.), and then capitalizes one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. The investment value methods which were analyzed in connection with this transaction were the net present value analysis and the return on investment analysis, which are discussed below.

     Net present value analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over ten years normally and the residual value of the earnings stream after ten years, using an appropriate capitalization rate (the net present value discount rate). The Charles T. Meeks Company's computations were based on an analysis of the banking industry, the economic and competitive situations in Lone Star's market area, its current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, the "Net Present Value of Future Earnings" equaled $10.92 per share of Lone Star compared to the transaction value of $17.78.

     Return on investment analysis. Return on investment analysis (ROI) analyzes the ten-year ROI of an equity investment at the fair market value of $12.00 per share for Lone Star compared to a liquidation at projected book value ten years forward. This ROI analysis provides a benchmark for assessing the validity of the value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend pay-out levels and levels of debt, if any. Other financial and non-financial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI assuming liquidation of Lone Star stock at projected book value in ten years equaled 5.42%, which compares unfavorably to the ROI range of from generally 8.00% to 12.00% generated in comparable transactions.

     Transaction value as a percentage of total assets. A price level indicator, the transaction value as a percentage of total assets, may be used to confirm the validity of the transaction value. The transaction value as a percentage of total assets facilitates an accurate price level comparison with comparable banking organizations, regardless of the differing levels of equity capital and earnings. In this instance the transaction value as a percentage of total assets of Lone Star as of December 31, 2000 was 23.15%, which was well within the acceptable range and compares very favorably to the median of 17.89% generated in comparable transactions.

     Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In its experience with majority block community bank stock valuations, The Charles T. Meeks Company has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of a majority block of the banking organization's stock. The net present value-to-transaction value ratio is 61.42% for Lone Star, which compares very favorably to the percentages in the range of 40.00% to 70.00% generated in comparable transactions. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors, include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

     Projected impact on Lone Star's shareholders. The Charles T. Meeks Company recognized this transaction as a merger rather than a purchase. Consideration was given to the levels of book value and earnings per share of Sterling over the next five and ten years following completion of the merger. To justify the fairness of the transaction for Lone Star's shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for Lone Star's shareholders. These projections developed by The Charles
T. Meeks Company support The Charles T. Meeks Company's opinion as to the fairness of the transaction to Lone Star's shareholders from a financial point of view. This analysis does not address future shareholder transactions involving Sterling Bancshares common stock after consummation of the transaction.

     Lone Star did not impose any limitations upon the scope of the analysis performed by The Charles T. Meeks Company in formulating the opinion. In rendering the opinion, The Charles T. Meeks Company did not independently verify the asset quality and financial condition of Lone Star or Sterling Bancshares, but instead relied upon the data provided by or in behalf of Lone Star and Sterling Bancshares to be true and accurate in all material aspects.

     For its services as an independent financial analyst for the merger, including the rendering of the opinion referred to above, Lone Star has paid a fee of $20,500 to The Charles T. Meeks Company. Prior to being retained for this assignment, The Charles T. Meeks Company provided other professional services to Lone Star. The revenues derived from such services are insignificant when compared to The Charles T. Meeks Company's total gross revenues.

INTERESTS OF RELATED PERSONS IN THE MERGER

     In considering the recommendation of the Lone Star board with respect to the merger agreement and the merger, you should be aware that the directors and officers of Lone Star have interests in the merger as employees, consultants and/or directors that are different from, or in addition to, the interests of holders of Lone Star common stock generally. The Lone Star board has considered these interests, among other matters, in approving the merger agreement and the merger.

     Non-competition agreements. Concurrently with the execution of the merger agreement, Sterling Bancshares entered into separate non-competition agreements with each of Sam D. Amspoker, Daniel F. Boyles, Bill W. Davis, H. Dane Grant, Leland G. Jauer, Jack E. Sheffield, W. Lee Stein and Arved E. White. In consideration for the covenants agreed to by each individual, each non-competition agreement provides for the following payments:

     - upon execution of the non-competition agreement, Sterling Bancshares paid to each individual the sum of $1,000; and

     - upon completion of the merger, Sterling Bancshares shall pay and deliver to each individual:

      - an amount equal to the individual's base salary for one month as in effect at the time of completion of the merger, and

      - an incentive stock option granting to the individual an option to acquire not less than that number of shares of Sterling Bancshares common stock equal to the amount payable to the individual pursuant to the preceding point (for example, if the individual receives a payment of $5,000, the individual would receive an incentive stock option to purchase 5,000 shares of Sterling Bancshares common stock). Based upon the salaries in effect on the date of this proxy statement/prospectus, options to acquire an aggregate of approximately 56,150 shares of Sterling Bancshares common stock are issuable if the merger is completed.

     Each non-competition agreement contains covenants restricting each individual for the applicable period. The applicable period commences upon the closing of the merger and ends:

     - the later of three years following the closing date or one year following the individual's resignation or other voluntary termination of employment;

     - the later of two years following the closing date or one year following the effective date of termination if the individual is terminated by Sterling Bancshares or any subsidiary for "cause" (as defined in the non-competition agreement);

     - immediately if the individual is terminated by Sterling Bancshares or any subsidiary for any reason other than cause; or

     - upon a change of control of Sterling Bancshares, which will occur upon any person or group becoming the beneficial owner of more than 50% of the total outstanding shares of Sterling Bancshares common stock.

     During the applicable period, each individual is prohibited from:

     - competing with Sterling Bancshares or any of its affiliates (including Lone Star) in Harris County, Texas, or any of its contiguous counties or otherwise owning, managing, operating or acquiring an equity interest in any business competing with Sterling Bancshares or its affiliates within such territory (excluding ownership of not more than 1% of a publicly traded company);

     - soliciting customers or borrowers of Sterling Bancshares or its affiliates (including Lone Star) to discontinue their business relationships;

     - denigrating or otherwise discrediting Sterling Bancshares, its affiliates or any person associated with Sterling Bancshares;

     - soliciting the employment of executive officers or key employees of Sterling Bancshares or any of its affiliates (including Lone Star) excluding, however, general solicitations of employment or solicitation of any officer or employee previously terminated by Sterling Bancshares; and

     - disclosing or improperly using any confidential information.

     Salary continuation agreements and survivor income benefit agreements. Lone Star Bank previously entered into salary continuation agreements with H. Dane Grant, the president and chief executive officer of Lone Star Bank, Judy L. Lochridge, James E. Sheffield, Arthur A. Duck, and Katherine
R. Hudgins. Lone Star Bank also entered into a survivor income benefit agreement with Jack G. Lindsay. These salary continuation agreements and survivor income benefit agreements will survive the closing of the merger and will ultimately become obligations of Sterling Bank upon the subsequent merger of Lone Star Bank into Sterling Bank. Messrs. Duck and Lindsay have previously retired and will continue to receive their benefits under their respective agreements.

     Mr. Grant's salary continuation agreement provides that if he continues in the employment of Lone Star Bank until the age of 70, he may retire and upon such retirement, he will be entitled to receive the annual sum of $70,000, payable in monthly installments for a period of 156 months. The annual payment may be adjusted annually for cost of living adjustments. If after retirement Mr. Grant dies before receiving the full amount of the benefits, the monthly payments will be paid to his designated beneficiary for the remaining period. If Mr. Grant remains employed but dies before reaching the age of 70, the annual sum of $70,000 is payable to his designated beneficiary in equal monthly installments for a period of 156 months. In the event Mr. Grant becomes disabled while employed, he will be entitled to receive, within three months of the determination of disability, a lump sum payment based upon the number of years completed, ranging from $366,201 for the 12 month period beginning February 18, 2001, up to a maximum of $564,658 for the 12 month period beginning February 18, 2005. This payment will be in lieu of any other retirement or death benefit under the agreement.

     The salary continuation agreement is not an employment agreement and does not limit Lone Star Bank's ability to terminate Mr. Grant's employment. However, if his employment is terminated for any reason other than death or disability, he shall be entitled to receive a severance payment based upon the annual vesting schedule attached to the agreement. As of February 18, 2001, Mr. Grant's vested severance benefit was $366,201. The maximum severance benefit payable after February 18, 2005 is $564,658. The severance benefit will be paid upon the terms determined by Lone Star Bank, but in no event commencing later than age
70. If a change of control of Lone Star Bank or its parent corporation occurs while Mr. Grant is employed by Lone Star Bank and his employment is thereafter terminated for any reason prior to the age of 70, Mr. Grant will be entitled to receive the maximum benefit of $564,658 payable within 30 days of termination. The merger constitutes a change of control under the terms of the agreement and therefore, the subsequent termination of Mr. Grant's employment will entitle him to receive payment of the maximum benefit of $564,658. The amount of any payments under the salary continuation agreement may be reduced to the extent any such benefits would be a non-deductible excess parachute payment as defined in Section 280G of the Internal Revenue Code.

     The salary continuation agreements for Mr. Sheffield, Ms. Lochridge, and Ms. Hudgins are similar to the agreement for Mr. Grant except that their designated retirement age is 65 and the amount of the benefits payable differs under their respective agreements. The benefits payable under their respective agreements are as follows:

- annual retirement payments      --   Mr. Sheffield  $15,000
  (payable over 13 years)         --   Ms. Lochridge  $14,000
                                  --   Ms. Hudgins    $10,000

- disability payment              --   Mr. Sheffield  $27,904
                                  --   Ms. Lochridge  $26,238
                                  --   Ms. Hudgins    $23,681

- severance payment               --   Mr. Sheffield  $35,266
  (most recent annual             --   Ms. Lochridge  $32,710
  vested amount)                  --   Ms. Hudgins    $37,001

- severance payment following     --   Mr. Sheffield  $120,998
  a change in control             --   Ms. Lochridge  $109,941
                                  --   Ms. Hudgins    $78,529

     Management positions. The merger agreement provides that the size of the board of directors of Sterling Bank will be increased by one and that Mr. Grant will be appointed to serve as a director of Sterling Bank as soon as practicable after the effective time of the merger. Mr. Grant will continue to serve as a director of Sterling Bank for the remainder of his initial term until the next annual election of the directors of Sterling Bank.

     Indemnification and insurance. Upon completion of the merger, Sterling Bancshares will indemnify and hold harmless, and provide advancement of expenses to, the directors, officers, employees and agents of Lone Star and each of its subsidiaries to the full extent permitted under the Texas Business Corporation Act and Lone Star's articles of incorporation and bylaws as in effect on March 1, 2001, for acts or omissions that occurred at or prior to the effective time of the merger. Sterling Bancshares is not obligated to provide any indemnification if the party seeking indemnification has participated in a breach of any covenant or agreement contained in the merger agreement or has knowingly caused any representation or warranty of Lone Star contained in the merger agreement to be false or inaccurate in any respect and the claim for which the indemnification is requested arises principally from the breach or false representation or warranty.

     The merger agreement also requires Sterling Bancshares to use commercially reasonable efforts to maintain in effect for a period of four years after the effective time of the merger Lone Star's existing directors' and officers' liability insurance policy with respect to claims arising from acts or events which occurred prior to the effective time of the merger. Sterling Bancshares may substitute policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in the aggregate or, with the consent of Lone Star given prior to the effective time of the merger, any other policy. However, Sterling Bancshares is not required to spend in any one year an amount in excess of 100% of the annual premiums currently paid by Lone Star for the directors' and officers' liability insurance.

COMPLETION AND EFFECTIVENESS OF THE MERGER


     The merger will be completed when all of the conditions to the completion of the merger are satisfied or waived, including adoption of the merger agreement by the shareholders of Lone Star. The merger will become effective upon the filing of a certificate of merger in the State of Delaware and the filing of articles of merger in the State of Texas.


     We are working to complete the merger as quickly as possible after Lone Star's special meeting and plan to complete the merger during the third quarter of 2001.

STRUCTURE OF THE MERGER AND CONVERSION OF LONE STAR COMMON STOCK

     Lone Star will be merged with and into Sterling Bancorporation, a Delaware corporation, and the separate corporate existence of Lone Star will cease. Sterling Bancorporation, a wholly-owned subsidiary of Sterling Bancshares, will survive the merger.


     Upon completion of the merger, and assuming no reduction in the aggregate merger consideration, each outstanding share of Lone Star common stock will be automatically converted into the right to receive 0.88 of a fully paid and nonassessable share of Sterling Bancshares common stock. No certificate representing fractional shares of Sterling Bancshares common stock will be issued in connection with the merger. Instead, you will receive cash, without interest, in lieu of a fraction of a share of Sterling Bancshares common stock. The exchange agent in the merger will sell a number of shares of Sterling Bancshares common stock equal to the aggregate number of fractional shares that would be otherwise issuable in the merger and will remit to you an amount equal to your pro rata portion of the proceeds of the sales.


EXCHANGE OF LONE STAR STOCK CERTIFICATES FOR STERLING BANCSHARES STOCK CERTIFICATES

     When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your Lone Star stock certificates in exchange for Sterling Bancshares stock certificates. When you deliver your Lone Star stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Lone Star stock certificates will be cancelled and you will receive Sterling Bancshares stock certificates representing the number of full shares of Sterling Bancshares common stock to which you are entitled under the merger agreement.

     You will receive payment in cash, without interest, in lieu of any fractional shares of Sterling Bancshares common stock which would have been otherwise issuable to you as a result of the merger.

 YOU SHOULD NOT SUBMIT YOUR LONE STAR STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM
                              THE EXCHANGE AGENT.

     You are not entitled to receive any dividends or other distributions on Sterling Bancshares common stock until the merger is completed and you have surrendered your Lone Star stock certificates in exchange for Sterling Bancshares stock certificates. If there is any dividend or other distribution on Sterling Bancshares common stock with a record date after the merger and a payment date prior to the date you surrender your Lone Star stock certificates in exchange for Sterling Bancshares stock certificates, you will receive it with respect to the whole shares of Sterling Bancshares common stock issued to you promptly after they are issued. If there is any dividend or other distribution on Sterling Bancshares common stock with a record date after the merger and a payment date after the date you surrender your Lone Star stock certificates in exchange for Sterling Bancshares stock certificates, you will receive it with respect to the whole shares of Sterling Bancshares common stock issued to you promptly after the payment date.

     Sterling Bancshares will only issue a Sterling Bancshares stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Lone Star stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you have paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion describes the material United States federal income tax consequences of the exchange of Lone Star common stock for Sterling Bancshares common stock pursuant to the merger. This discussion is based on the Internal Revenue Code of 1986, related regulations, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion assumes you hold your common stock of Lone Star as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

     - shareholders who are not citizens or residents of the United States;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - regulated investment companies;

     - pass-through entities;

     - shareholders who acquired their common stock of Lone Star pursuant to the exercise of options or similar derivative securities or otherwise as compensation; and

     - shareholders who hold their common stock of Lone Star as part of a straddle, hedge or conversion transaction.

     The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Completion of the merger is conditioned on the delivery of an opinion to Sterling Bancshares from Andrews & Kurth L.L.P. and the delivery of an opinion to Lone Star from Bracewell & Patterson, L.L.P., stating that, on the basis of the facts, representations and assumptions as set forth or described in these opinions, and based on certain representations as to factual matters to be executed by appropriate officers of Sterling Bancshares, Sterling Bancorporation, and Lone Star, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Both Sterling Bancshares and Lone Star may waive the receipt of these opinions of counsel. These opinions neither bind the IRS nor preclude the IRS from adopting a position contrary to that expressed below, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither Sterling Bancshares nor Lone Star intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     Tax implications to Sterling Bancshares, Sterling Bancorporation, and Sterling Bancshares shareholders. In the opinion of Andrews & Kurth L.L.P., subject to the assumptions and limitations described above, neither Sterling Bancshares, Sterling Bancorporation nor Sterling Bancshares shareholders will recognize gain or loss for United States federal income tax purposes as a result of the merger.

     Tax implications to Lone Star and Lone Star shareholders. In the opinion of Bracewell & Patterson, L.L.P., subject to the assumptions and limitations described above:

     - except as discussed below, you will not recognize gain or loss for United States federal income tax purposes when you exchange your Lone Star common stock for Sterling Bancshares common stock pursuant to the merger;

     - the aggregate tax basis of the Sterling Bancshares common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Lone Star common stock you surrender in the exchange, reduced by the tax basis of any Lone Star common stock for which you receive cash instead of fractional shares of Sterling Bancshares common stock;

     - the holding period of the Sterling Bancshares common stock you receive as a result of the exchange will include the period during which you held the Lone Star common stock you exchange in the merger; and

     - Lone Star will not recognize any gain or loss for United States federal income tax purposes as a result of the merger.

     Fractional shares of Sterling Bancshares common stock will not be issued in the merger. You will recognize gain or loss for United States federal income tax purposes with respect to the cash you receive instead of a fractional share interest in Sterling Bancshares common stock. Your gain or loss will equal the difference between the amount of cash you receive and the tax basis of your Lone Star stock surrendered in the merger that is allocated to fractional shares. This gain or loss will be capital gain or loss, and will be a long-term capital gain or loss if your stock has been held for more than one year at the time the merger is completed.

     A Lone Star shareholder who exercises dissenters' rights with respect to his Lone Star common stock and receives payment for those shares in cash ordinarily will recognize capital gain or loss on the disposition of the Lone Star common stock measured by the difference between the amount of cash received for the dissenting shares and the shareholder's tax basis in the dissenting shares. That capital gain or loss will be long-term or short-term depending on the shareholder's holding period for the shares. However, different tax consequences, including treatment of the payment as ordinary income and the equivalent of a dividend distribution, could apply depending on your particular circumstances, including whether you are deemed under any applicable attribution rules to own Lone Star common stock held by related parties. Accordingly, you should consult your own tax advisor as to the income tax consequences of exercising dissenters' rights under your particular circumstances.

     Backup withholding. Unless an exemption applies under the applicable law and regulations, the exchange agent may be required to withhold and, if required, will withhold 31% of any cash payments to a Lone Star shareholder in the merger unless the holder provides the appropriate form. A holder should complete and sign the substitute Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the holder's taxpayer identification number, and certification necessary to avoid backup withholding.

     THIS DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE MERGER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER


     It is a condition to the merger that the merger will qualify for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles. Sterling Bancshares intends to account for the merger as a "pooling-of-interests" transaction under generally accepted accounting principles. Sterling Bancshares and Lone Star have each received a letter from Lone Star's independent public accountants which will be updated as of the effective time of the merger to the effect that, based on information provided and assuming that the merger is consummated in accordance with the terms of the merger agreement, the merger will qualify for pooling-of-interests accounting treatment. Under such accounting method, holders of Lone Star common stock will be deemed to have combined their existing voting common stock interest with that of holders of Sterling Bancshares common stock by exchanging their shares for shares of Sterling Bancshares common stock. Accordingly, the book value of the assets, liabilities, and shareholders' equity of Lone Star, as reported on its balance sheet, will be carried over to the consolidated balance sheet of Sterling Bancshares, and no goodwill will be created. Sterling Bancshares will be able to include in its consolidated income the income of Lone Star for the entire fiscal year in which the merger occurs; however, certain expenses incurred to effect the merger must be treated by Lone Star as current charges against income rather than adjustments to its balance sheet. The selected unaudited pro forma combined consolidated financial data contained on page 14 of this proxy statement/ prospectus has been prepared using the pooling-of-interests method of accounting. It is a condition to the closing that Sterling Bancshares receives a letter from Deloitte & Touche L.L.P. to the effect that the merger will qualify for pooling-of-interests accounting treatment. If the merger does not qualify for pooling-of-interests accounting treatment, in the opinion of Deloitte & Touche LLP, independent public auditors for Sterling Bancshares, and Gainer, Donnelly & Desroches, L.C., independent public accountants for Lone Star, either Sterling Bancshares or Lone Star may terminate the merger agreement.

REGULATORY APPROVALS

     In addition to obtaining your approval, Sterling Bancshares' and Lone Star's obligation to consummate the merger is conditioned upon the receipt of all requisite regulatory approvals. The merger must be approved by the Federal Reserve Board.


     Sterling Bancshares has received notice from the Federal Reserve Bank, pursuant to its delegated authority, that the merger application was approved effective June 20, 2001 and the applicable waiting period has expired. The notice of approval received from the Federal Reserve Bank states that the approval is effective through September 20, 2001, unless extended by the Federal Reserve Board.



     Any approval received from the Federal Reserve Board or any other governmental agency reflects only that agency's view that the merger does not contravene the competitive standards imposed by applicable law and regulation, and that the merger is consistent with applicable regulatory policies relating the safety and soundness of the banking industry. The approval of the merger by the Federal Reserve Board and any state regulatory authorities is not an endorsement or recommendation of the merger.


RESTRICTIONS ON RESALES OF STERLING BANCSHARES COMMON STOCK

     The shares of Sterling Bancshares common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares of Sterling Bancshares common stock issued to any person who is deemed to be an "affiliate" (within Rule 145 of the Securities Act) of Lone Star at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Lone Star and may include Lone Star officers and directors, as well as Lone Star principal shareholders. The affiliates of Lone Star have already executed and delivered to Sterling Bancshares a written agreement in substantially the form of attached as an exhibit to the merger agreement agreeing not to sell, transfer or otherwise dispose of any shares of:

     - Lone Star common stock and Sterling Bancshares common stock they currently hold for a period of 30 days prior to the effective time of the merger;

     - Sterling Bancshares common stock they currently hold or receive in the merger until the publication of financial results covering at least 30 days of post-merger combined operations of Lone Star and Sterling Bancshares; and

     - Sterling Bancshares common stock they receive in the merger except in compliance with the applicable provisions of the Securities Act and the Securities Exchange Act including, without limitation, Rule 145 promulgated by the SEC under the Securities Act.

     This proxy statement/prospectus does not cover resales of Sterling Bancshares common stock received by any person who may be deemed to be an affiliate of Lone Star and/or Sterling Bancshares.

LISTING ON THE NASDAQ STOCK MARKET OF STERLING BANCSHARES COMMON STOCK TO BE ISSUED IN THE MERGER

     Sterling Bancshares has agreed to use commercially reasonable efforts to have the shares of Sterling Bancshares common stock issuable in the merger included for quotation on The Nasdaq Stock Market, subject to official notice of issuance before the completion of the merger.

DISSENTERS' AND APPRAISAL RIGHTS

     THE FOLLOWING SECTION OF THIS PROXY STATEMENT/PROSPECTUS DESCRIBES MATERIAL ASPECTS OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER TEXAS LAW. IF YOU WISH TO DISSENT FROM THE MERGER AND RECEIVE THE FAIR VALUE IN CASH OF YOUR SHARES OF LONE STAR COMMON STOCK INSTEAD OF RECEIVING SHARES OF STERLING

BANCSHARES COMMON STOCK, YOU SHOULD CAREFULLY READ THE FOLLOWING DISCUSSION, REVIEW THE FULL TEXT OF THE APPLICABLE LAW RELATING TO DISSENTERS' RIGHTS, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX B, AND CONSULT WITH YOUR LEGAL COUNSEL BEFORE ELECTING OR ATTEMPTING TO EXERCISE THESE RIGHTS. IF YOU HOLD SHARES THAT ARE BOUND BY THE VOTING AND STOCK RESTRICTION AGREEMENT AND THE VOTING REPRESENTATIVE VOTES YOUR SHARES IN FAVOR OF THE MERGER, YOU WILL NOT HAVE DISSENTERS' RIGHTS.

     If you hold one or more shares of Lone Star common stock, you are entitled to dissenters' rights under Texas law. However, if you hold shares of Lone Star common stock bound by the Voting and Stock Restriction Agreement and those shares are voted in favor of the merger by the voting representative at the special meeting, you will lose your dissenters' rights. If you properly dissent from the merger, this means you will receive an amount in cash representing the fair value of the shares of Lone Star common stock which you hold. This value may differ from the value of the consideration that you would otherwise receive in the merger. The availability of your right to dissent from the merger and obtain the fair value of your shares of Lone Star common stock is conditioned upon compliance with a complicated procedure that is set forth in Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act, which are referred to in the following discussion as the dissent provisions. A copy of the full text of Articles 5.11, 5.12, and 5.13 is attached as Appendix B.

     You will lose your dissenters' rights in the merger if you do not properly comply with the procedure set forth in Articles 5.11, 5.12, and 5.13. You will also lose your dissenters' rights in the merger if the voting representative under the Voting and Stock Restriction Agreement votes your shares in favor of the merger.

  How to exercise and perfect your right to dissent.

     To be eligible to exercise your right to dissent to the merger:

- you must, prior to the special meeting,         If you intend to dissent from the merger, you
  provide Lone Star with a written objection to   should send the notice to:
  the merger that states that you intend to
  exercise your right to dissent if the merger    Lone Star Bancorporation, Inc.
  is approved and completed and that provides an  8117 East Freeway address to which a notice about the outcome of  Houston, Texas 77029
  the vote on the merger may be sent; and         Attn: H. Dane Grant

- neither you nor the voting representative must  You should sign every communication.
  vote your shares of Lone Star common stock in
  favor of the merger.

     If you or the voting representative vote your shares at the special meeting to approve the merger, you will lose your right to dissent to the merger. You will instead receive shares of Sterling Bancshares common stock and cash in lieu of fractional shares as described in the merger agreement. If you comply with the two items above and the merger is completed, Sterling Bancshares will send you a written notice advising you that the merger has been completed. Sterling Bancshares must deliver this notice to you within ten days after the merger is completed.

If you wish to receive the fair value of your     Any notice addressed to Sterling Bancshares must
shares of Lone Star common stock, you must,       be addressed to:
within ten days of the date the notice was
mailed to you by Sterling Bancshares, send a      Sterling Bancshares, Inc.
written demand to Sterling Bancshares for         2550 North Loop West, Suite 600
payment of the fair value of your shares of Lone  Houston, Texas 77040
Star common stock. The fair value of your shares  Attn: James W. Goolsby, Jr.
of Lone Star common stock will be the value of
the shares on the day immediately preceding the
special meeting, excluding any appreciation or
depreciation in anticipation of the merger.

     Your demand for payment. Your notice must state how many shares of Lone Star common stock you hold and the fact that the shares are shares of common stock. You must also state your estimate of the fair value of your shares of Lone Star common stock. If you fail to send this notice to Sterling Bancshares within the ten day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Lone Star common stock. Instead, you will receive shares of Sterling Bancshares common stock and cash in lieu of fractional shares as described in the merger agreement. You must also, within 20 days of making a demand for payment, submit the stock certificates representing your shares of Lone Star common stock to Sterling Bancshares. Sterling Bancshares will make a notation on your stock certificates indicating that a demand for payment has been made and may return the share certificates to you. If you fail to submit your stock certificates to Sterling Bancshares for notation, Sterling Bancshares may, at its option, terminate your right to receive a cash payment for your shares, unless a court otherwise directs Sterling Bancshares.

     Sterling Bancshares' actions upon receipt of your demand for payment. Within 20 days of receiving your demand for payment and your estimate of the fair value of your shares of Lone Star common stock, Sterling Bancshares must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

     If Sterling Bancshares accepts your estimate, Sterling Bancshares will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Sterling Bancshares will make this payment to you only if you have surrendered the share certificates representing your shares of Lone Star common stock, duly endorsed for transfer, to Sterling Bancshares.

     If Sterling Bancshares does not accept your estimate, Sterling Bancshares will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 90 days of the merger being completed, which you may accept or decline.

     Payment of the fair value of your shares of Lone Star common stock upon agreement of an estimate. If you and Sterling Bancshares have reached an agreement on the fair value of your shares of Lone Star common stock before the 60th day after the merger, Sterling Bancshares must pay you the agreed upon amount. The payment must be made by Sterling Bancshares within 90 days after the merger is completed.

     Commencement of legal proceedings if a demand for payment remains unsettled. If you and Sterling Bancshares have not reached an agreement as to the fair market value of your shares of Lone Star common stock within 60 days after the merger is completed, you or Sterling Bancshares may commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of Lone Star common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Lone Star common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers shall determine the fair value of your shares and shall report this value to the court. The court will consider the report, and both you and Sterling Bancshares may address the court about the report. The court will determine the fair value of your shares and direct Sterling Bancshares to pay that amount, plus interest, which will begin to accrue on the 91st day after the merger is completed.

  Income tax consequences.

     See "The Merger-Material United States Federal Income Tax Consequences of Merger" on page 39 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

THE MERGER AGREEMENT


     The following describes the material terms of the merger agreement other than the merger consideration to be paid to you as a Lone Star shareholder. The complete text of the merger agreement is attached as Appendix A to this proxy statement/prospectus and incorporated by reference into this document. We urge you to read the full text of the merger agreement.


     Representations and warranties. Lone Star and Sterling Bancshares each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

     The representations given by Lone Star cover the following topics, among others, as they relate to Lone Star and its subsidiaries:

     - corporate organization and qualification to do business;

     - capitalization;

     - subsidiaries;

     - authorization of the merger agreement by Lone Star, the required vote of its shareholders and other required consents;

     - financial statements and regulatory reports;

     - liabilities;

     - tax matters;

     - allowance for loan losses;

     - regulatory matters;

     - title to assets owned and status of leases;

     - compliance with applicable laws;

     - employee benefit plans;

     - material contracts and information relating to any defaults;

     - legal proceedings;

     - the absence of specified changes or events;

     - insurance;

     - labor and other matters related to employees;

     - transactions with officers, directors, and other persons affiliated with Lone Star;

     - the absence of any registration requirements relating to any securities;

     - required payments related to the merger to financial advisors and brokers;

     - applicable state takeover laws;

     - environmental matters;

     - information regarding loans;

     - compliance with applicable fiduciary responsibilities;

     - intellectual property;

     - corporate action taken by Lone Star with respect to the merger;

     - dissenting shareholders;

     - the accuracy of information related to the availability of pooling-of-interests accounting treatment for the merger and the absence of any actions that would make pooling-of-interests accounting unavailable for the merger;

     - indebtedness;

     - information supplied by Lone Star in this proxy statement/prospectus and the related registration statement of which it forms a part filed by Sterling Bancshares; and

     - the accuracy of Lone Star's representations and warranties.

     The representations given by Sterling Bancshares cover the following topics, among others, as they relate to Sterling Bancshares and its subsidiaries:

     - corporate organization and qualification to do business;

     - Sterling Bancshares' capitalization;

     - authorization of the merger agreement by Sterling Bancshares and Sterling Bancorporation;

     - financial statements;

     - Sterling Bancshares' filings and reports with the SEC;

     - regulatory matters;

     - legal proceedings;

     - compliance with applicable laws;

     - employee benefit plans;

     - the accuracy of Sterling Bancshares' representations and warranties;

     - information supplied by Sterling Bancshares in this proxy statement/prospectus and the related registration statement of which it forms a part filed by Sterling Bancshares; and

     - required payments related to the merger to financial advisors or brokers.

     The representations and warranties contained in the merger agreement are not easily summarized. You are urged to carefully read the respective articles of the merger agreement setting forth the representations and warranties of Sterling Bancshares and Lone Star. A copy of the merger agreement is attached hereto as Appendix A.

     Lone Star's conduct of business before completion of the merger. Lone Star agreed that until completion of the merger it will, and will cause each of its subsidiaries, to:

     - operate and conduct their business in the usual, regular and ordinary course consistent with past practices and prudent banking practices;

     - preserve intact their assets and current business organizations;

     - comply with all material contractual obligations;

     - maintain their properties and assets in good repair;

     - assist and cooperate with Sterling Bancshares in satisfying all conditions in the merger agreement including filings for necessary regulatory approval;

     - comply with all applicable laws and regulations and file all required regulatory reports;

     - provide to Sterling Bancshares a letter from Lone Star's independent public accountant stating that Lone Star is eligible to participate in a pooling-of-interests transaction;

     - notify Sterling Bancshares of any events of default relating to Lone Star's indebtedness; and

     - otherwise, use its best efforts to maintain its current business relations.

     Lone Star also agreed that until the completion of the merger, Lone Star will, unless it otherwise receives the written consent of Sterling Bancshares, conduct its business in compliance with specific restrictions relating to the following:

     - the incurrence of indebtedness, with specified exceptions;

     - adjustments, splits, combinations or reclassifications of its capital stock and the payment of dividends or other distributions;

     - the issuance and redemption of securities, with specified exceptions;

     - transfers and liens on Lone Star's assets;

     - material investments in property or assets;

     - the entry into or modification of contracts, with specified exceptions;

     - employee benefit plans and compensation;

     - settlement of litigation or claims in excess of $10,000;

     - amendment to Lone Star's articles of incorporation and bylaws;

     - maintenance of regulatory agreements and other regulatory authorizations;

     - capital expenditures above specified minimum amount;

     - accounting policies and procedures;

     - actions affecting the tax-free reorganization status of the merger;

     - actions affecting the pooling-of-interests accounting treatment for the merger.

     The agreements related to the conduct of Lone Star's business in the merger agreement are not easily summarized. You are urged to carefully read the pertinent provisions of the merger agreement, a copy of which is attached hereto as Appendix A.

     Additional covenants and agreements. Each of Lone Star and Sterling Bancshares has agreed to cooperate with each other and to use commercially reasonable efforts to take all actions and do all things necessary under the merger agreement to complete the merger. Until the completion of the merger, Lone Star and Sterling Bancshares have, as applicable, agreed as follows:

     - each party will provide access to the other for purposes of conducting due diligence;

     - each party will cooperate with the other in connection with the preparation and filing of the registration statement of which this proxy statement/prospectus is a part and will further use their respective best efforts to have the registration statement declared effective as promptly as practicable;

     - Lone Star has agreed to hold a special meeting of its shareholders as soon as practicable for purposes of adopting the merger agreement and approving the merger;

     - each of Sterling Bancshares and Lone Star have agreed to file all notices and applications to applicable regulatory authorities as necessary to complete the merger;

     - Lone Star has agreed to use its best efforts to cause each outstanding option to either be exercised or terminated prior to the effective time of the merger and to cause all existing stock option plans to be terminated at and as of the effective time of the merger;

     - Lone Star has provided Sterling Bancshares a list of persons who are "affiliates" of Lone Star for purposes of Rule 145 under the Securities Act and has agreed to cause each affiliate to execute and deliver to Sterling Bancshares an affiliates letter, in substantially the form attached to the merger agreement;

     - Lone Star has agreed to use its best efforts to cause specified officers, directors, and shareholders of Lone Star to execute and deliver a written release and waiver prior to the effective time of the merger;

     - Sterling Bancshares has agreed to use commercially reasonable efforts to have the shares of Sterling Bancshares common stock to be issued in the merger to be listed on The Nasdaq Stock Market;

     - conditioned upon Lone Star's prompt delivery of required financial information, Sterling Bancshares has agreed to publish combined financial results of Sterling Bancshares and Lone Star covering 30 days of post-combination operations in no event later than 30 days after the last day of the first complete month of operations following the effective time of the merger;

     - Sterling Bancshares has agreed to increase the size of its executive committee and the size of the board of directors of Sterling Bank by one and appoint H. Dane Grant to fill the vacancies and serve as a director of Sterling Bank for the remaining term;

     - Sterling Bancshares has agreed to provide, as soon as practicable following the merger, employee benefits to the officers and employees of Lone Star on terms and conditions which are substantially similar to those provided by Sterling Bancshares and its subsidiaries to their similarly situated officers and employees; and


     - Sterling Bancshares has agreed to provide indemnification to the directors, officers, employees and agents of Lone Star and its subsidiaries and to use commercially reasonable efforts to maintain in effect for four years after the merger Lone Star's existing directors' and officers' insurance or comparable insurance coverage, see "The Merger -- Indemnification and Insurance" on page 38.


     No solicitation of other acquisition proposals. In addition to the restrictions on Lone Star outlined above, until the merger is completed or the merger agreement is terminated, Lone Star has agreed not to take, or allow its subsidiaries to take, any of the following actions:

     - initiate, solicit, encourage, including by way of furnishing information, or facilitate any acquisition proposals; or

     - enter into, maintain or continue discussions or negotiate with any person in furtherance of any acquisition proposal.

     However, Lone Star may furnish information to third parties, engage in discussions or negotiations with third parties and following receipt of an acquisition proposal, present such acquisition proposal to its shareholders and withdraw or modify its recommendation of the merger if all of the following occur:

     - Lone Star's board of directors concludes in good faith, on the basis of advice from outside counsel, that such actions are required in order for the board of directors to satisfy its fiduciary duties under applicable law;

     - Lone Star promptly informs Sterling Bancshares of any acquisition proposal or request and the identity of the person making it; and

     - Lone Star first provides reasonable notice to and consults with Sterling Bancshares regarding any such action and Lone Star shall continue to consult with Sterling Bancshares after taking such action.

     An "acquisition proposal" includes any proposal relating to, any agreement to engage in, or any public announcement or written notice to Lone Star of any plan or proposal to do, any of the following:

     - any acquisition or purchase of a significant amount of the assets of Lone Star and its subsidiaries;

     - any acquisition or purchase of any equity interest in Lone Star or any of its subsidiaries;

     - any take-over bid or tender offer, exchange offer, merger, reorganization, business combination or other similar transaction involving Lone Star or any of its subsidiaries, other than as contemplated by the merger agreement;

     - any sale of substantially all of the assets, recapitalization, liquidation, dissolution or other similar transaction involving Lone Star or any of its subsidiaries; or

     - any other transaction which is reasonably expected to materially dilute Sterling Bancshares' benefits from the merger or which, if consummated, would reasonably be expected to interfere with, prevent or materially delay the consummation of the merger.

     Conditions to completion of the merger. The obligations of Sterling Bancshares and Lone Star to complete the merger and the other transactions contemplated by the merger agreement are dependent on the satisfaction or waiver of the following conditions:

     - Lone Star's shareholders must approve and adopt the merger agreement and the merger;

     - the merger must be approved, as applicable, by the Federal Reserve Board, the Texas Department of Banking, the FDIC, or other regulatory authorities whose approval is required for the merger and all applicable waiting periods shall have expired, and no required approval or consent shall contain any conditions which, in the good faith judgment of Sterling Bancshares, adversely impacts the benefits it expects to receive from the merger;

     - the absence of any litigation, order or injunction prohibiting the consummation of the merger;

     - the registration statement to register the shares of Sterling Bancshares common stock to be issued in the merger shall be declared effective and no stop order suspending the effectiveness of the registration statement shall be in effect;

     - the shares of Sterling Bancshares common stock to be issued pursuant to the merger to the shareholders of Lone Star shall be approved for listing on The Nasdaq Stock Market;

     - the receipt by Sterling Bancshares of a letter, satisfactory to Sterling Bancshares, from Deloitte & Touche LLP to the effect that the merger will qualify for pooling-of-interests accounting treatment;

     - the receipt by Sterling Bancshares of a letter from Gainer, Donnelly & Desroches, L.C., independent public accountants for Lone Star, confirming that Lone Star is eligible to participate in a pooling-of-interests transaction and the receipt of a similar letter, as of the closing date, confirming the accuracy of the previously delivered letter; and

     - the receipt by Sterling Bancshares of an opinion from its tax counsel, Andrews & Kurth L.L.P., and the receipt by Lone Star of an opinion from its tax counsel, Bracewell & Patterson, L.L.P., that the merger will constitute a "tax-free reorganization" under the Internal Revenue Code.

     Sterling Bancshares' obligations to complete the merger and other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

     - Lone Star's representations and warranties must be true and correct in all respects as of the date the merger is completed except to the extent any such representations or warranties are made as of a specified date;

     - Lone Star must perform or comply in all material respects with all of its obligations required to be performed by it under the merger agreement;

     - no event or events must occur after the signing of the merger agreement which have caused, or which would reasonably be expected to cause, a material adverse change in the condition of Lone Star and any of its subsidiaries, taken as a whole;

     - Sterling Bancshares must receive an opinion of Bracewell & Patterson, L.L.P., counsel to Lone Star, with respect to the validity of the approvals of the merger by Lone Star's board of directors and shareholders;

     - dissenting shareholders of Lone Star shall not have exercised dissenters' rights with respect to more than ten percent of the issued and outstanding shares of Lone Star common stock;

     - designated Lone Star shareholders, directors, and executive officers must deliver an executed release agreement to Sterling Bancshares;

     - the outstanding indebtedness of Lone Star and its subsidiaries as of the closing date shall not exceed $2 million;

     - the Lone Star shareholders, directors, and executive officers who constitute "affiliates" within the meaning of Rule 145 of the Securities Act must deliver an executed affiliate letter to Sterling Bancshares; and

     - all of the outstanding options of Lone Star must either be executed or terminated prior to the closing date.

     Lone Star's obligations to complete the merger and the other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

     - Sterling Bancshares' representations and warranties must be true and correct as of the date the merger is to completed except to the extent any such representations or warranties are made as of a specified date;

     - Sterling Bancshares and Sterling Bancorporation must perform or comply in all material respects with all of their respective obligations required to be performed by each under the merger agreement;

     - no event or events must occur after the signing of the merger agreement which have caused or would reasonably be expected to cause a material adverse change in the condition of Sterling Bancshares and any of its subsidiaries, taken as a whole;

     - Lone Star shall have received an opinion of Andrews & Kurth L.L.P., counsel to Sterling Bancshares, with respect to the validity of the approvals of the merger by the board of directors of Sterling Bancshares and the board of directors and sole shareholder of Sterling Bancorporation; and

     - Lone Star shall have received a written opinion from The Charles T. Meeks Company, Inc., financial advisor to Lone Star, that the merger consideration is fair to the Lone Star shareholders from a financial point of view.

     Termination of the merger agreement. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by Lone Star shareholders:

     - by mutual consent of the boards of directors of Lone Star and Sterling Bancshares;

     - by either of the boards of directors of Lone Star or Sterling Bancshares, if:

      - the Federal Reserve Board, the FDIC or the Texas Department of Banking has denied approval of the merger and such denial has become final and nonappealable, or has approved the merger subject to conditions that are unacceptable to Sterling Bancshares;

      - the merger is not completed by August 31, 2001, however, this right to terminate the merger agreement is not available to any party whose failure to fulfill any of its obligations under the merger agreement results in the failure of the merger to be consummated by August 31, 2001; or

      - the merger agreement fails to receive the requisite vote for adoption by the shareholders of Lone Star at the Lone Star special meeting;

     - by the board of directors of Lone Star:

      - upon a breach or failure by Sterling Bancshares that causes a failure of the conditions to the closing of the merger, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Sterling Bancshares. Lone Star may not terminate the merger agreement under this provision if it is in material breach of any of its obligations under the merger agreement; or

      - so long as Lone Star is not in breach of any of its covenants or agreements, if prior to the effective time of the merger, Lone Star shall have received an acquisition proposal and the board of directors of Lone Star determines, in its good faith judgment and in the exercise of its fiduciary duties, based in part on the written opinion of its independent legal counsel and the written opinion of an investment banking firm of national reputation, that such alternative acquisition proposal would result in a transaction more favorable to Lone Star's shareholders than the merger and any failure to terminate the merger agreement and accept such alternative acquisition proposal would be inconsistent with the fiduciary duties of Lone Star's board of directors. Lone Star may only terminate the merger agreement under these conditions if it pays a termination fee to Sterling Bancshares;

     - by the board of directors of Sterling Bancshares:

      - upon a breach or failure by Lone Star that causes a failure of the conditions to the merger, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Lone Star. Sterling Bancshares may not terminate the merger agreement under this provision if it is in material breach of any of its obligations under the merger agreement; or

      - if the board of directors of Lone Star:

        - recommends to the Lone Star shareholders that they tender their shares of Lone Star common stock in a tender or exchange offer commenced by a third party;

        - withdraws or modifies, in any manner that is adverse to Sterling Bancshares, its recommendation or approval of the merger agreement;

        - recommends to the Lone Star shareholders that they accept or approve an alternative acquisition proposal; or

        - resolves to accept an alternative acquisition proposal.

     Payment of termination fee and expenses. Lone Star will pay to Sterling Bancshares a termination fee of $2,000,000 plus reasonable out-of-pocket expenses up to $500,000 if:

     - Lone Star's board of directors terminates the merger agreement because it has received an acquisition proposal from another party which Lone Star's board of directors determines to be more favorable to Lone Star's shareholders and which must be accepted by the board in the proper exercise of its fiduciary duties;

     - Sterling Bancshares' board of directors terminates the merger agreement because Lone Star's board of directors has recommended to Lone Star's shareholders that they tender their shares in a tender or exchange offer commenced by a third party;

     - Sterling Bancshares' board of directors terminates the merger agreement because Lone Star's board of directors has withdrawn or modified, in a manner adverse to Sterling Bancshares, its recommendation or approval of the merger agreement or resolves to do so;

     - Sterling Bancshares' board of directors terminates the merger agreement because Lone Star's board of directors has recommended to Lone Star's shareholders the acceptance or approval of any alternative acquisition proposal, or resolves to do so; or

     - either Sterling Bancshares' or Lone Star's board of directors terminates the merger agreement because Lone Star's shareholders do not authorize the merger agreement and:

      - at the time the Lone Star shareholders fail to authorize the merger agreement, there exists an acquisition proposal from another party, and

      - within nine months of the termination of the merger agreement, Lone Star enters into a definitive agreement with any other party for an acquisition proposal relating to Lone Star.

     Amendment of merger agreement. The parties may amend the merger agreement before completion of the merger. However, after the merger agreement has been adopted by Lone Star's shareholders, the provisions of the merger agreement relating to the amount of the merger consideration may not be amended without approval of Lone Star's shareholders.

     Modification of structure of merger. Sterling Bancshares may elect to modify the structure of the merger as contemplated by the merger agreement so long as the modified structure does not:

     - alter or change the amount or kind of consideration to be received by the shareholders of Lone Star;

     - take the form of an asset purchase;

     - adversely affect the tax treatment to Lone Star's shareholders as a result of receiving the merger consideration; or

     - adversely affect the timing of the closing of the merger.

MANAGEMENT AFTER THE MERGER

     Neither the board of directors nor the executive officers of Sterling Bancshares will change as a result of the merger. Information about Sterling Bancshares' directors and executive officers, including biographical information, executive compensation and relationships and related transactions between

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


management and the company, can be found in Sterling Bancshares' proxy statement for the 2001 annual meeting of shareholders and annual report on Form 10-K for the fiscal year ended December 31, 2000, both of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For more details about how you can obtain copies of Sterling Bancshares' annual meeting proxy statement and Form 10-K, see "Where You Can Find Additional Information" on page 89.


                           SUPERVISION AND REGULATION

STERLING BANCSHARES

     General. Sterling Bancshares and Sterling Bancorporation are bank holding companies registered under the Bank Holding Company Act of 1956, as amended, and are subject to supervision and regulation by the Federal Reserve Board. Federal laws subject bank holding companies to particular restrictions on the types of activities in which they engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and policies. In addition, Texas law authorizes the Texas Department of Banking to supervise and regulate a holding company controlling a state bank.

     As a bank holding company, Sterling Bancshares' activities, as well as the activities of entities which it controls or of which it owns five percent (5%) or more of the voting securities, are limited by the BHC Act to banking, management and control of banks, furnishing or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be incidental or closely related to banking or managing or controlling banks. The Gramm-Leach-Bliley Act amended the BHC Act and granted certain expanded powers to bank holding companies. See discussion below under "Recently enacted legislative and regulatory changes."

     In approving acquisitions by Sterling Bancshares of entities engaged in banking-related activities, the Federal Reserve Board considers a number of factors, including the expected benefits to the public, such as greater convenience and increased competition or gains in efficiency, which are weighted against the risks of possible adverse effects, such as an attempt to monopolize the business of banking, undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     The BHC Act sets forth exceptions to its general prohibition against bank holding company ownership of voting shares in any company engaged in non-banking activities. The exceptions include certain activities exempt based upon the type of activity and those determined by the Federal Reserve Board to be closely related to banking or managing or controlling banks. The Economic Growth and Regulatory Paperwork Reduction Act of 1996 streamlined the nonbanking activities application process for bank holding companies which qualify as well-capitalized and well-managed. Also, see discussion of the Gramm-Leach-Bliley Act, which amends certain portions of the BHC Act, under the "Recently enacted legislative and regulatory changes" caption below.

     Safety and soundness standards. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") expanded the Federal Reserve Board's authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Notably, FIRREA increased the amount of civil money penalties that the Federal Reserve Board can assess for certain activities conducted on a knowing and reckless basis, if those activities cause a substantial loss to a depository institution. The penalties can be as high as $1 million per day. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

     On July 10, 1995, the four federal agencies that regulate banks and savings associations (FDIC, Federal Reserve Board, the Office of the Comptroller of the Currency and the Office of Thrift Supervision) jointly issued guidelines for safe and sound banking operations (Interagency Guidelines Establishing Standards for Safety and Soundness) as required by Section 132 of the Federal Deposit

Insurance Corporation Improvement Act. The guidelines identify the fundamental standards that the four agencies follow when evaluating the operational and managerial controls at insured institutions. An institution's performance will be evaluated against these standards during the regulators' periodic on-site examinations.

     Dividend restrictions. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Under this policy, Sterling Bancshares may be required to commit resources to Sterling Bank when it might not do so absent the policy.

     Capital adequacy requirements. Sterling Bank is subject to the capital adequacy requirements promulgated by the FDIC and the Texas Department of Banking. In addition, the Federal Reserve Board monitors the capital adequacy of bank holding companies.

     The Federal Reserve Board has adopted a system using risk-based capital adequacy guidelines to evaluate the capital adequacy of bank holding companies. Under the risk-based capital guidelines, different categories of Sterling Bancshares' and Sterling Bank's assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-related" asset base. Certain off balance sheet items are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. In addition, the guidelines define each of the capital components. Total capital is defined as the sum of "core capital elements" ("Tier 1") and "supplemental capital elements" ("Tier 2"), with "Tier 2" being limited to 100% of "Tier 1." For bank holding companies such as Sterling Bancshares, "Tier 1" capital includes, with certain restrictions, common shareholders' equity, perpetual preferred stock, and minority interest in consolidated subsidiaries. "Tier 2" capital includes, with certain limitations, certain forms of perpetual preferred stock, as well as maturing capital instruments and the reserve for credit losses. The guidelines require bank holding companies, such as Sterling Bancshares, to maintain a minimum ratio of total capital-to-risk-weighted assets of 8.0% (of which at least 4.0% is required to be comprised of "Tier 1" capital elements). At March 31, 2001, Sterling Bancshares' ratios of "Tier 1" and "Total" capital-to-risk-weighted assets were 9.95% and 10.82%, respectively.

     In addition to the risk-based capital guidelines, the Federal Reserve Board and the FDIC have adopted the use of a minimum "Tier 1" leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The banking organization's "Tier 1" leverage ratio is defined to be a company's "Tier 1" capital divided by its average total consolidated assets. The leverage ratio adopted by the federal banking agencies requires a minimum 3.0% "Tier 1" capital to total assets ratio for institutions will be expected to maintain a leverage ratio of 4.0% to 5.0%. Sterling Bancshares' leverage ratio at March 31, 2001 of 10.18% exceeded the regulatory minimum.

     Imposition of liability for undercapitalized subsidiaries. A bank holding company that fails to meet the applicable risk-based capital standards will be at a disadvantage. For example, Federal Reserve Board policy discourages the payment of dividends by a bank holding company from borrowed funds as well as payments that would adversely affect capital adequacy. Failure to meet the capital guidelines may result in the institution of supervisory or enforcement actions by the Federal Reserve Board. The Federal Deposit Insurance Corporation Improvement Act ("FDICI Act") requires bank regulators to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels.

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

     Acquisitions by bank holding companies. The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve Board before it acquires all or substantially all of the assets of any bank, or ownership or control of more than 5% voting shares of any bank. In approving bank acquisitions, the Federal Reserve Board considers the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors. The Attorney General of the United States may, within thirty (30) days after approval of an acquisition by the Federal Reserve Board, bring an action challenging such acquisition under the federal antitrust laws, in which case the effectiveness of such approval is stayed pending a final ruling by the courts.

     Community Reinvestment Act. The Community Reinvestment Act of 1977 ("CRA") and the regulations promulgated by the FDIC to implement the CRA are intended to ensure that banks meet the credit needs of their service area, including low and moderate income communities and individuals, consistent with safe and sound banking practices. The CRA regulations also require the banking regulatory authorities to evaluate a bank's record in meeting the needs of its service area when considering applications to establish new offices or consummate any merger or acquisition transaction. Under FIRREA, the federal banking agencies are required to rate each insured institution's performance under CRA and to make such information publicly available. In the case of any acquisition by a bank holding company, the CRA performance records of the banks involved in the transaction are reviewed as part of the processing of the acquisition application. A CRA rating other than "outstanding" or "satisfactory" can substantially delay or block a transaction. Based upon its most recent examination, Sterling Bank has a satisfactory CRA rating.

     Interstate banking. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 increased the ease and likelihood of interstate branching throughout much of the United States. The Interstate Branching Act removes state law barriers to acquisitions in all states and allows multi-state banking operations to merge into a single bank with interstate branches. Interstate banking and branching authority will be subject to certain conditions and restrictions, such as capital adequacy, management and CRA compliance. The Interstate Branching Act preempts existing barriers that restrict entry into all states, such as regional compacts and reciprocity agreements, thus creating opportunities for expansion into markets that were previously closed. Under the Interstate Branching Act, bank holding companies are now able to acquire banks in any state, subject to certain conditions. Banks acquired pursuant to this authority may subsequently be converted to branches. Interstate branching is permitted by allowing banks to merge across state lines to form a single institution. Interstate merger transactions can be used to consolidate existing multi-state operations or to acquire new branches. A bank may establish a new branch as its initial entry into a state only if the state has authorized de novo branching. In addition, out-of-state banks may merge with a single branch of a bank if the state has authorized such a transaction. The Federal Reserve Board, however, will only allow the acquisition by a bank holding company of an interest in any bank located in another state if the statutory laws of the state in which the target bank is located expressly authorize such acquisitions. The interstate branching provision became effective on June 1, 1997, unless a state took action before that time. Texas elected to "opt out" of the Interstate Branching Act. Despite Texas' having opted out of the Interstate Branching Act, the Texas Banking Act permits, in certain circumstances, out-of-state bank holding companies to acquire certain existing banks and bank holding companies in Texas.

     Recently enacted legislative and regulatory changes. The Gramm-Leach-Bliley Act, which became effective in 2000, authorizes affiliations between banking, securities and insurance firms and authorizes bank holding companies and state banks, if permitted by state law, to engage in a variety of new financial activities. Bank holding companies may also elect to become financial holding companies if they meet certain requirements relating to capitalization and management and have filed a declaration with the Federal Reserve Board electing to be a financial holding company. Among the new activities that will be permitted by bank holding companies are securities and insurance brokerage, securities underwriting, insurance underwriting and merchant banking. The Federal Reserve Board, in consultation with the Department of Treasury, may approve additional financial activities.

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

     The Gramm-Leach-Bliley Act also imposes new requirements on financial institutions with respect to customer privacy. The Gramm-Leach-Bliley Act generally prohibits disclosure of customer information to non-affiliated third parties unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. Financial institutions, however, will be required to comply with state law if it is more protective of customer privacy than the Gramm-Leach-Bliley Act.

     The Gramm-Leach-Bliley Act contains a variety of other provisions including a prohibition against automated teller machine surcharges unless the customer has first been provided notice of the imposition and amount of the fee.

     Sterling Bancshares has not filed on election to be a financial holding company. At this time, Sterling Bancshares is unable to predict the impact of the authorized affiliations and new financial activities permitted by the Gramm-Leach-Bliley Act on its operations.

STERLING BANK

     Sterling Bank is a Texas-chartered banking association. Sterling Bank's deposits are insured by the FDIC and Sterling Bank is subject to supervision and regulation by both the Texas Department of Banking and the FDIC. Pursuant to such regulation, Sterling Bank is subject to special restrictions, supervisory requirements and potential enforcement actions. Sterling Bank is not a member of the Federal Reserve System; however, the Federal Reserve Board also has supervisory authority that directly affects Sterling Bank. Sterling Bank is a member of the Federal Home Loan Bank and is also subject to compliance with its requirements.

     Permissible activities for state-chartered institutions. The Texas Constitution provides that a Texas-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Texas. The FDICI Act provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the Bank Insurance Fund.

     Branching. Texas law provides that a Texas-chartered bank can establish a branch anywhere in Texas provided that the branch is approved in advance by the Commissioner of the Texas Department of Banking. The branch must also be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community, and consistency with corporate powers. There are no federal limitations on the ability of insured non-member state banks to branch across state lines; however, such branching would be subject to applicable state law restrictions.

     Restrictions on subsidiary banks. Dividends paid by Sterling Bank are the primary source of Sterling Bancshares' cash flow. Under federal law, Sterling Bank may not pay a dividend that results in an "undercapitalized" situation. At March 31, 2001, there was an aggregate of approximately $69.9 million available for the payment of dividends by Sterling Bank to Sterling Bancshares without prior regulatory approval.

     Other requirements in Texas law affecting the operation of subsidiary banks include requirements relating to maintenance of reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged thereon and limitations relating to investments and other activities.

     Expanding enforcement authority. One of the major additional impacts imposed on the banking industry by the FDICI Act is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board and FDIC have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. The FDICI Act, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

     Consumer laws and regulations. In addition to the banking laws and regulations discussed above, banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. Among the more prominent of such laws and regulations are the Truth-in-Lending Act, the Truth-in-Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and the Fair Housing Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Sterling Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations. Also, see discussion of the consumer privacy protection provision of the Gramm-Leach-Bliley Act under the "Recently enacted legislative and regulatory changes" caption above.

LONE STAR

     Lone Star is a bank holding company within the meaning of the BHC Act and is registered with the Federal Reserve Board. As a result, Lone Star is subject to regulations that are substantially the same as those applicable to Sterling Bancshares.

     Lone Star Bank is a Texas-chartered banking association and a member of the Federal Reserve System. Therefore, Lone Star Bank is subject to supervision and regulation by the Texas Department of Banking and the Federal Reserve Board. Although Lone Star Bank is a member of the Federal Reserve System and Sterling Bank is not, Lone Star Bank is subject to regulations that, except with respect to restrictions on dividend payments and capital guidelines, are substantially the same as those applicable to Sterling Bank. As a state member bank, Lone Star Bank may not declare or pay dividends if it has sustained losses that equal or exceed its undivided profits. In addition, the amount of dividends may not exceed Lone Star Bank's net profits on hand after deducting bad debts and, without approval of the Federal Reserve Board, Lone Star Bank cannot pay dividends in excess of total net profits for the year and retained profits for the preceding two years.

                          INFORMATION ABOUT LONE STAR

GENERAL


     Lone Star was organized as a bank holding company for Lone Star Bank in 2000. Lone Star Bank is a Texas banking association, which was chartered as a national bank in 1985 under the name First National Bank of Highlands. The bank changed its name to Lone Star Bank, N.A. in July 1988, and on July 20, 1999, converted to a Texas banking association under the name Lone Star Bank. Lone Star offers a diversified range of commercial and retail banking services for customers located principally in the Houston metropolitan area. Lone Star has four full service banking offices, with three located in Houston (East Freeway
(2) and Uptown) and one in Highlands, Texas. Lone Star's customer base is composed primarily of individuals who either work or reside in Lone Star's market areas and commercial enterprises engaged in a wide range of businesses throughout Lone Star's market areas.



     Through its banking subsidiary, Lone Star Bank, Lone Star provides its customers with a variety of banking services including checking accounts, savings accounts, certificates of deposit, bank-by-mail and 24-hour depository facilities, cashier's checks, travelers checks, savings bonds, consumer loans, automobile loans, commercial loans, real estate loans, home improvement loans and safe deposit boxes. As of March 31, 2001, Lone Star had total assets of $160.1 million, total loans of $122.6 million, total deposits of $148.4 million and total shareholders' equity of $8.6 million.


COMPETITION

     The banking business is highly competitive, and the profitability of Lone Star depends principally upon Lone Star's ability to compete in its market areas. Lone Star is subject to vigorous competition in all aspects and areas of its business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, asset-based non-bank lenders, insurance companies and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than Lone Star. Lone Star has been able to compete effectively with other financial institutions by emphasizing customer service; by establishing long-term customer relationships and building customer loyalty; and by providing products and services designed to address the specific needs of its customers.

EMPLOYEES


     As of March 31, 2001, Lone Star had 68 full-time equivalent employees, five of whom were executive officers of Lone Star and Lone Star Bank. Lone Star provides medical and hospitalization insurance to its full-time employees. Lone Star considers its relations with its employees to be excellent. Neither Lone Star nor Lone Star Bank is a party to any collective bargaining agreement.


LEGAL PROCEEDINGS

     Lone Star and Lone Star Bank from time to time are involved in legal proceedings arising in the normal course of business. Other than such proceedings incidental to its business, Lone Star's management does not believe that there are any pending or threatened legal proceedings against Lone Star or the bank which, upon resolution, would have a material adverse effect upon Lone Star's financial condition, results of operations or cash flows. The continued absence of such proceedings is a condition to Sterling Bancshares' obligation to complete the merger.

FACILITIES

     Lone Star conducts business at four full service banking locations in and around the Houston metropolitan area. Lone Star's headquarters are located at 8117 East Freeway, Houston, Texas in a two story office building which Lone Star owns. Lone Star owns all of the buildings in which its banking centers are located other than the Uptown banking location. The lease term of the Uptown banking location expires in 2004. The expiration date includes renewal option periods that may be available.

     The following table sets forth specific information on each of Lone Star's banking locations:

                                                                               DEPOSITS AT
LOCATION                                             ADDRESS                  MARCH 31, 2001
--------                                             -------              ----------------------
                                                                          (DOLLARS IN THOUSANDS)
Main Office..............................  8117 East Freeway                     $47,802
                                           Houston, Texas 77029
East Freeway.............................  12727 East Freeway                    $17,222
                                           Houston, Texas 77015
Highlands................................  610 South Main                        $22,623
                                           Highlands, Texas 77562
Uptown(1)................................  1111 Uptown Boulevard                 $60,711
                                           Houston, Texas 77056

---------------

(1) Opened for business in February 2000.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF LONE STAR

     Management's Discussion and Analysis of Financial Condition and Results of Operations of Lone Star analyzes the major elements of Lone Star's balance sheets and statements of income. This section should be read in conjunction with Lone Star's audited consolidated financial statements and accompanying notes as of December 31, 2000 and 1999 and for each of the two years then ended and Lone Star's unaudited interim consolidated financial statements as of and for the three months ended March 31, 2001 and 2000 which are attached to this proxy statement/prospectus.

OVERVIEW


     Net earnings available to common shareholders for the three months ended March 31, 2001 were $257,000 or $0.13 per share compared with $228,000 or $0.13 per share for the three months ended March 31, 2000, an increase in net earnings of 12.9%. The increase was due, in part, to increased loan volume and increased deposits resulting from the opening of the Uptown banking office.


     Total assets at March 31, 2001 were $160.1 million compared with $152.1 million at December 31, 2000. Total assets at December 31, 2000 and 1999 were $152.1 million and $100.7 million, respectively. Total loans increased to $122.6 million at March 31, 2001, from $116.9 million at December 31, 2000, an increase of $5.7 million or 4.9%. Total loans at December 31, 2000 and 1999 were $116.9 million and $66.3 million, respectively. Total deposits at March 31, 2001 were $148.4 million compared with $141.1 million at December 31, 2000. Total deposits at December 31, 1999 were $93.3 million. Shareholders' equity was $8.6 million at March 31, 2001 compared with $7.7 million at December 31, 2000, an increase of $904,000 or 11.8%. Shareholders' equity at December 31, 1999 was $6.5 million. Lone Star posted returns on average assets of 0.66% and 0.85% for the three months ended March 31, 2001 and 2000, respectively. The return on average assets for the years ended December 31, 2000 and 1999 were 0.76% and 0.25%, respectively. Returns on average equity were 12.46% and 13.64% for the three months ended March 31, 2001 and 2000, respectively. The return on average equity for the years ended December 31, 2000 and 1999 were 13.51% and 3.67%, respectively.

RESULTS OF OPERATIONS

  Net Interest Income

     Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of Lone Star's earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income. Lone Star's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change."

     Net interest income was $1.6 million for the three months ended March 31, 2001, compared with $1.4 million for the three months ended March 31, 2000, an increase of $279,000 or 20.7%. The increase in net interest income resulted primarily from growth in average earning assets to $145.9 million for the three months ended March 31, 2001, from $99.2 million for the three months ended March 31, 2000, an increase of $46.7 million or 47.1%.

     Net interest income totaled $6.4 million in 2000 compared with $3.7 million in 1999, an increase of $2.7 million or 72.2%, primarily due to growth in interest income of $5.0 million. This increase was partially offset by an increase in interest expense of $2.4 million. This resulted in net interest margins of 5.34% and 5.14% and net interest spreads of 4.02% and 3.88% for 2000 and 1999, respectively.

     The following tables set forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or paid on such amounts, and the average rate earned or paid. The tables also set forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Nonaccruing loans have been included in the table as loans carrying a zero yield.

                                                              THREE MONTHS ENDED MARCH 31,
                                           -------------------------------------------------------------------
                                                         2001                               2000
                                           --------------------------------   --------------------------------
                                             AVERAGE     INTEREST   AVERAGE     AVERAGE     INTEREST   AVERAGE
                                           OUTSTANDING   EARNED/    YIELD/    OUTSTANDING   EARNED/    YIELD/
                                             BALANCE       PAID     RATE(1)     BALANCE       PAID     RATE(1)
                                           -----------   --------   -------   -----------   --------   -------
                                                                 (DOLLARS IN THOUSANDS)
ASSETS:

Interest-earning assets:
  Loans..................................   $119,051      $2,822     9.61%     $ 77,940      $1,953     10.16%
  Securities.............................     15,942         220     5.60        17,568         236      5.45
  Federal funds sold.....................     10,738         143     5.40         2,567          39      6.16
  Interest-bearing deposits in other
     financial institutions..............        198           3     6.14         1,129          15      5.39
                                            --------      ------               --------      ------
  Total interest-earning assets..........    145,929       3,188     8.86%       99,204       2,243      9.17%
  Less allowance for loan losses.........     (1,142)                              (856)
                                            --------                           --------
  Total interest-earning assets, net of
     allowance...........................    144,787                             98,348
Noninterest-earning assets...............      9,590                              9,557
                                            --------                           --------
          Total assets...................   $154,377                           $107,905
                                            ========                           ========

LIABILITIES AND SHAREHOLDERS' EQUITY:

Interest-bearing liabilities:
  Interest-bearing demand deposits.......   $  6,932      $   31     1.81%     $  6,002      $   32      2.16%
  Savings and money market accounts......     23,443         250     4.32        15,073         149      4.01
  Time deposits..........................     80,251       1,246     6.30        52,433         709      5.48
  Federal funds purchased and other
     borrowings..........................      1,600          32     8.11           142           3      8.57
                                            --------      ------               --------      ------
          Total interest-bearing
            liabilities..................    112,226       1,559     5.63%       73,650         893      4.92%
Noninterest-bearing liabilities:
  Demand deposits........................     32,358                             26,623
  Other liabilities......................      1,650                                933
                                            --------                           --------
  Total liabilities......................    146,234                            101,206
Shareholders' equity.....................      8,143                              6,699
                                            --------                           --------
          Total liabilities and
            shareholders' equity.........   $154,377                           $107,905
                                            ========                           ========
Net interest income......................                 $1,629                             $1,350
                                                          ======                             ======
Net interest spread......................                            3.23%                               4.25%
Net interest margin......................                            4.53%                               5.52%

---------------

(1) Annualized

                                                                YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                                         2000                               1999
                                           --------------------------------   --------------------------------
                                             AVERAGE     INTEREST   AVERAGE     AVERAGE     INTEREST   AVERAGE
                                           OUTSTANDING   EARNED/    YIELD/    OUTSTANDING   EARNED/    YIELD/
                                             BALANCE       PAID      RATE       BALANCE       PAID      RATE
                                           -----------   --------   -------   -----------   --------   -------
                                                                 (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
  Loans..................................   $ 94,682      $9,681     10.22%     $47,838      $4,751     9.93%
  Securities.............................     16,547         886      5.35       17,800         950     5.34
  Federal funds sold.....................      7,377         482      6.53        4,458         235     5.27
  Interest-bearing deposits in other
     financial institutions..............        646          38      5.88        1,814         101     5.57
                                            --------      ------                -------      ------
  Total interest-earning assets..........    119,252      11,087      9.30%      71,910       6,037     8.40%
  Less allowance for loan losses.........       (963)                              (571)
                                            --------                            -------
  Total interest-earning assets, net of
     allowance...........................    118,289                             71,339
Noninterest-earning assets...............      9,500                              8,379
                                            --------                            -------
          Total assets...................   $127,789                            $79,718
                                            ========                            =======

LIABILITIES AND SHAREHOLDERS' EQUITY:

Interest-bearing liabilities:
  Interest-bearing demand deposits.......   $  6,433      $  114      1.77%     $ 5,187      $  113     2.18%
  Savings and money market accounts......     19,689         860      4.37        9,035         302     3.34
  Time deposits..........................     62,689       3,701      5.90       37,424       1,921     5.13
  Federal funds purchased and other
     borrowings..........................        466          40      8.58           41           2     4.88
                                            --------      ------                -------      ------
          Total interest-bearing
            liabilities..................     89,277       4,715      5.28%      51,687       2,338     4.52%
Noninterest-bearing liabilities:
  Demand deposits........................     30,309                             21,755
  Other liabilities......................        639                                946
                                            --------                            -------
  Total liabilities......................    120,225                             74,388
Shareholders' equity.....................      7,564                              5,330
                                            --------                            -------
          Total liabilities and
            shareholders' equity.........   $127,789                            $79,718
                                            ========                            =======
Net interest income......................                 $6,372                             $3,699
                                                          ======                             ======
Net interest spread......................                             4.02%                             3.88%
Net interest margin......................                             5.34%                             5.14%

     The following tables present the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to outstanding balances and the volatility of interest rates:

                                                              THREE MONTHS ENDED MARCH 31,
                                                                     2001 VS. 2000
                                                             ------------------------------
                                                             INCREASE (DECREASE)
                                                              DUE TO CHANGE IN
                                                             -------------------
                                                              VOLUME      RATE       TOTAL
                                                             --------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans....................................................   $1,297      $(428)      $869
  Securities...............................................      (58)        30        (28)
  Federal funds sold.......................................      124        (20)       104
                                                              ------      -----       ----
          Total increase (decrease) in interest income.....    1,363       (418)       945
                                                              ------      -----       ----
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand deposits.........................   $   20      $ (21)      $ (1)
  Savings and money market accounts........................       53         48        101
  Time deposits............................................      111        426        537
  Federal funds purchased and other borrowings.............       30         (1)        29
                                                              ------      -----       ----
          Total increase (decrease) in interest expense....      214        452        666
                                                              ------      -----       ----
          Increase (decrease) in net interest income.......   $1,149      $(870)      $279
                                                              ======      =====       ====

                                                        YEARS ENDED DECEMBER 31,
                                      ------------------------------------------------------------
                                              2000 VS. 1999                  1999 VS. 1998
                                      -----------------------------   ----------------------------
                                      INCREASE (DECREASE)             INCREASE (DECREASE)
                                        DUE TO CHANGE IN                DUE TO CHANGE IN
                                      --------------------            --------------------
                                       VOLUME       RATE     TOTAL     VOLUME       RATE     TOTAL
                                      ---------   --------   ------   ---------   --------   -----
                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans.............................   $4,655      $ 275     $4,930    $1,385      $(575)    $810
  Securities........................     (128)         1       (127)      106       (120)     (14)
  Federal funds sold................      152         95        247       106        (27)      79
                                       ------      -----     ------    ------      -----     ----
          Total increase (decrease)
            in interest income......    4,679        371      5,050     1,597       (722)     875
                                       ------      -----     ------    ------      -----     ----
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand
     deposits.......................   $   27      $ (26)    $    1    $   (1)     $   1     $ --
  Savings and money market
     accounts.......................      356        202        558       104         13      117
  Time deposits.....................    1,301        479      1,780       196       (127)      69
  Federal funds purchased and other
     borrowings.....................       36          2         38        --         (2)      (2)
                                       ------      -----     ------    ------      -----     ----
          Total increase (decrease)
            in interest expense.....    1,720        657      2,377       299       (115)     184
                                       ------      -----     ------    ------      -----     ----
          Increase (decrease) in net
            interest income.........   $2,959      $(286)    $2,673    $1,298      $(607)    $691
                                       ======      =====     ======    ======      =====     ====

  Provision for Loan Losses

     Provisions for loan losses are charged to income to bring the total allowance for loan losses to a level deemed appropriate by management of Lone Star to absorb loan losses inherent in the loan portfolio based on such factors as Lone Star's historical experience of net charge-offs, the volume and type of lending conducted by Lone Star, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Lone Star's portfolio.


     The provision for loan losses for the three months ended March 31, 2001, was $60,000 compared with $101,000 for the three months ended March 31, 2000. For the three months ended March 31, 2001, net charge-offs were $170,000. For the years ended December 31, 2000 and 1999, Lone Star recorded provisions for loan losses of $568,000 and $593,000, respectively.


  Noninterest Income

     Lone Star's primary sources of recurring noninterest income are service charges on deposit accounts and fee income. Noninterest income for the three months ended March 31, 2001 increased to $334,000 from $270,000 for the three months ended March 31, 2000, an increase of $64,000 or 23.7%. The increase was primarily due to non-recurring gains from the sale of securities. Noninterest income for the year ended December 31, 2000 was $1.1 million, an increase of $88,000 or 8.7% from $1.0 million in 1999.

     The following table presents, for the periods indicated, the major categories of noninterest income:

                                                        THREE MONTHS
                                                            ENDED         YEARS ENDED
                                                          MARCH 31,      DECEMBER 31,
                                                        -------------   ---------------
                                                        2001    2000     2000     1999
                                                        -----   -----   ------   ------
                                                            (DOLLARS IN THOUSANDS)
Service charges on deposit accounts...................  $140    $166    $  669   $  648
Fee income............................................   147      53       207      203
Other noninterest income..............................    29      48       167      123
Realized gain on assets...............................    18       3        60       41
                                                        ----    ----    ------   ------
          Total noninterest income....................  $334    $270    $1,103   $1,015
                                                        ====    ====    ======   ======

  Noninterest Expense

     Noninterest expense totaled $1.5 million for the three months ended March 31, 2001 compared with $1.2 million for the three months ended March 31, 2000, an increase of $356,000 or 30.1%. For the years ended December 31, 2000 and 1999, noninterest expense totaled $5.6 million and $3.8 million, respectively. The 48.2% increase in 2000 was primarily the result of additional staff needed to meet loan and deposit growth. Lone Star's efficiency ratios, calculated by dividing total noninterest expenses (excluding securities losses) by net interest income plus noninterest income, were 74.7% in 2000 and 80.0% in 1999.

     The following table presents, for the periods indicated, the major categories of noninterest expense:

                                                      THREE MONTHS
                                                          ENDED          YEARS ENDED
                                                        MARCH 31,       DECEMBER 31,
                                                     ---------------   ---------------
                                                      2001     2000     2000     1999
                                                     ------   ------   ------   ------
                                                          (DOLLARS IN THOUSANDS)
Employee compensation and benefits.................  $  941   $  733   $3,213   $1,936
Non-staff expenses:
  Net bank premises expense........................      98       86      379      228
  Office and computer supplies.....................      78       72      286      295
  Legal and professional fees......................     143       39      253      189
  Advertising......................................       2        4       14       12
  FDIC insurance...................................      25        3       42        8
  Other............................................     253      247    1,400    1,102
                                                     ------   ------   ------   ------
          Total non-staff expenses.................     599      451    2,374    1,834
                                                     ------   ------   ------   ------
          Total noninterest expenses...............  $1,540   $1,184   $5,587   $3,770
                                                     ======   ======   ======   ======

     Employee compensation and benefits expense for the three months ended March 31, 2001 was $941,000, an increase of $208,000 or 28.4% over the $733,000 for the same period in 2000. The increase was due primarily to additional staff. The number of full-time equivalent employees was 68 at March 31, 2001 compared with 61 at March 31, 2000, an increase of 11.5%. Employee compensation and benefits at December 31, 2000 and 1999 was $3.2 million and $1.9 million, respectively.

  Income Taxes


     Federal income tax is reported as income tax expense and is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other non-deductible expense. The effective tax rates in 2000 and 1999 were 29.6% and 31.9%, respectively.


     Additionally, the State of Texas imposes a Texas franchise tax. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers' salaries, less interest income from federal securities. Total franchise tax expense was $10,000 in 2000 and $7,000 in 1999. Such expense was included as a part of other noninterest expense.

  Impact of Inflation


     The effects of inflation on the local economy and on Lone Star's operating results have been relatively modest for the past several years. Since substantially all of Lone Star's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. Lone Star tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "-- Financial Condition -- Interest Rate Sensitivity and Liquidity" on page 73.


FINANCIAL CONDITION

  Loan Portfolio

     Lone Star provides a broad range of commercial, real estate and consumer loan products to small and medium-sized businesses and individuals. Total loans were $122.6 million at March 31, 2001, an increase of $5.7 million or 4.9% from $116.9 million at December 31, 2000. Loan growth occurred primarily in commercial loans and real estate loans. Loans comprised 80.9% of total earning assets at March 31, 2001 compared with 82.0% at December 31, 2000.

     Total loans increased by $50.6 million or approximately 76.3% to $116.9 million at December 31, 2000 from $66.3 million at December 31, 1999. The increase was primarily due to the opening of the Lone Star's Uptown location and the addition of loan officers at that location. In 1999, total loans increased by $24.0 million to $66.3 million at December 31, 1999 from $42.3 million at December 31, 1998.

     The following table summarizes the loan portfolio of Lone Star by type of loan at the periods indicated:

                                  MARCH 31, 2001     DECEMBER 31, 2000    DECEMBER 31, 1999
                                ------------------   ------------------   -----------------
                                 AMOUNT    PERCENT    AMOUNT    PERCENT   AMOUNT    PERCENT
                                --------   -------   --------   -------   -------   -------
                                                  (DOLLARS IN THOUSANDS)
Commercial and industrial.....  $ 38,497     31.4%   $ 36,716     31.4%   $25,194     38.0%
Real estate:
  Construction and land
     development..............    23,113     18.9      11,682     10.0      4,911      7.4
  1-4 family residential......     6,173      5.0      10,012      8.6      3,813      5.8
  Commercial mortgages........    43,094     35.1      46,242     39.6     20,499     30.9
Consumer/Other................    11,732      9.6      12,209     10.4     11,875     17.9
                                --------    -----    --------    -----    -------    -----
          Total loans.........  $122,609    100.0%   $116,861    100.0%   $66,292    100.0%
                                ========    =====    ========    =====    =======    =====

     The primary lending focus of Lone Star is to small and medium-sized businesses. Lone Star offers business loans, commercial real estate loans, equipment loans, working capital loans, term loans, revolving lines of credit and letters of credit. Most commercial loans are collateralized and on payment programs. The purpose of a particular loan generally determines its structure. In almost all cases, Lone Star requires personal guarantees on commercial loans to help assure repayment.

     Lone Star's commercial mortgage loans are generally secured by first liens on real estate, typically have fixed interest rates and amortize over a 10 to 15 year period with balloon payments due at the end of one to nine years. In underwriting commercial mortgage loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower.

     Lone Star makes loans to finance the construction of nonresidential and, to a limited extent, residential properties. Construction loans generally are secured by first liens on real estate. Lone Star conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in Lone Star's construction lending activities. In keeping with the community-oriented nature of its customer base, Lone Star provides construction and permanent financing for churches located within its market area.

     Lone Star rarely makes loans at its legal lending limit. Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Lone Star's strategy for approving or disapproving loans is to follow conservative loan policies and underwriting practices which include:

     - granting loans on a sound and collectible basis;

     - investing funds properly for the benefit of shareholders and the protection of depositors;

     - serving the legitimate needs of the community and Lone Star's general market area while obtaining a balance between maximum yield and minimum risk;

     - ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan;

     - developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each category; and

     - ensuring that each loan is properly documented and, if appropriate, insurance coverage is adequate.

     Lone Star's loan review and compliance personnel interact daily with commercial and consumer lenders to identify potential underwriting or technical exception variances. In addition, Lone Star has placed increased emphasis on the early identification of problem loans to aggressively seek resolution of the situations and thereby keep loan losses at a minimum. Management believes that this strict adherence to conservative loan policy guidelines has contributed to Lone Star's below average level of loan losses compared to its industry peer group over the past few years.

     Lone Star's loans collateralized by single-family residential real estate generally are originated in amounts of no more than 90% of the lower of cost or appraised value. Lone Star requires mortgage title insurance and hazard insurance in the amount of the loan.

     As of March 31, 2001, Lone Star's one to four family real estate loan portfolio was $6.2 million. Of this amount, $2.0 million is repriceable in one year or less and an additional $4.2 million is repriceable from one year to five years. These high percentages in short-term real estate loans reflects Lone Star's commitment to reducing interest rate risk.

     Lone Star provides a wide variety of consumer loans including motor vehicle, watercraft, education loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 72 months and vary based upon the nature of collateral and size of loan. As of March 31, 2001, Lone Star had no indirect consumer loans, indicating a preference to maintain personal banking relationships and strict underwriting standards.

     The contractual maturity ranges of the commercial and industrial and construction and land development loan portfolio and the amount of such loans with predetermined interest rates in each maturity range as of December 31, 2000, are summarized in the following table:

                                                            DECEMBER 31, 2000
                                               --------------------------------------------
                                                          AFTER ONE
                                               ONE YEAR    THROUGH       AFTER
                                               OR LESS    FIVE YEARS   FIVE YEARS    TOTAL
                                               --------   ----------   ----------   -------
                                                          (DOLLARS IN THOUSANDS)
Commercial and industrial....................  $23,295     $12,877       $  544     $36,716
Construction and land development............    6,368       4,746          568      11,682
                                               -------     -------       ------     -------
          Total..............................  $29,663     $17,623       $1,112     $48,398
                                               =======     =======       ======     =======
Loans with a predetermined interest rate.....  $ 7,794     $ 6,623       $  335     $14,752
Loans with a floating interest rate..........   21,869      11,000          777      33,646
                                               -------     -------       ------     -------
          Total..............................  $29,663     $17,623       $1,112     $48,398
                                               =======     =======       ======     =======

  Nonperforming Assets

     Lone Star has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. Lone Star has established underwriting guidelines to be followed by its officers and also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that Lone Star's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

     Nonperforming assets were $209,000 at March 31, 2001 compared with $238,000 at December 31, 2000, reflecting continued strong asset quality. The ratio of nonperforming assets to total loans and other real estate was 0.2% at March 31, 2001 and December 31, 2000. Nonperforming assets decreased during 2000 from $370,000 at December 31, 1999.

     Lone Star generally places a loan on nonaccrual status and ceases to accrue interest when loan payment performance is deemed unsatisfactory. Loans where the interest payments jeopardize the collection of principal are placed on nonaccrual status, unless the loan is both well-secured and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. Lone Star is sometimes required to revise a loan's interest rate or repayment terms in a troubled debt restructuring, however, Lone Star had no restructured loans at March 31, 2001 and December 31, 2000. In addition to an internal loan review, Lone

Star retains TIB-The Independent BankersBank for a semi-annual external review to evaluate the loan portfolio.

     Lone Star maintains current appraisals on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses. Lone Star records other real estate at fair value at the time of acquisition, less estimated costs to sell.

     Lone Star has adopted Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting for Creditors for Impairment of a Loan -- Income Recognition and Disclosures. Under SFAS No. 114, as amended, a loan is considered impaired based on current information and events, if it is probable that Lone Star will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent. The implementation of SFAS No. 114 did not have a material adverse affect on Lone Star's financial statements.

     The following table presents information regarding nonperforming assets as of the dates indicated:

                                                                          DECEMBER 31,
                                                              MARCH 31,   -------------
                                                                2001      2000    1999
                                                              ---------   -----   -----
                                                               (DOLLARS IN THOUSANDS)
Nonaccrual loans............................................    $206      $216    $370
Accruing loans past due 90 days or more.....................       3        22      --
Restructured loans..........................................      --        --      --
Other real estate...........................................      --        --      --
                                                                ----      ----    ----
          Total nonperforming assets........................    $209      $238    $370
                                                                ====      ====    ====
Nonperforming assets to total loans and other real estate...     0.2%      0.2%    0.6%

  Allowance for Loan Losses

     The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses which it believes is adequate for estimated losses in Lone Star's loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for loan losses to Lone Star's board of directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers the diversification by industry of Lone Star's commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security and the evaluation of its loan portfolio by the annual external loan review conducted by TIB -- The Independent BankersBank. Charge-offs occur when loans are deemed to be uncollectible.

     Lone Star follows an internal loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, Lone Star maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans internally classified as "substandard" or in the more severe categories of "doubtful" or "loss" are those loans that at a minimum have clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. At March 31, 2001, Lone Star had $148,000 of such loans compared with $315,000 at March 31, 2000, a 53.0% decrease.

     In addition to the internally classified loan list and delinquency list of loans, Lone Star maintains a separate "watch list" which further aids Lone Star in monitoring loan portfolios. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. Lone Star reviews these loans to assist in assessing the adequacy of the allowance for loan losses. At March 31, 2001, Lone Star had $726,000 of such loans.


     In originating loans, Lone Star recognizes that loan losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan.


     In order to determine the adequacy of its allowance for loan losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. Management establishes specific allowances for loans which management believes require reserves greater than those allocated according to their classification or delinquent status. An unallocated allowance is also established based on Lone Star's historical charge-off experience. Lone Star then charges to operations a provision for loan losses to maintain the allowance for loan losses at an adequate level to absorb losses inherent in the loan portfolio determined by the foregoing methodology.


     Management actively monitors Lone Star's asset quality and provides specific loss allowances when necessary. Loans are charged off against the allowance for loan losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. As of March 31, 2001, the allowance for loan losses amounted to $1.1 million or 0.9% of total loans. The allowance for loan losses as a percentage of nonperforming loans was 507% at March 31, 2001.


     For the year ended December 31, 2000, net loan charge-offs totaled $210,000 or 0.2% of average loans outstanding for the period, compared with $305,000 in net loan charge-offs or 0.6% of average loans for the year ended December 31, 1999. During 2000, Lone Star recorded a provision for loan losses of $568,000 compared with $593,000 for 1999. The decrease in the provision for 2000 is primarily the result of lower loan charge-offs in 2000 compared with 1999. At December 31, 2000, the allowance for loan losses totaled $1.2 million, or 1.00% of total loans. At December 31, 1999, the allowance for loan losses totaled $811,000 or 1.2% of total loans.

     The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

                                                     THREE MONTHS        YEARS ENDED
                                                        ENDED           DECEMBER 31,
                                                      MARCH 31,     ---------------------
                                                         2001          2000        1999
                                                     ------------   -----------   -------
                                                            (DOLLARS IN THOUSANDS)
Average loans outstanding..........................    $119,051      $ 94,682     $47,838
                                                       ========      ========     =======
Gross loans outstanding at end of period...........    $122,609      $116,861     $66,292
                                                       ========      ========     =======
Allowance for loan losses at beginning of period...    $  1,169      $    811     $   523
Provision for loan losses..........................          60           568         593
Charge-offs:
  Commercial and industrial........................        (183)         (276)       (422)
  Real estate......................................          --            --          --
  Consumer.........................................         (17)          (38)        (30)
  Other............................................          --            --          --
Recoveries:........................................          --
  Commercial and industrial........................          --            42         135
  Real estate......................................          --             2          --
  Consumer.........................................          --            44          12
  Other............................................          30            16          --
                                                       --------      --------     -------
Net loan charge-offs...............................        (170)         (210)       (305)
Allowance for loan losses at end of period.........    $  1,059      $  1,169     $   811
                                                       ========      ========     =======
Ratio of allowance to end of period loans..........         0.9%          1.0%        1.2%
Ratio of net loan charge-offs to average loans.....         0.1%          0.2%        0.6%
Ratio of allowance to end of period nonperforming
  loans............................................         507%          491%        219%

     The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                            MARCH 31,             DECEMBER 31,           DECEMBER 31,
                                               2001                   2000                   1999
                                       --------------------   --------------------   --------------------
                                                PERCENT OF             PERCENT OF             PERCENT OF
                                                 LOANS TO               LOANS TO               LOANS TO
                                       AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS
                                       ------   -----------   ------   -----------   ------   -----------
                                                             (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses
  applicable to:
Commercial and industrial............  $  328       31.4%     $  362       31.4%      $298        38.0%
Real estate:
  Construction and land
     development.....................     201       18.9         117       10.0         58         7.4
  1-4 family residential.............      53        5.0         105        8.6         50         5.8
  Commercial mortgage................     371       35.1         456       39.6        256        30.9
Consumer.............................      95        9.6         117       10.4        141        17.9
Unallocated..........................      11        N/A          12        N/A          8         N/A
                                       ------      -----      ------      -----       ----       -----
          Total allowance for loan
            losses...................  $1,059      100.0%     $1,169      100.0%      $811       100.0%
                                       ======      =====      ======      =====       ====       =====

     Management believes that the allowance for loan losses at March 31, 2001 is adequate to cover losses inherent in the loan portfolio as of such date. There can be no assurance, however, that Lone Star will not sustain losses in future periods, which could be substantial in relation to the size of the allowance for loan losses at March 31, 2001.

  Securities

     Lone Star uses its securities portfolio to ensure liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to ensure collateral is available for municipal pledging requirements and to manage asset quality. Securities totaled $15.4 million at March 31, 2001, a decline of $1.6 million from $17.0 million at December 31, 2000. The decline was primarily due to an increase in loans. At March 31, 2001, securities represented 9.6% of total assets compared with 11.2% of total assets at December 31, 2000. The yield on average securities for the three months ended March 31, 2001 was 5.6% compared with 5.5% for the same period in 2000. The average life of the securities portfolio at March 31, 2001 was approximately 2 years and 6 months.

     At December 31, 2000, investment securities totaled $17.0 million, a decrease of $2.9 million from $19.9 million at December 31, 1999. The decrease was primarily attributable to an increase in loans. At December 31, 2000, investment securities represented 11.2% of total assets compared with 19.8% of total assets at December 31, 1999.

     The following table summarizes the amortized cost of investment securities held by Lone Star as of the dates shown:

                                                                        DECEMBER 31,
                                                          MARCH 31,   -----------------
                                                            2001       2000      1999
                                                          ---------   -------   -------
                                                             (DOLLARS IN THOUSANDS)
U.S. Treasury securities................................   $   499    $   500   $ 2,496
U.S. Government and agencies securities.................     6,826      8,325     8,019
Mortgage-backed securities..............................     2,359      2,605     3,846
State and political subdivisions........................     5,313      5,364     5,598
Other...................................................       249        249       255
                                                           -------    -------   -------
          Total securities..............................   $15,246    $17,043   $20,214
                                                           =======    =======   =======

     The following table summarizes the contractual maturity of investment securities on an amortized cost basis and their weighted average yields as of March 31, 2001:

                                                                      MARCH 31, 2001
                               ---------------------------------------------------------------------------------------------
                                                      AFTER ONE            AFTER FIVE
                                    WITHIN         YEAR BUT WITHIN      YEARS BUT WITHIN        AFTER
                                   ONE YEAR           FIVE YEARS           TEN YEARS          TEN YEARS
                               ----------------   ------------------   ------------------   --------------
                                AMOUNT    YIELD     AMOUNT     YIELD     AMOUNT     YIELD   AMOUNT   YIELD    TOTAL    YIELD
                               --------   -----   ----------   -----   ----------   -----   ------   -----   -------   -----
                                                                  (DOLLARS IN THOUSANDS)
U.S. Treasury securities.....   $  499    5.62%     $   --       --%     $   --       --%    $--       --%   $   499   5.62%
U.S. Government and agencies
  securities.................    2,278    5.91       3,048     6.29       1,500     6.37      --       --      6,826   6.18
Mortgage-backed securities...      390    6.19       1,768     6.34         201     7.06      --       --      2,359   6.38
State and political
  subdivisions...............    1,228    4.28       3,754     4.36         331     4.06      --       --      5,313   5.54
                                ------    ----      ------     ----      ------     ----     ---     ----    -------   ----
         Total securities....   $4,395    5.45%     $8,570     5.47%     $2,032     6.06%    $--       --%   $14,997   5.97%
                                ======              ======               ======              ===             =======

     The following table summarizes the carrying value and classification of securities as of the dates shown:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Available-for-sale..........................................   $16,772      $19,654
Held-to-maturity............................................       249          255
                                                               -------      -------
          Total securities..................................   $17,021      $19,909
                                                               =======      =======

     The following table summarizes the amortized cost of securities classified as available-for-sale and their approximate fair values as of the dates shown:

                                          MARCH 31, 2001                                 DECEMBER 31, 2000
                           ---------------------------------------------   ---------------------------------------------
                                         GROSS        GROSS                              GROSS        GROSS
                           AMORTIZED   UNREALIZED   UNREALIZED    FAIR     AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                             COST         GAIN         LOSS       VALUE      COST         GAIN         LOSS       VALUE
                           ---------   ----------   ----------   -------   ---------   ----------   ----------   -------
                                                              (DOLLARS IN THOUSANDS)
U.S. Treasury
  securities.............   $   499       $  2         $--       $   501    $   500       $--          $ 1       $   499
U.S. Government and
  agencies securities....     6,826        100          --         6,926      8,325        17           --         8,342
Mortgage-backed
  securities.............     2,359         10          --         2,369      2,605        --           15         2,590
State and political
  subdivisions...........     5,313         67          --         5,380      5,364        10           33         5,341
                            -------       ----         ---       -------    -------       ---          ---       -------
         Total...........   $14,997       $179         $--       $15,176    $16,794       $27          $49       $16,772
                            =======       ====         ===       =======    =======       ===          ===       =======

                                                            DECEMBER 31, 1999
                                              ---------------------------------------------
                                                            GROSS        GROSS
                                              AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                COST         GAIN         LOSS       VALUE
                                              ---------   ----------   ----------   -------
                                                         (DOLLARS IN THOUSANDS)
U.S. Treasury securities....................   $ 2,496       $--          $ 17      $ 2,479
U.S. Government and agencies securities.....     8,019        --           129        7,890
Mortgage-backed securities..................     3,846        --            50        3,796
State and political subdivisions............     5,598         2           111        5,489
                                               -------       ---          ----      -------
          Total.............................   $19,959       $ 2          $307      $19,654
                                               =======       ===          ====      =======

     At the date of purchase, Lone Star classifies debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

  Deposits

     Lone Star offers a variety of deposit accounts having a wide range of interest rates and terms. Lone Star's deposit accounts consist of demand, savings, money market and time accounts. Lone Star relies primarily on competitive pricing policies and customer service to attract and retain these deposits. Lone Star does not have or accept any brokered deposits.

     At March 31, 2001, demand, money market and savings deposits accounted for approximately 43.4% of total deposits, while certificates of deposit made up 56.6% of total deposits. Noninterest-bearing demand deposits totaled $33.9 million or 22.9% of total deposits at March 31, 2001, compared with $36.3 million or 25.7% of total deposits at December 31, 2000. The average cost of deposits, including noninterest-bearing demand deposits, was 4.33% for the three months ended March 31, 2001 compared with 3.60% for the same period in 2000. The increase in the average cost of deposits was primarily due to rising market rates.

     At March 31, 2001, total deposits were $148.4 million compared with $141.1 million at December 31, 2000, an increase of $7.3 million or 5.2%. At December 31, 2000, total deposits increased to $141.1 million from $93.3 million at December 31, 1999, an increase of $47.8 million or 51.3%. This increase is primarily attributable to deposits of new customers. Lone Star's ratio of average noninterest-bearing demand deposits to average total deposits for years ended December 31, 2000 and 1999 were 25.4% and 29.6%, respectively.

     The following table presents for the periods indicated the daily average balances and weighted average rates paid on deposits:

                                      THREE MONTHS         YEARS ENDED DECEMBER 31,
                                          ENDED        --------------------------------
                                     MARCH 31, 2001         2000              1999
                                     ---------------   ---------------   --------------
                                      AMOUNT    RATE    AMOUNT    RATE   AMOUNT    RATE
                                     --------   ----   --------   ----   -------   ----
                                                   (DOLLARS IN THOUSANDS)
Noninterest-bearing demand.........  $ 32,358     --%  $ 30,309     --%  $21,755     --%
Interest-bearing demand............     6,932   1.81      6,433   1.77     5,187   2.18
Savings and money-market...........    23,443   4.32     19,689   4.37     9,035   3.34
Time...............................    80,251   6.30     62,689   5.90    37,424   5.13
                                     --------   ----   --------   ----   -------   ----
          Total deposits...........  $142,984   4.33%  $119,120   3.92%  $73,401   3.18%
                                     ========   ====   ========   ====   =======   ====

     The following table sets forth the amount of Lone Star's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                        MARCH 31, 2001
                                                    ----------------------
                                                    (DOLLARS IN THOUSANDS)
Three months or less..............................         $13,086
Over three months through six months..............          15,136
Over six months through one year..................           8,854
Over one year.....................................           6,543
                                                           -------
          Total...................................         $43,619
                                                           =======

  Interest Rate Sensitivity and Liquidity

     Lone Star's asset liability and funds management policy provides management with the necessary guidelines for effective funds management, and Lone Star has established a measurement system for monitoring its net interest rate sensitivity position. Lone Star manages its sensitivity position within established guidelines.

     Interest rate risk is managed by the Asset Liability Committee ("ALCO"), which is composed of senior officers of Lone Star, in accordance with policies approved by Lone Star's board of directors. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital based on the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies, and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, commitments to originate loans, and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (ii) an interest rate shock simulation model. Lone Star has traditionally managed its business to reduce its overall exposure to changes in interest rates, however, under current policies of Lone Star's board of directors, management has been given some latitude to increase Lone Star's interest rate sensitivity position within certain limits if, in management's judgment, it will enhance profitability. As a result, changes in market interest rates may have a greater impact on Lone Star's financial performance in the future than they have had historically.

     To effectively measure and manage interest rate risk, Lone Star uses an interest rate shock simulation model to determine the impact on net interest income under various interest rate scenarios, balance sheet trends and strategies. From these simulations, interest rate risk is quantified and appropriate strategies are developed and implemented. Additionally, duration and market value sensitivity measures are utilized when they provide added value to the overall interest rate risk management process. The overall interest rate risk position and strategies are reviewed by Lone Star's board of directors on an ongoing basis.

     Lone Star manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Lone Star does not currently enter into instruments such as leveraged derivatives, structured notes, interest rate swaps, caps, floors, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk.

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely. However, it is management's intent to achieve a proper balance so that incorrect rate forecasts should not have a significant impact on earnings.

     The following table sets forth an interest rate sensitivity analysis for Lone Star at March 31, 2001:

                                                   VOLUMES SUBJECT TO REPRICING WITHIN
                                           ---------------------------------------------------
                                                                            GREATER
                                            0-90      91-365       1-3       THAN
                                            DAYS       DAYS       YEARS     3 YEARS    TOTAL
                                           -------   --------    -------    -------   --------
                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Securities.............................  $ 1,356   $  2,817    $ 6,212    $ 5,040   $ 15,425
  Loans..................................   60,208     14,834     25,624     21,943    122,609
  Federal funds sold.....................   13,293         --         --         --     13,293
  Due from banks.........................       99         --         99         --        198
                                           -------   --------    -------    -------   --------
          Total interest-earning
            assets.......................   74,956     17,651     31,935     26,983    151,525
Interest-bearing liabilities:
  NOW, money market and savings
     deposits............................   30,426         --         --         --     30,426
  Certificates of deposit and other time
     deposits............................   22,216     47,257     11,962      2,561     83,996
  Borrowed funds.........................    1,600         --         --         --      1,600
                                           -------   --------    -------    -------   --------
          Total interest-bearing
            liabilities..................   54,242     47,257     11,962      2,561    116,022
Period GAP...............................  $20,714   $(29,606)   $19,973    $24,422   $ 35,503
Cumulative GAP...........................  $20,714   $ (8,892)   $11,081    $35,503
Period GAP to total assets...............     12.9%     (18.5)%     12.4%      15.3%
Cumulative GAP to total assets...........     12.9%      (5.6)%      6.9%      22.2%
Cumulative interest-earning assets to
  cumulative interest-bearing
  liabilities............................      1.4%       0.9%       1.1%       1.3%

     Lone Star's one-year cumulative GAP position at March 31, 2001, was $(8.9) million or 5.6% of assets. This is a one-day position that is continually changing and is not indicative of Lone Star's position at any other time. While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. For example, the GAP position reflects only the prepayment assumptions pertaining to the current rate environment. Assets tend to prepay more rapidly during periods of declining interest rates than during periods of rising interest rates. Because of this and other risk factors not contemplated by the GAP position, an institution could have a matched GAP position in the current rate environment and still have its net interest income exposed to increased rate risk. The ALCO Committee reviews Lone Star's interest rate risk position on a weekly basis.

     Liquidity involves Lone Star's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate Lone Star on an ongoing basis. Lone Star's liquidity needs are primarily met by growth in core deposits. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, Lone Star does not rely on these external funding sources. The cash and federal funds sold position, supplemented by amortizing investments along with payments and maturities within the loan portfolio, have historically created an adequate liquidity position.

  Capital Resources

     Capital management consists of providing equity to support both current and future operations. Lone Star and Lone Star Bank are subject to capital adequacy requirements imposed by the Federal Reserve Board. The Federal Reserve Board has adopted risk-based capital requirements for assessing bank holding company and member bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The risk-based capital standards issued by the Federal Reserve Board require all bank holding companies to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

     The Federal Reserve Board has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

     Pursuant to FDICI Act, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. As a member of the Federal Reserve System, Lone Star Bank is subject to capital adequacy guidelines of the Federal Reserve Board. Also pursuant to FDICI Act, the FDIC has promulgated regulations setting the levels at which an insured institution such as Lone Star Bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Lone Star Bank is classified "adequately capitalized" for purposes of the FDIC's prompt corrective action regulations.


     Total shareholders' equity as of March 31, 2001 was $8.6 million, an increase of $904,000 or 11.8% compared with shareholders' equity of $7.7 million at December 31, 2000. The increase was primarily due to net earnings for the period of $257,000, sale of $516,000 in common stock and an appreciation in securities of $131,000.


     The following table provides a comparison of Lone Star's and Lone Star Bank's leverage and risk-weighted capital ratios as of March 31, 2001 and December 31, 2000 to the minimum and well-capitalized regulatory standards:

                                  MINIMUM           TO BE WELL
                                REQUIRED FOR     CAPITALIZED UNDER   ACTUAL RATIO AT   ACTUAL RATIO AT
                              CAPITAL ADEQUACY   PROMPT CORRECTIVE      MARCH 31,       DECEMBER 31,
                                  PURPOSES       ACTION PROVISIONS        2001              2000
                              ----------------   -----------------   ---------------   ---------------
LONE STAR
Leverage ratio..............        4.00%(1)             N/A              5.43%             5.22%
Tier 1 risk-based capital
  ratio.....................        4.00%                N/A              6.73              6.57
Risk-based capital ratio....        8.00%                N/A              7.56              7.56
LONE STAR BANK
Leverage ratio..............        4.00%(1)            5.00%             6.35%             6.30%
Tier 1 risk-based capital
  ratio.....................        4.00%               6.00%             7.77              7.93
Risk-based capital ratio....        8.00%              10.00%             8.61              8.92

---------------

(1) The Federal Reserve may require Lone Star and Lone Star Bank to maintain a leverage ratio above the required minimum.

                     INFORMATION ABOUT STERLING BANCSHARES


     Additional information concerning Sterling Bancshares and its subsidiaries can be obtained from the documents filed by Sterling Bancshares with the SEC including Sterling Bancshares' Annual Report on Form 10-K for the year ended December 31, 2000, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which are incorporated in this document by reference. See "Where You Can Find Additional Information" on page 89.


                DESCRIPTION OF STERLING BANCSHARES CAPITAL STOCK


     The following summary of the current terms of the capital stock of Sterling Bancshares and the terms of capital stock of Sterling Bancshares to be in effect after completion of the merger is not meant to be complete and is qualified by reference to Sterling Bancshares' charter documents and restated by-laws. Copies of Sterling Bancshares' charter documents and restated by-laws are incorporated by reference and will be sent to holders of shares of Lone Star common stock upon request. See "Where You Can Find Additional Information" on page 89.


AUTHORIZED CAPITAL STOCK

     Sterling Bancshares is authorized to issue up to 50,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. As of June 1, 2001, Sterling Bancshares had 26,371,488 shares of common stock and 39,000 shares of Series H Convertible Preferred Stock issued and outstanding.

STERLING BANCSHARES COMMON STOCK

     The holders of Sterling Bancshares common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratable dividends which are declared by Sterling Bancshares' board of directors out of funds legally available for such a purpose. In the event of Sterling Bancshares' liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of Sterling Bancshares common stock are fully paid and nonassessable.

     The transfer agent and registrar for Sterling Bancshares common stock is American Stock Transfer & Trust Company.

STERLING BANCSHARES PREFERRED STOCK

     Sterling Bancshares' board of directors, without any further action by Sterling Bancshares' shareholders but subject to limits contained in its charter, is authorized to issue up to 1,000,000 shares of preferred stock, in one or more series. The board may fix by resolution the terms of a series of preferred stock, such as:

     - dividend rates and preference of dividends, if any,

     - conversion rights,

     - voting rights,

     - terms of redemption and liquidation preferences, and

     - the number of shares constituting each such series.

     Holders of preferred stock have no right or power to vote on any matter except as otherwise as required by law in which case they are entitled to one vote for each share of preferred stock held.

     Upon Sterling Bancshares' dissolution, liquidation or winding up, the holders of shares of preferred stock are entitled to receive out of its assets an amount per share equal to the respective liquidation preference before any payment or distribution is made on Sterling Bancshares common stock or any other class of capital stock that ranks junior to the particular series of preferred stock. All outstanding series of preferred stock rank equal. If Sterling Bancshares' assets available for distribution upon its dissolution, liquidation or winding up are insufficient to pay in full the liquidation preference payable to the holders of shares of all series of preferred stock, distributions are to be made proportionately on all outstanding shares of preferred stock.

SERIES H CONVERTIBLE PREFERRED STOCK

     The holders of the Series H Convertible Preferred Stock are entitled to receive cash dividends at the same rate and on the same terms as may be declared and paid on the common stock from time to time out of funds legally available for such purpose.

     Sterling Bancshares may redeem the Series H Convertible Preferred Stock, in whole, at its option at a per share purchase price of $9.875. If Sterling Bancshares elects to redeem the Series H Convertible Preferred Stock, holders of the outstanding shares of the Series H Convertible Preferred Stock have the right to require Sterling Bancshares to convert, in lieu of such redemption, each share into 1.25 shares of Sterling Bancshares common stock.

     Shares of Series H Convertible Preferred Stock will convert into Sterling Bancshares common stock when the bank location for which the Series H Convertible Preferred Stock was issued achieves specified performance goals. The conversion ratio ranges from 1.25 shares of common stock if the performance goals are met prior to April 3, 2002, to 1.1 shares of common stock if the performance goals are met prior to April 3, 2003. After April 3, 2003, each share of Series H Convertible Preferred Stock will automatically convert into one share of common stock.

                  BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND
                             PRINCIPAL SHAREHOLDERS

OWNERSHIP OF LONE STAR CAPITAL STOCK

     The following table sets forth certain information regarding the beneficial ownership of Lone Star common stock as of the date of this proxy statement/prospectus by (1) directors and executive officers of Lone Star, (2) each person who is known by Lone Star to own beneficially 5% or more of the Lone Star common stock and (3) all directors and executive officers as a group. Also included is the number of shares and percentage of Sterling Bancshares common stock to be owned by such persons and by the directors and executive officers as a group upon the exchange of Lone Star common stock for Sterling Bancshares common stock pursuant to the merger, assuming there is no adjustment to the purchase price and there are no dissenting shareholders. Unless otherwise indicated, based on information furnished by such shareholders, management of Lone Star believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same address as Lone Star's address.


                                                                                           PRO FORMA
                                                         AMOUNT (PERCENT)               AMOUNT (PERCENT)
                                                          AND NATURE OF                  AND NATURE OF
                                                       BENEFICIAL OWNERSHIP           BENEFICIAL OWNERSHIP
                                                           OF LONE STAR              OF STERLING BANCSHARES
NAME                                 POSITION            COMMON STOCK(1)                COMMON STOCK(2)
----                                 --------          --------------------          ----------------------
Clayton Cooke...............  Director                         18,125(*)(3)                  15,950(*)
Weston Cotten...............  Director                          6,900(*)                      6,072(*)
Bill Davis..................  Executive Vice                   50,057(2.50%)(4)              44,050(*)
                              President and Director
William Friedrichs, Jr. ....  Director                         49,334(2.47%)                 43,413(*)
H. Dane Grant...............  Chairman and Chief            1,265,345(63.27%)(5)            138,324(*)(6)
                                Executive Officer
Edgar C. Griffin............  Director                         47,591(2.38%)                 41,862(*)
Harry Holloway..............  Director                         20,758(1.04%)                 18,267(*)
Clarence Kaiser.............  Director                         55,156(2.76%)(7)              48,713(*)
James E. Kelly, Jr. ........  Director                         44,292(2.21%)                 38,976(*)
Richard Pickard.............  Chief Financial                   7,300(*)                      6,424(*)
                              Officer, Executive Vice
                                President and
                                Director
J. Gary Rule................  Director                         28,924(1.45%)(8)              25,453(*)
Bill E. Shaw................  Director                         35,091(1.75%)                 30,880(*)
Jack E. Sheffield...........  Director                         29,808(1.49%)(9)              26,638(*)
Dennis Steger...............  Director                         48,124(2.41%)                 42,349(*)
W. Lee Stein................  Vice Chairman of the             21,100(1.06%)                 26,840(*)
                                Board
W. O. Wallace, Sr. .........  Director                         50,054(2.50%)                 44,047(*)
Arved White.................  President and Director           26,758(1.34%)                 23,547(*)
C. R. Woods.................  Director                          8,958(*)                      7,883(*)
Directors and Executive
  Officers as a group (18
  persons)..................                                  705,516(35.28%)(10)           620,854(2.35%)


---------------

  *  Indicates ownership of less than 1.0%.


 (1) The percentage beneficially owned was calculated based on 2,000,000 shares of common stock issued and outstanding.


 (2) The percentage beneficially owned was calculated based on 26,371,488 shares of Sterling Bancshares common stock issued and outstanding and assumes the issuance of 0.88 of a share of Sterling Bancshares common stock in exchange for each share of Lone Star common stock and cash in lieu of any fractional share in connection with the merger.

 (3) Includes 1,258 shares held of record jointly by Mr. Cooke and two other family members.


 (4) Includes 9,577 shares held of record in a trust for the benefit of Mr. Davis' spouse.

 (5) Consists of 1,265,345 shares bound by the Lone Star Voting and Stock Restriction Agreement, of which Mr. Grant serves as voting representative. Included in the 1,265,345 shares bound by the Voting and Stock Restriction Agreement are 59,197 shares held of record by the H. Dane Grant Trust, of which Mr. Grant is the trustee, 49,035 shares held of record by the Dane Grant IRA and 48,954 shares held of record by Mr. Grant.



 (6) Included in the 138,324 shares are 52,093 shares held of record by H. Dane Grant Trust, of which Mr. Grant is the trustee, 43,151 shares of record held by Dane Grant IRA, and 43,080 shares to be held of record by Mr. Grant. The shares do not include shares formerly bound by the Lone Star Voting and Stock Restriction Agreement.


 (7) Includes 25,000 held of record in five individual trusts for the benefit of Ms. Kaiser's minor children.

 (8) Consists of 28,924 shares held of record by GSCC Investments, Ltd., of which Mr. Rule is the general partner.

 (9) Includes 18,003 shares held of record by Sterling Trust Company for the benefit of Mr. Sheffield.

(10) Does not include the shares held by Mr. Grant in his capacity as voting representative for Lone Star's Voting and Stock Restriction Agreement.

OWNERSHIP OF STERLING BANCSHARES CAPITAL STOCK


     Information concerning the ownership of Sterling Bancshares capital stock by management and principal shareholders is contained in Sterling Bancshares' proxy statement for the 2001 annual meeting of shareholders filed with the SEC on March 23, 2001, and is incorporated by reference into this proxy statement/prospectus. See "Where You Can Find Additional Information" on page 89.

           COMPARISON OF RIGHTS OF HOLDERS OF LONE STAR COMMON STOCK
                      AND STERLING BANCSHARES COMMON STOCK

     Both Sterling Bancshares and Lone Star are incorporated in the State of Texas. If the merger is completed, holders of Lone Star common stock will become holders of Sterling Bancshares common stock and the rights of former Lone Star shareholders will be governed by Texas law and Sterling Bancshares' restated and amended articles of incorporation and restated by-laws. The rights of Lone Star shareholders under Lone Star's articles of incorporation and bylaws differ in limited respects from the rights of Sterling Bancshares shareholders under Sterling Bancshares' restated and amended articles of incorporation and restated by-laws. The material differences are summarized in the table below. To review all provisions and differences of such documents in full detail, please read these documents and the Texas Business Corporation Act. Copies of Sterling Bancshares' restated and amended articles of incorporation and restated by-laws are on file with the SEC. Copies of Lone Star's articles of incorporation and bylaws may be obtained from Lone Star's corporate secretary upon written request.

                               LONE STAR SHAREHOLDER RIGHTS    STERLING BANCSHARES SHAREHOLDER RIGHTS
                               ----------------------------    --------------------------------------
CORPORATE                      The rights of Lone Star         The rights of Sterling Bancshares
GOVERNANCE:                    shareholders are currently      shareholders are currently governed by
                               governed by Texas law and the   Texas law and the restated and amended
                               articles of incorporation and   articles of incorporation and restated
                               bylaws of Lone Star.            by-laws of Sterling Bancshares.
                               Upon consummation of the        Upon consummation of the merger, the
                               merger, the rights of Lone      rights of Sterling Bancshares
                               Star shareholders will be       shareholders will remain governed by
                               governed by Texas law and the   Texas law and the restated and amended
                               restated and amended articles   articles of incorporation and restated
                               of incorporation and restated   by-laws of Sterling Bancshares.
                               by-laws of Sterling
                               Bancshares.

AUTHORIZED                     The authorized capital stock    The authorized capital stock of
CAPITAL STOCK:                 of Lone Star consists of        Sterling Bancshares consists of 50
                               5,000,000 shares of common      million shares of common stock and 1
                               stock and 1,000,000 shares of   million shares of preferred stock. Of
                               preferred stock. There are no   the authorized preferred stock, 50,000
                               shares of the previously        shares are designated as Series H
                               authorized Series A and         convertible Preferred Stock, of which
                               Series B Preferred Stock        39,000 are outstanding.
                               currently outstanding.

NUMBER OF                      Lone Star's bylaws provide      Sterling Bancshares' restated by- laws
DIRECTORS:                     that the authorized number of   state that number of directors
                               directors will be 18, subject   comprising the initial board of
                               to being increased or           directors shall be three, subject to
                               decreased by the board of       being increased or decreased by the
                               directors.                      board of directors. Sterling
                                                               Bancshares' board of directors
                                                               currently consists of 21 directors.

                               LONE STAR SHAREHOLDER RIGHTS    STERLING BANCSHARES SHAREHOLDER RIGHTS
                               ----------------------------    --------------------------------------
SHAREHOLDER                    Lone Star's bylaws do not       Sterling Bancshares' restated by- laws
NOMINATION OF                  expressly permit shareholder    do not expressly permit shareholder
DIRECTORS:                     nomination of directors.        nomination of directors.
ELECTION OF                    Lone Star's articles of         Sterling Bancshares' restated and
DIRECTORS:                     incorporation state that        amended articles of incorporation
                               holders of its common stock     provide that holders of its common
                               shall have exclusive voting     stock have the exclusive voting power
                               power subject to any rights     for election of directors subject to
                               provided to the shares of any   any rights provided to the shares of
                               series of preferred stock.      any series of preferred stock. Holders
                               Cumulative voting is not        of the Series H Convertible Preferred
                               permitted. Holders of its       Stock do not have the right to vote in
                               common stock currently elect    the election of directors. Cumulative
                               Lone Star's board of            voting is not permitted.
                               directors.

CLASSIFICATION OF              Lone Star's bylaws do not       Sterling Bancshares' restated by- laws
BOARD OF                       provide for a classified        provide that the board of directors
DIRECTORS:                     board of directors; each        shall be divided into three classes as
                               director serves for a           nearly equal in number as possible,
                               one-year term.                  with each class serving a staggered
                                                               three-year term. This means that only
                                                               one-third of the board of directors is
                                                               elected at each annual meeting of
                                                               shareholders. The classification of
                                                               the board of directors makes it more
                                                               difficult to change the composition of
                                                               Sterling Bancshares' board of
                                                               directors because at least two annual
                                                               meetings of shareholders are required
                                                               to change control of the board of
                                                               directors.

REMOVAL OF                     Under Lone Star's bylaws, any   Under Sterling Bancshares' restated
DIRECTORS:                     director may be removed, with   by-laws, any director may be removed,
                               or without cause, at any        with or without cause, at any meeting
                               special meeting of              of shareholders called expressly for
                               shareholders duly called and    such purpose by a vote of the holders
                               held for such purpose by a      of a majority of shares entitled to
                               vote of the holders of a        vote for the election of directors.
                               majority of shares then
                               entitled to vote for the
                               election of directors.

                               LONE STAR SHAREHOLDER RIGHTS    STERLING BANCSHARES SHAREHOLDER RIGHTS
                               ----------------------------    --------------------------------------
SHAREHOLDER                    According to Lone Star's        According Sterling Bancshares'
ACTION WITHOUT A               bylaws, any action required     restated by-laws, any action required
MEETING:                       or permitted to be taken at     or permitted to be taken at any annual
                               any annual or special           or special shareholders' meeting may
                               shareholders' meeting may be    be taken without a meeting if a
                               taken without a meeting if a    consent in writing, setting forth the
                               consent in writing, setting     action to be taken, is signed by all
                               forth the action to be taken,   shareholders entitled to vote with
                               is signed by all shareholders   respect to the subject matter thereof.
                               entitled to vote with respect
                               to the subject matter
                               thereof.

SPECIAL MEETINGS               According to Lone Star's        According to Sterling Bancshares'
OF SHAREHOLDERS:               bylaws, Lone Star may call a    restated by-laws, Sterling Bancshares
                               special shareholders meeting    may call a special shareholders
                               at the written request of the   meetings upon the written request of
                               chairman of the board, the      the president, the board of directors
                               president, the board of         or of the Sterling Bancshares
                               directors or of the Lone Star   shareholders holding at least 10% of
                               shareholders owning not less    the outstanding shares of Sterling
                               than one-third of the shares    Bancshares stock that would be
                               that would be entitled to       entitled to vote at such a meeting.
                               vote at such a meeting.

AMENDMENT OF                   Subject to Texas corporate      Generally, Sterling Bancshares'
ARTICLES OF                    law, Lone Star's articles of    restated and amended articles of
INCORPORATION AND              incorporation may be amended    incorporation may, subject to Texas
BYLAWS:                        by the affirmative vote or      corporate law, be amended by the
                               written consent of two-thirds   affirmative vote of two- thirds of the
                               of the outstanding voting       outstanding voting stock of Sterling
                               stock of Lone Star.             Bancshares. However, subject to Texas
                                                               corporate law, any amendments to the
                               The power to amend Lone         provisions of Section 4.1 of the
                               Star's bylaws is vested         restated and amended articles of
                               exclusively in its board of     incorporation or any resolution
                               directors.                      establishing and designating a series
                                                               of shares of preferred stock may only
                                                               be amended with the consent of
                                                               two-thirds of the then issued and
                                                               outstanding shares of preferred stock.

                                                               The power to amend Sterling
                                                               Bancshares' restated by-laws is vested
                                                               exclusively in its board of directors.

                               LONE STAR SHAREHOLDER RIGHTS    STERLING BANCSHARES SHAREHOLDER RIGHTS
                               ----------------------------    --------------------------------------
VOTING STOCK:                  The outstanding voting          Generally, the outstanding voting
                               securities of Lone Star are     securities of Sterling Bancshares are
                               the shares of Lone Star         the shares of Sterling Bancshares
                               common stock. Holders of Lone   common stock. However, to the extent
                               Star common stock have one      required by Texas corporate law and
                               vote per share held by them.    with respect to amendments affecting
                                                               the Series H Convertible Preferred
                                                               Stock, holders of the Series H
                                                               Convertible Preferred Stock may have
                                                               the right to vote. Holders of Sterling
                                                               Bancshares common stock have one vote
                                                               per share held by them. On matters
                                                               which holders of the Series H
                                                               Convertible Preferred Stock are
                                                               entitled to vote, the holders shall be
                                                               entitled to one vote for each share
                                                               held.

AUTHORIZATION AND              Lone Star's board of            Sterling Bancshares' board of
ISSUANCE OF                    directors is authorized to      directors is authorized to issue
ADDITIONAL CLASSES             issue 1,000,000 shares of       1,000,000 shares of preferred stock
OF CAPITAL STOCK:              preferred stock and can         and can determine the class and rights
                               determine the class and         attached to any share of preferred
                               rights to be attached to any    stock. Sterling Bancshares has
                               share of preferred stock. On    previously created series of preferred
                               September 23, 1999, the board   stock for 730,000 shares of which
                               of directors of Lone Star       305,035 shares of preferred stock were
                               Bank authorized the issuance    issued. Of the shares of preferred
                               of 200,000 shares of the        stock issued, 266,035 shares have been
                               Series A Preferred Stock and    converted into common stock. All
                               such issuance was approved by   shares of preferred stock converted
                               the Texas Department of         into common stock may be reissued in a
                               Banking on October 20, 1999.    new series of preferred stock. The
                               On August 18, 1999, the board   voting, liquidation and dividend
                               of directors of Lone Star       rights of holders of shares of common
                               Bank authorized the issuance    stock may be affected upon issuance of
                               of 300,000 shares of Series B   additional shares of preferred stock.
                               Preferred Stock and such
                               issuance was approved by the
                               Texas Department of Banking
                               on December 16, 1999. All
                               shares of the Series A and
                               Series B Preferred Stock have
                               been converted into Lone Star
                               common stock.

                               LONE STAR SHAREHOLDER RIGHTS    STERLING BANCSHARES SHAREHOLDER RIGHTS
                               ----------------------------    --------------------------------------
LIQUIDATION                    Under Lone Star's articles of   Under Sterling Bancshares' restated
RIGHTS:                        incorporation, holders of       and amended articles of incorporation,
                               Lone Star common stock are      in the event of the liquidation,
                               treated equally in terms of     winding up or dissolution of Sterling
                               liquidation rights.             Bancshares, holders of any series of
                                                               preferred stock shall be entitled to
                                                               be paid in full any liquidation
                                                               amounts fixed for such series before
                                                               any payment is made to the holders of
                                                               Sterling Bancshares common stock.
                                                               Holders of Sterling Bancshares common
                                                               stock are treated equally in terms of
                                                               liquidation rights. In the event of
                                                               the liquidation, dissolution or
                                                               winding up of the affairs of Sterling
                                                               Bancshares, holders of the Sterling
                                                               Bancshares Series H Convertible
                                                               Preferred Stock are entitled to
                                                               receive $9.875 before any payment is
                                                               made to the holders of common stock.

CONVERSION                     Holders of Lone Star common     The holders of the Sterling Bancshares
RIGHTS:                        stock have no conversion        Series H Convertible Preferred Stock
                               rights under Lone Star's        do not have optional conversion
                               articles of incorporation.      rights. Each share of the Series H
                                                               Convertible Preferred Stock is
                                                               convertible into a number of shares of
                                                               common stock based upon specified
                                                               performance goals for the bank
                                                               location for which such shares were
                                                               issued. The conversion ratio ranges
                                                               from 1.25 shares of common stock to
                                                               1.00 share of common stock. If
                                                               performance goals are not sooner met,
                                                               each share of the Series H Convertible
                                                               Preferred Stock will be automatically
                                                               converted into one share of common
                                                               stock on April 3, 2003. Holders of
                                                               Sterling Bancshares common stock have
                                                               no conversion rights under Sterling
                                                               Bancshares' restated and amended
                                                               articles of incorporation.

                               LONE STAR SHAREHOLDER RIGHTS    STERLING BANCSHARES SHAREHOLDER RIGHTS
                               ----------------------------    --------------------------------------
REDEMPTION                     Holders of Lone Star common     The shares of the Series H Convertible
RIGHTS:                        stock have no redemption        Preferred Stock are redeemable at the
                               rights.                         option of Sterling Bancshares at the
                                                               price of $9.875. However, for a period
                                                               of not less than 30 days prior to the
                                                               date fixed for redemption, the holders
                                                               of the Series H Convertible Preferred
                                                               Stock have the option to convert each
                                                               share into 1.25 shares of Sterling
                                                               Bancshares common stock if their
                                                               series of preferred stock is called
                                                               for redemption. Holders of Sterling
                                                               Bancshares common stock have no
                                                               redemption rights.

DIVIDEND                       Under Lone Star's articles of   Under Sterling Bancshares' restated
RIGHTS:                        incorporation, holders of       and amended articles of incorporation
                               common stock are treated        and the statements of resolution
                               equally for the purpose of      designating the terms of the Series H
                               dividend rights.                Convertible Preferred Stock, holders
                                                               of common stock and Series H
                                                               Convertible Preferred Stock are
                                                               treated equally for the purpose of
                                                               dividend rights. Dividends payable on
                                                               the Series H Convertible Preferred
                                                               Stock are not cumulative and do not
                                                               accrue in arrears.

APPRAISAL                      Lone Star shareholders have     Because the approval of the Sterling
RIGHTS:                        dissent and appraisal rights    Bancshares' shareholders is not
                               under Articles 5.11, 5.12 and   required to complete the merger, they
                               5.13 of the TBCA. Under these   are not entitled to exercise their
                               provisions, shareholders of     appraisal rights under the TBCA in
                               Lone Star who follow the        connection with the merger.
                               procedures set forth in the
                               TBCA may dissent from certain
                               corporate actions proposed by
                               Lone Star's management and
                               receive the fair value of
                               their shares of Lone Star
                               common stock as of or
                               immediately prior to the
                               effective time of the
                               proposed corporate action.
                               Please read "The Merger-
                               Dissenters' and Appraisal
                               Rights" on page 42 for a more
                               complete description of
                               appraisal rights.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION
                WITH RESPECT TO STERLING BANCSHARES COMMON STOCK
                           AND LONE STAR COMMON STOCK

MARKET PRICE

     Sterling Bancshares common stock is quoted on The Nasdaq National Market system under the symbol "SBIB." The following table sets forth, for the calendar quarters indicated, the high and low prices per share of Sterling Bancshares common stock as quoted on The Nasdaq National Market:


                                                              STERLING BANCSHARES
                                                                COMMON STOCK(1)
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
1999:
First Quarter...............................................   $15.06     $10.38
Second Quarter..............................................    13.38      10.25
Third Quarter...............................................    14.38      11.13
Fourth Quarter..............................................    13.38      10.97
2000:
First Quarter...............................................   $10.94     $ 8.72
Second Quarter..............................................    11.88       9.50
Third Quarter...............................................    15.94      10.18
Fourth Quarter..............................................    20.13      14.50
2001:
First Quarter...............................................   $21.00     $16.25
Second Quarter..............................................    19.18      16.62
Third Quarter (through July 18, 2001).......................    19.46      18.53


---------------

(1) The information listed above was obtained from the National Association of Securities Dealers, Inc., and reflects interdealer prices, without retail markup, markdown and commissions and may not reflect actual transactions.


     On February 28, 2001, the business day immediately preceding the announcement of the execution of the merger agreement, the closing price for Sterling Bancshares common stock was $17.94. On July 18, 2001, the most recent date practicable preceding the date of this proxy statement/prospectus, the last reported sale price of Sterling Bancshares common stock as quoted on The Nasdaq National Market was $19.11.


     Lone Star common stock is not traded on any exchange, and there is no active public trading market for its stock. Transactions in Lone Star's common stock are infrequent and negotiated privately between persons involved in those transactions. The last sale of Lone Star's common stock of which Lone Star's management is aware occurred on May 9, 2001, when 500 shares were sold for $10.00 per share.

DIVIDENDS

     The following table sets forth, for the periods indicated, the dividends declared by Sterling Bancshares per share of Sterling Bancshares common stock. Lone Star has never paid a cash dividend on its common stock.


                                                      STERLING BANCSHARES
                                                         COMMON STOCK
                                                      DIVIDEND PER SHARE
                                                      -------------------
1999:
First Quarter.......................................        $0.045
Second Quarter......................................         0.045
Third Quarter.......................................         0.045
Fourth Quarter......................................         0.045
2000:
First Quarter.......................................        $0.050
Second Quarter......................................         0.050
Third Quarter.......................................         0.050
Fourth Quarter......................................         0.050
2001:
First Quarter.......................................        $0.055
Second Quarter......................................         (1)


---------------


(1) The dividend for the second quarter has not been declared by Sterling Bancshares' board of directors but management anticipates that a comparable dividend will be declared for the second quarter.


     Until the merger is completed or the merger agreement is terminated, Lone Star is prohibited from making, declaring or paying any dividend on its capital stock without first obtaining Sterling Bancshares' consent. Regardless of this restriction, Lone Star does not intend, consistent with past practice, to declare a dividend in the second or third quarter of 2001.

     There are certain limitations on the payment of dividends to Sterling Bancshares by its banking subsidiary, Sterling Bank. As a Texas-chartered banking association, the amount of dividends that Sterling Bank may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Texas Department of Banking. Further, as a state bank which is a member of the Federal Reserve System, Lone Star Bank may not declare or pay dividends if it has sustained losses that equal or exceed its undivided profits. In addition, the amount of dividends may not exceed Lone Star Bank's net profits on hand after deducting bad debts and without approval of the Federal Reserve Board, Lone Star Bank cannot pay dividends in excess of total net profits for the year and retained profits for the preceding two years. For more information, see "Supervision and Regulation" on page 52. Under the applicable laws and regulations, at March 31, 2001, approximately $69.9 million was available for payment of dividends to Sterling Bancshares by Sterling Bank.

                                 LEGAL MATTERS


     The validity of the shares of Sterling Bancshares common stock offered by this proxy statement/ prospectus has been passed upon for Sterling Bancshares by Andrews & Kurth L.L.P. Certain legal matters relating to the merger will be passed upon for Lone Star by Bracewell & Patterson, L.L.P. It is a condition to the merger that Bracewell & Patterson, L.L.P. will provide an opinion to Lone Star, and that Andrews & Kurth L.L.P. will provide an opinion to Sterling Bancshares that the merger will qualify as a tax-free reorganization under the Internal Revenue Code.

                                    EXPERTS

     The consolidated financial statements of Sterling Bancshares as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this proxy statement/ prospectus by reference from Sterling Bancshares' Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of Lone Star as of December 31, 2000 and 1999, and the consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000, included in this proxy statement/prospectus have been audited by Gainer, Donnelly & Desroches, L.C., independent auditors, as indicated in their report with respect thereto, and are referred to herein in reliance upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Sterling Bancshares files annual, quarterly and other reports, proxy statements and other information with the SEC. Sterling Bancshares' SEC filings are available to the public over the Internet or at the SEC's web site at www.sec.gov. You may also read and copy any document Sterling Bancshares files at the SEC's public reference rooms at the following locations:

Public Reference Room   New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center        CitiCorp Center
      Room 1024                Suite 1300         500 West Madison Street
Washington, D.C. 20549     New York, NY 10048           Suite 1400
                                                  Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     The SEC allows Sterling Bancshares to "incorporate by reference" the information it files with the SEC, which means that Sterling Bancshares can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/ prospectus, and information that Sterling Bancshares files later with the SEC will automatically update and supersede this information. Sterling Bancshares incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this proxy statement/prospectus and up to and including the final adjournment of the special meeting at which Lone Star shareholders consider and vote on the merger:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - Current Report on Form 8-K filed on March 2, 2001, announcing the execution of the agreement and plan of merger on March 1, 2001, by Lone Star and Sterling Bancshares providing for the merger;

     - Current Report on Form 8-K filed on March 12, 2001, containing the preliminary financial results for the fiscal year ended December 31, 2000, as included in Sterling Bancshares' preliminary prospectus supplement filed with the SEC on March 12, 2001;

     - Current Report on Form 8-K filed on March 21, 2001, regarding the closing of an offering of 9.20% Trust Preferred Securities by Sterling Bancshares Capital Trust II;

     - Current Report on Form 8-K filed on March 23, 2001, announcing the closing of Sterling Bancshares' acquisition of CaminoReal Bancshares of Texas, Inc.;



     - Current Report on Form 8-K filed on July 19, 2001, announcing preliminary financial results for the quarter ended June 30, 2001; and


     - Proxy Statement dated March 23, 2001, relating to its annual meeting of shareholders held on April 23, 2001.

     You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning Sterling Bancshares at its principal executive offices located at the following address:

                           Sterling Bancshares, Inc.
                        2550 North Loop West, Suite 600
                              Houston, Texas 77092
                                 (713) 466-8300
                            Attn: Investor Relations

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/ prospectus.

     Sterling Bancshares has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Sterling Bancshares common stock to be issued to Lone Star shareholders in the merger. This proxy statement/prospectus constitutes the prospectus of Sterling Bancshares filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

     You should rely only on the information contained in this proxy statement/prospectus or contained in documents incorporated by reference into this document. Neither Lone Star nor Sterling Bancshares has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/ prospectus is correct as of its date. It may not continue to be correct after this date. Lone Star has supplied all of the information about Lone Star and its subsidiaries contained in this proxy statement/ prospectus and Sterling Bancshares supplied all of the information contained in this proxy statement/ prospectus about Sterling Bancshares and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

     This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

                        INDEX TO FINANCIAL STATEMENTS OF
                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

INDEPENDENT AUDITOR'S REPORT................................   F-2
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Statements of Financial Condition as of March
     31, 2001 (Unaudited) and December 31, 2000 and 1999....   F-3
  Consolidated Statements of Income For the Three Months
     Ended March 31, 2001 and 2000 (Unaudited) and For the
     Years Ended December 31, 2000 and 1999.................   F-4
  Consolidated Statements of Comprehensive Income For the
     Three Months Ended March 31, 2001 and 2000 (Unaudited)
     and For the Years Ended December 31, 2000 and 1999.....   F-5
  Consolidated Statements of Shareholders' Equity For the
     Three Months Ended March 31, 2001 (Unaudited) and For
     the Years Ended December 31, 2000 and 1999.............   F-6
  Consolidated Statements of Cash Flows For the Three Months
     Ended March 31, 2001 and 2000 (Unaudited) and For the
     Years Ended December 31, 2000 and 1999.................   F-7
  Notes to Consolidated Financial Statements................   F-8

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Lone Star Bancorporation, Inc. and Subsidiaries
Houston, Texas

     We have audited the accompanying consolidated statement of financial condition of Lone Star Bancorporation, Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the year then ended. We have also audited the statement of financial condition of Lone Star Bank as of December 31, 1999, and the related statements of income, comprehensive income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lone Star Bancorporation, Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the 1999 financial statements present fairly, in all material respects, the financial position of Lone Star Bank as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Gainer, Donnelly & Desroches, L.C.

March 16, 2001

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           MARCH 31, 2001 (UNAUDITED)
                           DECEMBER 31, 2000 AND 1999

                                                                                    DECEMBER 31,
                                                               MARCH 31,     ---------------------------
                                                                  2001           2000           1999
                                                              ------------   ------------   ------------
                                                              (UNAUDITED)
                                                 ASSETS

Assets:

  Cash and Due from Banks...................................  $  4,560,867   $  5,541,719   $  3,760,494
  Federal Funds Sold........................................    13,293,000      8,408,000      5,500,000
                                                              ------------   ------------   ------------
         Total Cash and Cash Equivalents....................    17,853,867     13,949,719      9,260,494
  Interest Bearing Deposits in Banks........................       198,000        198,000      1,494,000
  Securities Available for Sale.............................    15,175,680     16,772,192     19,653,495
  Securities Held to Maturity...............................       248,881        248,881        255,031
  Loans, Net of Allowance for Loan Losses of $1,059,383
    (unaudited) at March 31, 2001, and $1,168,606 and
    $811,265 in 2000 and 1999, respectively.................   121,549,665    115,691,982     65,480,339
  Bank Premises, Equipment, and Leasehold Improvements,
    Net.....................................................     2,228,912      2,265,168      2,142,219
  Accrued Interest Receivable...............................       908,895      1,037,799        609,773
  Other Assets..............................................     1,931,158      1,929,108      1,759,597
                                                              ------------   ------------   ------------
         Total Assets.......................................  $160,095,058   $152,092,849   $100,654,948
                                                              ============   ============   ============

                                  LIABILITIES AND SHAREHOLDERS' EQUITY


Liabilities:

  Deposits:
    Demand..................................................  $ 33,935,901   $ 36,323,384   $ 22,852,923
    NOW and Money Market Deposits...........................    28,316,358     27,765,523     17,375,515
    Savings.................................................     2,109,266      1,973,680      2,239,391
    Time, $100,000 and Over.................................    43,619,319     39,171,824     27,754,581
    Other Time..............................................    40,376,899     35,862,806     23,038,335
                                                              ------------   ------------   ------------
         Total Deposits.....................................   148,357,743    141,097,217     93,260,745
  Bonus Payable to Officer..................................       360,000        360,000             --
  Note Payable..............................................     1,600,000      1,600,000             --
  Accrued Interest and Other Liabilities....................     1,182,533      1,345,072        867,772
                                                              ------------   ------------   ------------
         Total Liabilities..................................   151,500,276    144,402,289     94,128,517
                                                              ------------   ------------   ------------
Shareholders' Equity:
  Preferred Stock:
    $1 Par Value, 1,000,000 Shares Authorized, None Issued
      and Outstanding.......................................            --             --             --
    Series B, $1 Par Value, 300,000 Shares Authorized,
      Issued and Outstanding................................            --             --        300,000
  Common Stock:
    $1 Par Value, 5,000,000 Shares Authorized, 1,927,375
      (unaudited) Issued and Outstanding at March 31, 2001,
      and 1,804,500 Issued and Outstanding at December 31,
      2000..................................................     1,927,375      1,804,500             --
    $1 Par Value, 2,000,000 Shares Authorized, 1,500,000
      Issued and Outstanding................................            --             --      1,500,000
  Capital Surplus...........................................     5,905,275      5,512,075      4,500,000
  Undivided Profits.........................................       645,603        388,417        428,082
  Net Unrealized Appreciation (Depreciation) on Available
    for Sale Securities, Net of Tax.........................       116,529        (14,432)      (201,651)
                                                              ------------   ------------   ------------
         Total Shareholders' Equity.........................     8,594,782      7,690,560      6,526,431
                                                              ------------   ------------   ------------
         Total Liabilities and Shareholders' Equity.........  $160,095,058   $152,092,849   $100,654,948
                                                              ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
         FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                   FOR THE THREE MONTHS        FOR THE YEARS ENDED
                                                      ENDED MARCH 31,              DECEMBER 31,
                                                 -------------------------   ------------------------
                                                    2001          2000          2000          1999
                                                 -----------   -----------   -----------   ----------
                                                        (UNAUDITED)
Interest Income:
  Loans Receivable.............................  $2,821,651    $1,951,471    $ 9,681,998   $4,752,302
  Interest and Dividends on Investment
     Securities................................     220,557       237,467        886,445      949,510
  Federal Funds Sold...........................     143,190        38,680        482,593      234,687
  Deposits in Banks............................       2,983        15,102         35,757      101,050
                                                 ----------    ----------    -----------   ----------
          Total Interest Income................   3,188,381     2,242,720     11,086,793    6,037,549
Interest Expense:
  Deposits.....................................   1,525,842       889,780      4,675,192    2,336,341
  Federal Funds Purchased......................          --         2,979          4,223        2,041
  Note Payable.................................      32,933            --         36,000           --
                                                 ----------    ----------    -----------   ----------
          Total Interest Expense...............   1,558,775       892,759      4,715,415    2,338,382
                                                 ----------    ----------    -----------   ----------
Net Interest Income............................   1,629,606     1,349,961      6,371,378    3,699,167
Provision for Loan Losses......................      60,000       101,000        568,226      593,000
                                                 ----------    ----------    -----------   ----------
Net Interest Income after Provision for Loan
  Losses.......................................   1,569,606     1,248,961      5,803,152    3,106,167
                                                 ----------    ----------    -----------   ----------
Noninterest Income:
  Service Fees.................................     286,434       218,784        876,347      850,635
  Net Gains (Losses) on Sale of Investment
     Securities................................      12,441       (15,351)       (15,383)       5,731
  Other........................................      35,030        66,619        242,514      159,054
                                                 ----------    ----------    -----------   ----------
          Total Noninterest Income.............     333,905       270,052      1,103,478    1,015,420
                                                 ----------    ----------    -----------   ----------
Noninterest Expenses:
  Salaries.....................................     714,796       575,302      2,872,408    1,694,249
  Employee Benefits............................     225,610       157,198        340,716      241,943
  Occupancy Expenses, Net......................      98,546        85,594        378,835      228,362
  Other Operating Expenses.....................     500,649       365,482      1,994,664    1,605,908
                                                 ----------    ----------    -----------   ----------
          Total Noninterest Expenses...........   1,539,601     1,183,576      5,586,623    3,770,462
                                                 ----------    ----------    -----------   ----------
Income before Provision for Taxes on Income....  $  363,910    $  335,437    $ 1,320,007   $  351,125
Provision for Taxes on Income:
  Current Provision............................  $  106,724    $  107,000    $   536,525   $  183,433
  Deferred Provision...........................          --            --       (176,853)     (45,700)
                                                 ----------    ----------    -----------   ----------
          Total Provision for Taxes on
            Income.............................     106,724       107,000        359,672      137,733
                                                 ----------    ----------    -----------   ----------
Net Income.....................................  $  257,186    $  228,437    $   960,335   $  213,392
                                                 ==========    ==========    ===========   ==========
Basic and Dilutive Earnings per Share..........  $     0.13    $     0.13    $      0.53   $     0.14
                                                 ==========    ==========    ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
         FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                FOR THE THREE MONTHS ENDED     FOR THE YEARS ENDED
                                                         MARCH 31,                 DECEMBER 31,
                                                ---------------------------   ----------------------
                                                    2001           2000          2000        1999
                                                ------------   ------------   ----------   ---------
                                                        (UNAUDITED)
Net Income....................................    $257,186      $ 228,437     $  960,335   $ 213,392
  Other Items of Comprehensive Income (Loss):
     Changes in Unrealized Gains (Losses) on
       Securities Available for Sale, Before
       Tax....................................     198,426       (305,289)       299,055    (450,528)
     Reclassification Adjustment for Realized
       Gains (Losses) on Investments in
       Securities Included in Net Earnings,
       Before Tax.............................      12,441        (15,351)       (15,383)      5,731
                                                  --------      ---------     ----------   ---------
          Total Other Items of Comprehensive
            Income (Loss).....................     210,867       (320,640)       283,672    (444,797)
                                                  --------      ---------     ----------   ---------
Comprehensive Income (Loss) Before Tax........     468,053        (92,203)     1,244,007    (231,405)
  Income Tax Benefit (Expense) Related to
     Other Items of Comprehensive Income
     (Loss)...................................     (71,695)       109,018        (96,453)    151,300
                                                  --------      ---------     ----------   ---------
Comprehensive Income (Loss)...................    $396,358      $  16,815     $1,147,554   $ (80,105)
                                                  ========      =========     ==========   =========

   The accompanying notes are an integral part of these financial statements.

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED)
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                     NET UNREALIZED
                                                                                      APPRECIATION
                                                                                     (DEPRECIATION)
                                SERIES B                                                   ON               TOTAL
                               PREFERRED      COMMON      CAPITAL      UNDIVIDED      AVAILABLE FOR     SHAREHOLDERS'
                                 STOCK        STOCK       SURPLUS       PROFITS      SALE SECURITIES       EQUITY
                               ----------   ----------   ----------   -----------   -----------------   -------------
BALANCE AT DECEMBER 31,
  1998.......................  $      --    $1,500,000   $2,842,064   $   672,626       $  91,846        $5,106,536
  Net Income.................         --            --           --       213,392              --           213,392
  Issuance of Series B
    Preferred Stock..........    300,000            --    1,200,000            --              --         1,500,000
  Transfer to Capital
    Surplus..................         --            --      457,936      (457,936)             --                --
  Net Change in Unrealized
    Depreciation on Available
    for Sale Securities,
    Net......................         --            --           --            --        (293,497)         (293,497)
                               ---------    ----------   ----------   -----------       ---------        ----------
BALANCE AT DECEMBER 31,
  1999.......................    300,000     1,500,000    4,500,000       428,082        (201,651)        6,526,431
  Net Income.................         --            --           --       960,335              --           960,335
  Conversion of Preferred
    Stock into Common
    Stock....................   (300,000)      300,000           --            --              --                --
  Exercise of stock
    options..................                    4,500       12,075            --              --            16,575
  Transfer to Capital
    Surplus..................         --            --    1,000,000    (1,000,000)             --                --
  Net Change in Unrealized
    Appreciation on Available
    for Sale Securities,
    Net......................         --            --           --            --         187,219           187,219
                               ---------    ----------   ----------   -----------       ---------        ----------
BALANCE AT DECEMBER 31,
  2000.......................  $      --    $1,804,500   $5,512,075   $   388,417       $ (14,432)       $7,690,560
  Net Income.................         --            --           --       257,186              --           257,186
  Conversion of Preferred
    Stock into Common
    Stock....................         --            --           --            --              --                --
  Sale of Common Stock.......         --            --           --            --              --                --
  Exercise of stock
    options..................         --       122,875      393,200            --              --           516,075
  Transfer to Capital
    Surplus..................         --            --           --            --              --                --
  Net Change in Unrealized
    Appreciation on Available
    for Sale Securities,
    Net......................         --            --           --            --         130,961           130,961
                               ---------    ----------   ----------   -----------       ---------        ----------
BALANCE AT MARCH 31, 2001
  (UNAUDITED)................  $      --    $1,927,375   $5,905,275   $   645,603       $ 116,529        $8,594,782
                               =========    ==========   ==========   ===========       =========        ==========

   The accompanying notes are an integral part of these financial statements.

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                 FOR THE THREE MONTHS          FOR THE YEARS ENDED
                                                                   ENDED MARCH 31,                DECEMBER 31,
                                                              --------------------------   ---------------------------
                                                                 2001           2000           2000           1999
                                                              -----------   ------------   ------------   ------------
                                                                     (UNAUDITED)
Cash Flows from Operating Activities:
  Net Income................................................  $   257,186   $    228,437   $    960,335   $    213,392
  Adjustments to Reconcile Net Income to Net Cash Provided
    by Operations:
    Depreciation and Amortization...........................       61,901         55,331        240,700        224,125
    Credit for Deferred Taxes on Income.....................           --             --        (45,700)
    (Gain) Loss on Sale of Investment Securities............      (12,441)        15,351         15,383         (5,731)
    Amortization of Premium/Discount on Investment
      Securities............................................       10,705         13,107         57,248         60,263
    Provision for Loan Losses...............................       60,000        101,000        568,226        593,000
  (Increase) Decrease in Accrued Interest Receivable........      128,904        (64,350)      (428,026)      (181,396)
  (Gain) Loss on Sale of Property and Equipment.............           --        (10,800)       (16,136)            --
  Gain on Sale of Other Real Estate Owned...................       (6,000)        (7,286)            --        (33,059)
  Payable to Officer........................................           --             --        360,000             --
  Increase (Decrease) in Accrued Interest and Other
    Liabilities.............................................     (162,539)        45,209        477,300         35,267
                                                              -----------   ------------   ------------   ------------
        Net Cash Provided by Operating Activities...........      337,716        375,999      2,058,177        860,161
                                                              -----------   ------------   ------------   ------------
Cash Flows from Investing Activities:
  Decrease in Interest Bearing Deposits in Bank.............           --        699,000      1,296,000        398,000
  Purchases of Investment Securities:
    Mortgage Backed Securities Available for Sale...........           --             --             --     (1,253,674)
    Other Securities Available for Sale.....................           --             --     (2,150,000)    (7,376,678)
    Securities Held to Maturity.............................           --             --        (58,850)            --
  Proceeds from Sale of, and Principal Repayments on,
    Investment Securities:
    Mortgage Backed Securities Available for Sale...........    1,729,209      3,842,387      1,230,078      1,556,783
    Other Securities Available for Sale.....................           --             --      4,012,266      4,156,875
    Securities Held to Maturity.............................           --         65,000         65,000             --
  Increase in Loans, Net....................................   (5,917,683)   (19,050,902)   (50,779,869)   (24,312,433)
  Purchases of Property and Equipment.......................      (25,645)      (251,386)      (363,649)      (654,388)
  Proceeds from Sale of Property and Equipment..............           --         10,800         16,136             --
  Proceeds from Sale of Other Real Estate Owned.............        6,000          7,286             --         37,259
  Increase in Other Assets, Net.............................       (2,050)      (251,593)       (89,111)       (96,382)
                                                              -----------   ------------   ------------   ------------
        Net Cash Used in Investing Activities...............  $(4,210,169)  $(14,929,408)  $(46,821,999)  $(27,544,638)
                                                              -----------   ------------   ------------   ------------
Cash Flows from Financing Activities:
  Proceeds from Issuance of Preferred Stock.................  $        --   $         --   $         --   $  1,500,000
  Proceeds on Exercise of Stock Options.....................      516,075             --         16,575
  Proceeds on Note Payable..................................           --             --      1,600,000             --
  Net Increase in Non-Interest Bearing Demand, NOW, Money
    Market, and Savings Deposit Accounts....................   (1,701,062)    16,598,599     23,594,758     12,077,216
  Net Increase in Time Deposits.............................    8,961,588      2,946,526     24,241,714     16,395,310
                                                              -----------   ------------   ------------   ------------
        Net Cash Provided by Financing Activities...........    7,776,601     19,545,125     49,453,047     29,972,526
                                                              -----------   ------------   ------------   ------------
Net Increase in Cash and Cash Equivalents...................    3,904,148      4,991,716      4,689,225      3,288,049
Cash and Cash Equivalents, Beginning of Period..............   13,949,719      9,260,494      9,260,494      5,972,445
                                                              -----------   ------------   ------------   ------------
        Cash and Cash Equivalents, End of Period............  $17,853,867   $ 14,252,210   $ 13,949,719   $  9,260,494
                                                              ===========   ============   ============   ============
Supplementary Cash Flow Information:
Cash payments for interest and income taxes were as follow:
        Interest............................................  $ 1,525,842   $    892,759   $  4,607,074   $  2,305,994
                                                              ===========   ============   ============   ============
        Income Taxes........................................  $   292,000   $     64,000   $    259,000   $    172,150
                                                              ===========   ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Lone Star Bancorporation, Inc. (the "Company") is a bank holding company incorporated in the state of Texas on April 17, 2000. Also on April 17, 2000, a second bank holding company, Lone Star Bancorporation of Delaware, Inc. (the "Delaware Company"), was incorporated in the state of Delaware. On September 28, 2000, the Company acquired all of the outstanding stock of Lone Star Bank (the "Bank"). Immediately thereafter, the Company transferred all the outstanding stock of the Bank to the Delaware Company in exchange for all the outstanding stock of the Delaware Company. These transactions were both approved by the Board of Governors of the Federal Reserve System.

     In July 1999, the Bank received approval to convert from a nationally chartered bank to a State of Texas chartered bank. The Bank is headquartered in Houston, Texas and provides retail and commercial banking services. The Bank provides a broad line of financial products and services for small to medium sized businesses and consumers through its four community banking facilities.

     The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices within the banking industry. Policies and practices which materially affect the determination of financial policies, results of operations, and cash flows are summarized as follows:

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures regarding contingent assets and liabilities at the date of the financial statements, and the amounts of revenues and expenses reported during the period. Actual results could differ from those estimates.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary the Delaware Company and its wholly-owned subsidiary the Bank. All significant intercompany accounts and transactions have been eliminated.

  Cash Equivalents

     For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance-sheet captions "cash and due from banks, and federal funds sold."

  Investment Securities

     Investment securities are accounted for in accordance with Statement of Financial Accounting Standards 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires classification of investments into three categories. Upon purchase, management considers the maturity and repricing characteristics of each investment and its asset/liability management policies and designates each investment as held to maturity, trading, or available for sale. At each reporting date thereafter, the propriety of the classification is reconsidered.

     Debt securities that the Bank has the positive intent and ability to hold are classified as "held to maturity" and reported at amortized cost. Also, certain equity securities which are restricted and/or have a limited market are classified as "held to maturity" and are reported at cost. If a decline in value of an individual held to maturity security is judged to be other than temporary, the cost basis of that security is

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES reduced to its fair value and the amount of the writedown is included in earnings. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law or statutory or regulatory requirements), securities held for investment may be sold or transferred to another portfolio.

     Other securities are considered "available for sale" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of applicable income taxes. Securities within the available for sale portfolio may be used as part of the Bank's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk, or other similar economic factors.

     Fair value is determined based on bond prices published in financial newspapers or bid quotations received from securities dealers. For purposes of computing realized gains or losses on the sales of investments, cost is determined using the specific identification method. In determining amortized cost, premiums are accreted and discounts are amortized to income as an adjustment to yield over the terms of the investments by the straight-line method.

  Loans and Allowance for Loan Losses

     Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses.

     Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of outstanding principal.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Management believes the allowance will be adequate to absorb possible losses on existing loans that may become uncollectible, based on loan evaluations. The evaluations consider such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, quality of collateral, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Interest accruals are discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Current period provisions for credit losses and recoveries on loans previously charged off are added to the allowance.

     The Bank has adopted Statement of Financial Standards (SFAS) 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure." SFAS 114 applies only to individual impaired loans, with the exception of groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. A loan is impaired if it is probable that a creditor will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement. When a loan is determined to be impaired, the allowance for loan losses must include a provision for the impaired loan based on the present value of expected cash flows discounted at the loan's effective interest rate, or , as a practical expedient, the loan's observable market value or the fair value of its collateral dependent. Prior to adoption of SFAS 114, the Bank did not consider the time value of money and the expected future interest cash flow. As permitted by SFAS 118, interest income received on impaired loans continues to either be applied against principal or realized as interest revenue, according to management's judgement as to the collectibility of principal.

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

     Restructured loans are those for which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

  Depreciation and Amortization

     Bank premises, equipment, and leasehold improvements are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Estimated lives of depreciable assets range from five to forty years. Depreciation is taken on the straight-line method for tax purposes also, but using lives prescribed by the Internal Revenue Code, which are shorter than book basis lives in some cases and longer in others.

  Other Real Estate Owned

     Other real estate owned was acquired through partial or total satisfaction of loans, and is carried at the lower of cost or net realizable value. When acquired, losses are charged to the allowance for loan losses.

  Cash Value of Life Insurance

     Cash value of single premium universal life insurance policies is stated at the current surrender value amount, reduced by applicable policy load charges and surrender charges, if any. Annually, the asset is credited with policy earnings and charged with mortality costs.

  Liability Under Deferred Compensation Agreements

     The Bank's liability to officers and employees under deferred compensation agreements is stated at the net present value of the currently vested balance of payments to be made to the employees upon retirement, computed using the interest method.

  Income Taxes

     The Company and its subsidiaries file a consolidated federal tax return. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Bank provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

     The differences between book and tax income arise primarily from depreciation, provisions for loan losses, unrealized gains or losses on other real estate owned, increases in cash surrender value of key man life insurance, and deferred compensation accruals.

  Fair Value of Financial Instruments and Derivative Financial Instruments

     The Bank has adopted Statement of Financial Accounting Standards 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." The Bank has determined that it is not practicable to estimate the fair values of loans (an asset) and deposits (a liability) because the cost of such a determination would exceed the benefit derived. However, management believes that their fair values are not materially different than their carrying values. Fair values of accrued interest receivable (an asset) and accrued interest (a liability) and other liabilities are estimated to be approximately the

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES same as their carrying values, due to their short-term nature. Fair values of other financial instruments are disclosed below in individual footnotes related to each respective category of financial instrument.

  Earnings Per Share

     The Bank has adopted SFAS No. 128, "Earnings Per Share." The Statement replaces primary earnings per share ("EPS") with earnings per common share ("Basic EPS"). Basic EPS is computed by dividing income available to common stockholders by the average number of common shares outstanding for the period. The statement also requires the presentation of EPS assuming dilution. The diluted EPS calculation includes shares that could be issued under outstanding stock options. However, for 2000, options on 195,500 shares of common stock were not included in computing EPS because their effect was antidilutive.

NOTE 2 -- REGULATORY AGENCY REQUIREMENTS

     Regulatory authorities have broad powers over state banks under various Federal and state statutes and regulations. Such powers may be exercised by the authorities in instances of noncompliance, and under certain circumstances may include extreme measures, including the closing or liquidation of a noncomplying bank. To determine compliance with the various statutes and regulations, regulatory authorities conduct periodic examinations, usually at least annually.

     The Bank, as a State of Texas bank, is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by banking regulators. Following is a summary of the Bank's capital ratios as of December 31:

                                                                                       TO BE WELL
                                                                                      CAPITALIZED
                                                                                         UNDER
                                                                                         PROMPT
                                                        ACTUAL        FOR CAPITAL      CORRECTIVE
                                                   ----------------    ADEQUACY          ACTION
                                                   AMOUNT    RATIO     PURPOSES        PROVISIONS
                                                   -------   ------   -----------   ----------------
                                                   ($000)
As of December 31, 2000:
  Total Capital
     (to Risk Weighted Assets)...................  $10,464    8.92%      8.00%           10.00%
  Tier 1 Capital
     (to Risk Weighted Assets)...................  $ 9,295    7.93%      4.00%            6.00%
  Tier 1 Capital
     (to Average Assets).........................  $ 9,295    6.30%      4.00%            5.00%
As of December 31, 1999:
  Total Capital
     (to Risk Weighted Assets)...................  $ 7,542   11.01%      8.00%           10.00%
  Tier 1 Capital
     (to Risk Weighted Assets)...................  $ 6,715    8.90%      4.00%            6.00%
  Tier 1 Capital
     (to Average Assets).........................  $ 6,715    6.85%      4.00%            5.00%

     The Bank, as a State of Texas bank, is subject to dividend restrictions set forth by regulators. Under such restrictions, the Bank may not, without the prior approval of regulators, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

     The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserves approximated $946,000 and $637,000 in 2000 and 1999, respectively. In addition, the Bank is required to invest in stock in the Federal Reserve Bank in an amount that is determined by Federal regulations. See Note 3 for the amount of investment at December 31, 2000 and 1999. The investment is a restricted investment, and is not readily marketable.

NOTE 3 -- INVESTMENT SECURITIES

     Details of investment securities at December 31, 2000 and 1999 are as follows:

                                                                GROSS UNREALIZED
                                                  AMORTIZED    ------------------
                                                    COST        GAINS     LOSSES    FAIR VALUE
                                                 -----------   -------   --------   -----------
December 31, 2000:
  Available for Sale:
     U.S. Treasury Notes.......................  $   499,650   $    --   $    590   $   499,060
     Obligations of U.S. Government and
       Agencies................................    8,325,125    17,170         --     8,342,295
     Obligations of States and Political
       Subdivisions............................    5,364,645     9,794     33,140     5,341,299
     Mortgage Backed Securities................    2,604,638        --     15,100     2,589,538
                                                 -----------   -------   --------   -----------
          Total Available for Sale.............  $16,794,058   $26,964   $ 48,830   $16,772,192
                                                 ===========   =======   ========   ===========
  Held to Maturity:
     Federal Reserve Bank Stock................  $   189,100   $    --   $     --   $   189,100
     All Other Securities......................       59,781        --         --        59,781
                                                 -----------   -------   --------   -----------
          Total Held to Maturity...............  $   248,881   $    --   $     --   $   248,881
                                                 ===========   =======   ========   ===========
December 31, 1999:
  Available for Sale:
     U.S. Treasury Notes.......................  $ 2,495,663   $    --   $ 16,998   $ 2,478,665
     Obligations of U.S. Government and
       Agencies................................    8,018,725        --    129,020     7,889,705
     Obligations of States and Political
       Subdivisions............................    5,598,083     1,511    110,812     5,488,782
     Mortgage Backed Securities................    3,846,575        --     50,232     3,796,343
                                                 -----------   -------   --------   -----------
          Total Available for Sale.............  $19,959,046   $ 1,511   $307,062   $19,653,495
                                                 ===========   =======   ========   ===========
  Held to Maturity:
     Federal Reserve Bank Stock................  $   130,250   $    --   $     --   $   130,250
     All Other Securities......................      124,781        --         --       124,781
                                                 -----------   -------   --------   -----------
          Total Held to Maturity...............  $   255,031   $    --   $     --   $   255,031
                                                 ===========   =======   ========   ===========

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

     Contractual maturities of investment securities at December 31, 2000 are as follows:

                                                 AVAILABLE FOR SALE             HELD TO MATURITY
                                            ----------------------------   ---------------------------
MATURITY                                    AMORTIZED COST   FAIR VALUE    AMORTIZED COST   FAIR VALUE
--------                                    --------------   -----------   --------------   ----------
1 year or less............................   $ 5,090,248     $ 5,085,641      $     --       $     --
1 to 5 years..............................    10,198,111      10,189,075            --             --
5 to 10 years.............................     1,505,699       1,497,476            --             --
Over 10 years.............................            --              --            --             --
                                             -----------     -----------      --------       --------
          Subtotal........................    16,794,058      16,772,192            --             --
Federal Reserve Bank Stock................            --              --       189,100        189,100
Other Securities..........................            --              --        59,781        189,823
                                             -----------     -----------      --------       --------
                                             $16,794,058     $16,772,192      $248,881       $378,923
                                             ===========     ===========      ========       ========

     Investment securities with amortized cost approximating $5,997,000 and $7,532,000 and fair values approximating $5,990,900 and $7,396,700, at December 31, 2000 and 1999, respectively, were pledged to secure Federal Funds borrowings, Treasury Tax and Loan Balances, and public funds on deposit.

     Information regarding sales of investment securities is as follows:

                                                                 2000         1999
                                                              ----------   ----------
Available for Sale:
  Proceeds from Sales.......................................  $5,242,344   $4,156,875
  Gross Realized Gains......................................          --        6,354
  Gross Realized Losses.....................................     (15,383)        (623)
  Change in Net Unrealized Holding Gain or Loss.............     299,055     (450,528)
Held to Maturity:
  Proceeds from Sales.......................................      65,000           --
  Amortized Cost of Securities Sold.........................      65,000           --
  Gross Realized Gains......................................          --           --
  Gross Realized Losses.....................................          --           --

     Sales of securities held to maturity were made by the Bank for liquidity purposes.

NOTE 4 -- LOANS

     Major classifications of loans are as follows:

                                                                2000          1999
                                                            ------------   -----------
Commercial................................................  $ 48,066,444   $34,779,307
Real Estate...............................................    56,169,993    27,359,660
Installment...............................................       656,268     1,946,249
Construction..............................................    11,681,689     1,609,848
Cash Flow Manager.........................................            --       563,575
Other.....................................................       325,127       186,002
                                                            ------------   -----------
                                                             116,899,521    66,444,641
          Less: Unearned Discount.........................       (38,933)     (153,037)
                                                            ------------   -----------
                                                             116,860,588    66,291,604
          Less: Allowance for Loan Losses.................    (1,168,606)     (811,265)
                                                            ------------   -----------
                                                            $115,691,982   $65,480,339
                                                            ============   ===========

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

     Loans on which interest accrual has been discontinued or reduced were $215,600 and $370,218 at December 31, 2000 and 1999, respectively. If interest had been accrued on those loans, it would have approximated $102,269 as of December 31, 2000 and $81,962 as of December 31, 1999. There was one loan placed back on accrual status from nonaccrual status in 2000.

     The Bank's investment in impaired loans was approximately $1,702,000 and $520,000, and specific loss allowance provisions of $496,000 and $331,000 at December 31, 2000 and 1999, respectively, have been provided for such loans. The total allowance for loan losses on impaired loans was also $496,000 and $331,000 at December 31, 2000 and 1999, respectively. The average recorded investment in impaired loans was $874,000 and $557,000, and interest income recognized on impaired loans approximated $74,000 and $51,000 at December 31, 2000 and 1999, respectively.

     Loans to directors, officers, employees, and other related parties were approximately $3,951,000 and $2,353,000 at December 31, 2000 and 1999,
respectively. In management's judgement, such borrowings were on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with unrelated parties, and did not involve more than a normal amount of risk.

     Loan maturities at December 31, 2000 are as follows:

                                                              INSTALLMENT    ALL OTHER
MATURING IN YEAR ENDING DECEMBER 31,                             LOANS         LOANS
------------------------------------                          -----------   ------------
2001........................................................   $191,705     $ 46,566,693
2002........................................................    226,335       11,208,048
2003........................................................    199,295       21,197,552
2004........................................................         --       12,500,626
2005........................................................         --       20,940,016
Thereafter..................................................         --        3,830,318
                                                               --------     ------------
          Total.............................................   $617,335     $116,243,253
                                                               ========     ============

     Approximately 48% and 82% of loan balances at December 31, 2000 and 1999, respectively, are subject to fixed interest rates, and the remainders are subject to floating interest rates that change according to changes in the Bank's prime rate.

     Changes in the allowance for loan losses were as follows:

                                                                 2000        1999
                                                              ----------   ---------
BALANCE AT JANUARY 1........................................  $  811,265   $ 522,639
  Provision Charged to Operations...........................     568,226     593,000
  Loans Charged Off.........................................    (314,454)   (452,481)
  Recoveries................................................     103,569     148,107
                                                              ----------   ---------
BALANCE AT DECEMBER 31......................................  $1,168,606   $ 811,265
                                                              ==========   =========

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

NOTE 5 -- BANK PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Components of properties and equipment included in the statements of financial condition at December 31, 2000 and 1999 were as follows:

                                                                2000          1999
                                                             -----------   -----------
Land.......................................................  $   535,260   $   535,260
Building and Improvements..................................    1,815,758     1,641,579
Furniture, Equipment and Automobiles.......................    1,566,600     1,439,416
                                                             -----------   -----------
                                                               3,917,618     3,616,255
Less: Accumulated Depreciation and Amortization............   (1,652,450)   (1,474,036)
                                                             -----------   -----------
                                                             $ 2,265,168   $ 2,142,219
                                                             ===========   ===========

     Depreciation and amortization expense totaled $240,700 in 2000 and $224,125 in 1999.

NOTE 6 -- KEY EXECUTIVE LIFE INSURANCE

     The Bank is the owner and beneficiary of key executive life insurance policies on the lives of key bank officials. A summary of the policies follow:

                                                2000                      1999
                                       -----------------------   -----------------------
INSURED                                FACE VALUE   CASH VALUE   FACE VALUE   CASH VALUE
-------                                ----------   ----------   ----------   ----------
Chairman and CEO.....................  $  862,000   $  593,674   $  862,000   $  569,617
Six Other Officers...................   1,300,000      697,573    1,300,000      631,627
                                       ----------   ----------   ----------   ----------
          Total......................  $2,162,000   $1,291,247   $2,162,000   $1,201,244
                                       ==========   ==========   ==========   ==========

     A policy with a face amount of $125,000 and cash value of approximately $92,000 and $86,000 at December 31, 2000 and 1999, respectively, is pledged to the Bank's principal correspondent bank in Dallas, Texas to ensure performance by certain officers and directors on their individual indebtedness to the correspondent incurred in the purchase of the Bank's stock in a 1990 stock offering.

NOTE 7 -- DEPOSITS

     Maturities of time deposits at December 31, 2000 are as follows:

AMOUNTS DUE DURING YEAR ENDING
DECEMBER 31,
------------------------------
2001....................................................  $62,650,663
2002....................................................    8,879,636
2003....................................................      912,956
2004....................................................      433,620
2005....................................................    2,157,755
                                                          -----------
          Total.........................................  $75,034,630
                                                          ===========

NOTE 8 -- FEDERAL INCOME TAXES

     The Bank's deferred tax asset and valuation reserve have been recorded in accordance with Statement of Financial Accounting Standards 109 (SFAS 109), "Accounting for Income Taxes," effective January 1, 1993 on a prospective basis. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES used for income tax reporting purposes, and net operating loss carryforwards. The cumulative tax effect at the expected tax rate of 34% of significant items comprising the Bank's net deferred tax amounts as of December 31, 2000 and 1999 are as follows:

                                                                2000       1999
                                                              --------   --------
Deferred Tax Assets Attributable to:
  Allowance for Loan Losses.................................  $300,255   $219,600
  Deferred Compensation.....................................   297,750    166,000
  Investment Securities Held for Sale.......................     7,447    103,900
                                                              --------   --------
                                                               605,452    489,500
          Less: Valuation Allowance.........................        --         --
                                                              --------   --------
                                                               605,452    489,500
Deferred Tax Liabilities Attributable to:
  Investment Securities Held for Sale.......................        --         --
  Accumulated Depreciation..................................    48,052     12,500
                                                              --------   --------
                                                                48,052     12,500
                                                              --------   --------
          Net Deferred Tax Assets...........................  $557,400   $477,000
                                                              ========   ========

     Components of the currently payable provision for taxes on income for the year ended December 31, 2000 and 1999 are as follows:

                                                                2000        1999
                                                              ---------   --------
Income Tax at Statutory Rates:
  Tax on Current Year Operation.............................  $ 571,202   $119,393
  Tax Attributable to:
     Nondeductible Items....................................     30,153     19,284
     Nontaxable Items.......................................   (112,336)   (90,000)
  Timing Differences and Other..............................     47,506    134,756
                                                              ---------   --------
          Net Provision for Taxes on Income.................  $ 536,525   $183,433
                                                              =========   ========

NOTE 9 -- SALARY CONTINUATION AND SURVIVOR INCOME BENEFIT AGREEMENTS

     The Bank has established nonqualified deferred compensation agreements for its Chairman and certain other key executives providing for fixed annual benefits ranging from $3,000 to $70,000 annually, payable over a period of 13 years in the event of death, full disability or retirement at age 65. If employment is terminated prior to retirement, death, or disability, the payments become 100% vested.

     Benefits are funded by life insurance contracts purchased by the Bank (see "Key Executive Life Insurance," above). The cost of these benefits is being charged to expense and accrued using a present value method (employing the interest method) over the expected terms of employment. Because an executive's right to receive benefits is vested over a period of five years, accruals in the earlier years are lower than in later years, and accruals continue after retirement. The net present value of the accrued liability was $515,734 and $448,327 at December 31, 2000 and 1999, respectively. The amount charged to expense was $48,993 and $89,719 for the years ended December 31, 2000 and 1999, respectively. Payments to retired executives were $22,663 in 2000 and $8,000 in 1999.

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

NOTE 10 -- COMMITMENTS AND CONTINGENT LIABILITIES

     At December 31, 2000, the Bank was engaged in several lawsuits related to the collection of loans and other matters. No significant liability or impairment of assets is expected to result from such lawsuits. Minimum lease payments at December 31, 2000 under noncancelable operating leases for office facilities and office and related equipment are as follows:

YEAR ENDING DECEMBER 31,
------------------------
2001......................................................  $117,345
2002......................................................   116,733
2003......................................................   122,555
2004......................................................   125,700
                                                            --------
          Total...........................................  $482,333
                                                            ========

     Operating expenses include equipment and occupancy rentals of $140,458 and $17,962 at December 31, 2000 and 1999, respectively. In September, 1999, the Bank exercised an option to purchase the land on which one of the Bank's branches is located for $175,885.

     Effective in July 1997, the Bank entered into a five-year agreement with a data processing organization under which the Bank is obligated to pay minimum processing charges of approximately $12,500 per month for data processing services. In addition, variable charges are incurred based on the nature and volume of transactions processed. Total data processing fees approximated $207,000 in 2000 and $169,000 in 1999.

NOTE 11 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and with respect to its ownership of life insurance policies. The financial instruments with off-balance sheet risk in the normal course of business include loan commitments and standby letters of credit. These instruments involve to varying degrees, elements of credit risk in excess of the amounts recognized in the financial statements. The Bank is not party to financial instruments with off-balance sheet interest rate risk.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit, and life insurance policies is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     At December 31, 2000, the approximate contract amounts of financial instruments with off-balance sheet risk are as follows:

Financial Instruments whose Contract Amounts Represent
  Credit Risk:
  Loan Commitments with Unfunded Lines of Credit........  $24,658,456
  Standby Letters of Credit.............................  $   506,977
  Life Insurance Policies...............................  $ 3,453,247

     Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

     Since many of the loan commitments and letters of credit may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Standby letters of credit are conditional commitments by the Bank to guarantee the performance of a customer to a third party. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include certificates of deposit, marketable securities, accounts receivable, inventory, property, plant and equipment, and real property.

     The Bank originates real estate, commercial and consumer loans primarily to customers in the greater Houston area. A substantial portion of the Bank's customers' ability to honor their contracts is dependent upon the local economy and the real estate market. In addition, the Bank has a portfolio of approximately $67,850,000 in loans collateralized by real estate, which approximates 59% of its commercial loan portfolio.

     Frequently throughout the year, the Bank has more than $100,000 on deposit with its primary correspondent bank. Management of the Bank monitors the balance in the account and periodically assesses the financial condition of the correspondent bank.

     At December 31, 2000, the Bank had a concentration of credit risk in the life insurance industry in an amount equal to cash value of life insurance. In addition, the amounts of cash value with each insurer (ranging from $16,247 to $349,866) represent concentration of credit risk with such individual insurers.

NOTE 12 -- EMPLOYEE BENEFITS

     The Bank maintains a 401(k) profit sharing plan covering all full time employees who have met certain service and age requirements. The Plan has obtained IRS approval under the Internal Revenue Code. Employees may designate a portion of their salary to be contributed to the Plan on a tax-deferred basis. In addition, the Bank may make discretionary contributions in an amount determined by the Board of Directors. Both employee contributions and Bank discretionary contributions are subject to maximum limits set by the Internal Revenue Code. The Bank made discretionary contributions of $51,623 and $33,813 for the years ended December 31, 2000 and 1999, respectively.

NOTE 13 -- ADVERTISING

     The Bank expenses the production costs of advertising the first time the advertising takes place. The Bank has not engaged in direct-response advertising through December 31, 2000. There was no prepaid advertising reported as assets at December 31, 2000 or 1999. Advertising expense was $13,635 and $11,931 for the years ended December 31, 2000 and 1999, respectively.

NOTE 14 -- NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. The Bank was originally to adopt this Statement on January 1, 2000. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 is an amendment of SFAS No. 133 that delays the effective date of this Statement to fiscal years beginning after June 15, 2000. Therefore, the bank will be required to adopt this statement beginning January 1, 2001. Management does not believe this pronouncement will have a significant effect on its financial statements.

                LONE STAR BANCORPORATION, INC. AND SUBSIDIARIES

NOTE 15 -- CAPITAL STOCK

     The Company is authorized to issue 1,000,000 shares of Preferred Stock with a $1 par value. The Board of Directors is authorized to fix the particular designations, preferences, rights, qualifications, and restrictions for each series of preferred stock issued. All preferred shares rank prior to common shares, both as to dividends and liquidation, but have no general voting rights.

     During 2000, the Bank redeemed its previously issued and outstanding 300,000 shares of Series B Preferred Stock on a one-for-one basis into common stock.

     During 2000 and 1999, the Bank transferred $1,000,000 and $457,936, respectively, of undivided profits to the Bank's capital surplus to achieve a certain level of capital required for specific lending limits.

NOTE 16 -- STOCK OPTIONS

     During September, 1999, the Bank established a nonqualified stock option plan for certain key employees. Under terms of the plan, the Bank granted options to purchase 200,000 shares of series A preferred stock at a price equal to the lesser of book value per share of common stock on the exercise date or $4.20 per share. Such options may be exercised any time during a twenty-four month period, beginning on the date of grant. At the date of grant, the fair market value was $4.00 per share. As of December 31, 2000, 4,500 options had been exercised.

     The Bank has elected to account for the plan as a noncompensatory plan and, accordingly, no compensation expense has been recognized for the stock options.

NOTE 17 -- NOTE PAYABLE

     The Company has a $2,000,000 revolving draw note with a bank bearing interest at prime less 1/2 % with interest payable quarterly. The note is payable on demand or if no demand then in quarterly payments beginning December 2001 with final maturity in September 2005. As of December 31, 2000, the outstanding balance on this note was $1,600,000. The note is secured by the stock of Lone Star Bancorporation of Delaware, Inc and Lone Star Bank. Interest expense on this note for the year ended December 31, 2000 amounted to $36,000.

NOTE 18 -- SUBSEQUENT EVENT

     In March 2001, the Company signed a definitive agreement to merge with Sterling Bank.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           STERLING BANCSHARES, INC.

                                      AND

                         LONE STAR BANCORPORATION, INC.

                           DATED AS OF MARCH 1, 2001

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
ARTICLE I  CERTAIN DEFINITIONS...............................................   A-6
  Section 1.01   Certain Definitions.........................................   A-6
ARTICLE II  THE MERGER AND RELATED TRANSACTIONS..............................  A-10
  Section 2.01   Merger......................................................  A-10
  Section 2.02   Time and Place of Closing...................................  A-10
  Section 2.03   Effective Time..............................................  A-10
  Section 2.04   Reservation of Right to Revise Transaction; Further
                 Actions.....................................................  A-10
  Section 2.05   Tax-Free Reorganization.....................................  A-10
ARTICLE III  MERGER CONSIDERATION; EXCHANGE PROCEDURES.......................  A-11
  Section 3.01   Merger Consideration........................................  A-11
  Section 3.02   Determination and Adjustment of Merger Consideration and
                 Exchange Ratio..............................................  A-12
  Section 3.03   Company Stock Options.......................................  A-12
ARTICLE IV  EXCHANGE OF SHARES...............................................  A-13
  Section 4.01   Exchange Agent..............................................  A-13
  Section 4.02   Exchange Procedures.........................................  A-13
  Section 4.03   Voting and Dividends........................................  A-13
  Section 4.04   No Further Ownership Rights in Company Common Stock.........  A-14
  Section 4.05   No Fractional Shares........................................  A-14
  Section 4.06   Termination of Exchange Fund................................  A-14
  Section 4.07   Escheat of Exchange Fund....................................  A-15
  Section 4.08   Lost Certificates...........................................  A-15
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................  A-15
  Section 5.01   Organization, Standing and Authority........................  A-15
  Section 5.02   Company Common Stock........................................  A-15
  Section 5.03   Subsidiaries................................................  A-16
  Section 5.04   Authorization of Merger and Related Transactions............  A-17
  Section 5.05   Financial Statements and Regulatory Reports.................  A-17
  Section 5.06   Absence of Undisclosed Liabilities..........................  A-18
  Section 5.07   Tax Matters.................................................  A-18
  Section 5.08   Allowance for Credit Losses.................................  A-19
  Section 5.09   Other Regulatory Matters....................................  A-19
  Section 5.10   Properties..................................................  A-19
  Section 5.11   Compliance with Laws........................................  A-19
  Section 5.12   Employee Benefit Plans......................................  A-20
  Section 5.13   Commitments and Contracts...................................  A-21
  Section 5.14   Material Contract Defaults..................................  A-22
  Section 5.15   Legal Proceedings...........................................  A-22
  Section 5.16   Absence of Certain Changes or Events........................  A-22
  Section 5.17   Reports.....................................................  A-23
  Section 5.18   Insurance...................................................  A-23
  Section 5.19   Labor.......................................................  A-24
  Section 5.20   Material Interests of Certain Persons.......................  A-24
  Section 5.21   Registration Obligations....................................  A-24
  Section 5.22   Brokers and Finders.........................................  A-24
  Section 5.23   State Takeover Laws.........................................  A-24
  Section 5.24   Environmental Matters.......................................  A-24
  Section 5.25   Loans.......................................................  A-25
  Section 5.26   Fiduciary Responsibilities..................................  A-25

                                                                               PAGE
                                                                               ----
  Section 5.27   Patents, Trademarks and Copyrights..........................  A-25
  Section 5.28   Company Action..............................................  A-26
  Section 5.29   Dissenting Shareholders.....................................  A-26
  Section 5.30   Pooling of Interests........................................  A-26
  Section 5.31   Company Indebtedness........................................  A-26
  Section 5.32   Statements True and Correct.................................  A-26
  Section 5.33   Representations Not Misleading..............................  A-27
ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF STERLING.......................  A-27
  Section 6.01   Organization, Standing and Authority........................  A-27
  Section 6.02   Sterling Capital Stock......................................  A-27
  Section 6.03   Authorization of Merger and Related Transactions............  A-27
  Section 6.04   Financial Statements........................................  A-28
  Section 6.05   Sterling SEC Reports........................................  A-28
  Section 6.06   Regulatory Matters..........................................  A-28
  Section 6.07   Legal Proceedings...........................................  A-28
  Section 6.08   Compliance with Laws........................................  A-28
  Section 6.09   Sterling Employee Benefit Plans.............................  A-29
  Section 6.10   Representations Not Misleading..............................  A-29
  Section 6.11   Statements True and Correct.................................  A-29
  Section 6.12   Brokers and Finders.........................................  A-30
ARTICLE VII  CONDUCT OF THE COMPANY'S BUSINESS...............................  A-30
  Section 7.01   Conduct of Business Prior to the Effective Time.............  A-30
  Section 7.02   Forbearances................................................  A-31
ARTICLE VIII  ADDITIONAL AGREEMENTS..........................................  A-32
  Section 8.01   Access and Information......................................  A-32
  Section 8.02   Registration Statement and Proxy Statement..................  A-33
  Section 8.03   Company Shareholder's Meeting...............................  A-33
  Section 8.04   Filing of Regulatory Approvals..............................  A-34
  Section 8.05   Press Releases..............................................  A-34
  Section 8.06   Company Options.............................................  A-34
  Section 8.07   Miscellaneous Agreements and Consents.......................  A-34
  Section 8.08   Affiliates Letters..........................................  A-35
  Section 8.09   Indemnification.............................................  A-35
  Section 8.10   Certain Change of Control Matters...........................  A-36
  Section 8.11   Employee Benefits...........................................  A-36
  Section 8.12   Certain Actions.............................................  A-36
  Section 8.13   No Solicitation.............................................  A-36
  Section 8.14   Termination Fee.............................................  A-38
  Section 8.15   Accruals....................................................  A-38
  Section 8.16   Certain Agreements..........................................  A-38
  Section 8.17   Release Agreements..........................................  A-39
  Section 8.18   Financial Statements........................................  A-39
  Section 8.19   NASDAQ Listing..............................................  A-39
  Section 8.20   Post-Closing Actions........................................  A-39
  Section 8.21   Delivery of Company Disclosure Schedule.....................  A-39
  Section 8.22   Combined Report.............................................  A-39
  Section 8.23   Notification; Updated Disclosure Schedules..................  A-40
  Section 8.24   Future Board Representation.................................  A-40

                                                                               PAGE
                                                                               ----
ARTICLE IX  CONDITIONS TO MERGER.............................................  A-40
  Section 9.01   Conditions to Each Party's Obligation to Effect the
                 Merger......................................................  A-40
  Section 9.02   Conditions to Obligations of The Company to Effect the
                 Merger......................................................  A-41
  Section 9.03   Conditions to Obligations of Sterling and Merger Sub to
                 Effect the Merger...........................................  A-41
ARTICLE X  TERMINATION.......................................................  A-43
  Section 10.01  Termination.................................................  A-43
  Section 10.02  Effect of Termination.......................................  A-43
  Section 10.03  Non-Survival of Representations, Warranties and Covenants...  A-44
  Section 10.04  Termination Relating to Company Disclosure Schedule.........  A-44
ARTICLE XI  GENERAL PROVISIONS...............................................  A-44
  Section 11.01  Expenses....................................................  A-44
  Section 11.02  Entire Agreement; Parties in Interest.......................  A-44
  Section 11.03  Amendments..................................................  A-44
  Section 11.04  Waivers.....................................................  A-44
  Section 11.05  No Assignment...............................................  A-44
  Section 11.06  Notices.....................................................  A-45
  Section 11.07  Specific Performance........................................  A-45
  Section 11.08  Governing Law...............................................  A-45
  Section 11.09  Counterparts................................................  A-45
  Section 11.10  Captions....................................................  A-45
  Section 11.11  Severability................................................  A-45

Attachments:
  Annex A.  Form of Noncompete Agreement.
  Annex B.  Form of Affiliate Letter.
  Annex C.  Form of Release Agreement.

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 1, 2001, is by and between STERLING BANCSHARES, INC. ("Sterling"), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and LONE STAR BANCORPORATION, INC., a Texas corporation and a registered bank holding company under the BHCA (the "Company"). Capitalized terms not otherwise defined herein shall have the meanings set forth in Article I.

                                  WITNESSETH:

     WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Sterling will acquire the Company through the merger of the Company with a to-be-formed subsidiary ("Merger Sub") of Sterling to be added as a party to this Agreement after the date hereof, or by such other means as provided for herein (the "Merger"); and

     WHEREAS, pursuant to the Merger, and upon the terms and subject to the conditions of this Agreement, each issued and outstanding share of Company Common Stock (other than the Dissenting Shares) will be converted into the right to receive shares of Sterling Common Stock; and

     WHEREAS, (i) the respective Boards of Directors of Sterling and the Company have each determined that this Agreement, the Merger and the transactions contemplated hereby are in the best interests of their respective companies and shareholders and have approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) the Board of Directors of the Company has unanimously (a) determined, based upon such factors as it considers material and the opinion of The Charles T. Meeks Company, Inc., its financial advisor, that the consideration to be paid for the outstanding shares of Company Common Stock is fair to the shareholders of the Company and (b) resolved to recommend to the shareholders of the Company that they vote in favor of adoption of this Agreement, and (iii) Sterling, as the parent of the Merger Sub, has approved and adopted this Agreement, the Merger and the transactions contemplated hereby; and

     WHEREAS, to induce Sterling to enter into this Agreement and for the consideration set forth therein, the Key Company Officials have agreed, concurrently with the execution of this Agreement, to execute and deliver respective Noncompete Agreements to Sterling, in the form attached hereto as Annex A;

     WHEREAS, after the Merger, Sterling intends to effect the merger (the "Bank Merger") of Lone Star Bank, a wholly owned subsidiary of Lone Star Bancorporation of Delaware, Inc., a Delaware corporation (the "Delaware Company") and an indirect wholly owned subsidiary of the Company (the "Bank"), with and into Sterling Bank, a wholly owned subsidiary of Sterling Bancorporation, Inc., a Delaware corporation ("Bancorporation") and an indirect wholly owned subsidiary of Sterling ("Sterling Bank"), with Sterling Bank as the surviving bank;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization, pursuant to Section 368 of the Code; and

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interest in accordance with APB Opinion 16; and

     WHEREAS, Sterling and the Company desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and the related transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     SECTION 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Acquisition Proposal" shall have the meaning set forth in Section 8.13.

     "Acquisition Transaction" shall have the meaning set forth in Section 8.13.

     "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

     "Affiliate Letter" shall have the meaning set forth in Section 8.08.

     "Agreement" shall have the meaning set forth in the introduction hereto.

     "APB Opinion 16" shall mean Accounting Principles Board Opinion No. 16.

     "Approvals" shall mean any and all filings, permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

     "Authorizations" shall have the meaning set forth in Section 5.01.

     "Average Closing Price" shall have the meaning set forth in Section
3.02(b).

     "BHCA" shall have the meaning set forth in the introduction to this Agreement.

     "Bancorporation" shall have the meaning set forth in the recitals to this Agreement.

     "Bank" shall have the meaning set forth in the recitals to this Agreement.

     "Bank Merger" shall have the meaning set forth in the recitals to this Agreement.

     "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

     "Certificates" shall have the meaning set forth in Section 4.02.

     "Closing" shall have the meaning set forth in Section 2.02.

     "Closing Date" shall have the meaning set forth in Section 2.02.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Commissioner" shall mean the Texas Banking Commissioner.

     "Company" shall have the meaning set forth in the introductory paragraph to this Agreement.

     "Company Benefit Plans" shall have the meaning set forth in Section 5.12.

     "Company Board" shall mean the Board of Directors of the Company.

     "Company Common Stock" shall mean the common stock, par value $1.00 per share, of the Company.

     "Company Disclosure Schedule" shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by the Company to Sterling prior to the execution of this Agreement.

     "Company ERISA Plan" shall have the meaning set forth in Section 5.12.

     "Company Financial Statements" shall have the meaning set forth in Section 5.05.

     "Company Indebtedness" shall mean all liabilities, indebtedness or obligations of the Company, and its Subsidiaries, on a consolidated basis (i) for borrowed money or loans, (ii) constituting an obligation to pay the deferred purchase price of property or services, (iii) which (A) under GAAP should be shown on the Company's balance sheet as a liability, and (B) are payable more than one year from the date of creation, or (iv) constituting principal under leases capitalized in accordance with GAAP; provided that the term shall not include deposits of Lone Star Bank.

     "Company Material Adverse Effect" shall have the meaning set forth in
Section 5.01.

     "Company Options" shall have the meaning set forth in Section 3.03.

     "Company Shareholders' Meeting" shall have the meaning set forth in Section 5.32.

     "Company Stock Plan" shall have the meaning set forth in Section 5.12.

     "Condition" shall have the meaning set forth in Section 5.01.

     "Dissenting Share" shall have the meaning set forth in Section 3.01.

     "Effective Time" shall have the meaning set forth in Section 2.03.

     "Employee" shall mean any current or former employee, officer or director, independent contractor or retiree of the Company, its Subsidiaries and any dependent or spouse thereof.

     "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as a Hazardous Substance, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

     "ERISA" shall have the meaning set forth in Section 5.12.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 4.01.

     "Exchange Fund" shall have the meaning set forth in Section 4.01.

     "Exchange Ratio" shall have the meaning set forth in Section 3.02(c).

     "Expenses" shall have the meaning set forth in Section 8.14.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System and any Federal Reserve Bank.

     "GAAP" shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

     "Hazardous Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "hazardous material," "contaminant," "toxic waste,"

"hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to applicable Environmental Laws and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde.

     "Indemnified Party" shall have the meaning set forth in Section 8.09.

     "Key Company Officials" shall mean H. Dane Grant, Bill W. Davis, W. Lee Stein, Arved E. White, Sam D. Amspoker, Daniel F. Boyles, Jack E. Sheffield and Lee G. Jauer.

     "Law" shall mean any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree;

     "Liens" shall have the meaning set forth in Section 5.03.

     "Maximum Amount" shall have the meaning set forth in Section 8.09.

     "Merger" shall have the meaning set forth in the recitals to this Agreement.

     "Merger Consideration" shall mean the shares of Sterling Common Stock issuable in accordance with Section 3.01(a), subject to the payment of cash paid in lieu of fractional shares to be issued by Sterling in the Merger in accordance with Section 3.01(d) and Section 4.05.

     "Merger Consideration Adjustment" shall have the meaning set forth in
Section 3.02(b).

     "Merger Sub" shall have the meaning set forth in the recitals to this Agreement.

     "NASDAQ" shall mean the NASDAQ National Market of the National Association of Securities Dealers, Inc.

     "Noncompete Agreements" shall mean the Noncompete Agreements in the form of Annex A attached hereto executed by the Key Company Officials.

     "OCC" shall mean the Office of the Comptroller of the Currency.

     "Order" shall mean any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent).

     "Permitted Liens" shall mean (i) Liens for current taxes not yet due and payable and incurred in the ordinary course of business, (ii) with respect to a lease, the interest of the lessor thereunder, including any Liens on the interest of such lessor, and (iii) such imperfections of title, Liens, restrictions and easements that do not materially impair the use or value of the properties or assets or otherwise materially impair the current operations relating to the business of the Company or its Subsidiaries or the Company's consolidated financial condition or consolidated results of operations.

     "Person" or "person" shall mean any individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Preliminary Merger Consideration" shall have the meaning set forth in
Section 3.02.

     "Proxy Statement" shall have the meaning set forth in Section 5.32.

     "Registration Statement" shall have the meaning set forth in Section 5.32.

     "Regulatory Agreement" shall have the meaning set forth in Section 5.11.

     "Regulatory Authorities" shall have the meaning set forth in Section 5.11.

     "Regulatory Reporting Document" shall have the meaning set forth in Section 5.05.

     "Remedies Exception" shall mean any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar law affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     "Reports" shall have the meaning set forth in Section 5.17.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Sterling" shall have the meaning set forth in the introduction to this Agreement.

     "Sterling Bank" shall have the meaning set forth in the recitals to this Agreement.

     "Sterling Common Stock" shall mean the common stock, par value $1.00 per share of Sterling.

     "Sterling Disclosure Schedule" shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by Sterling to the Company prior to the execution of this Agreement.

     "Sterling Financial Statements" shall have the meaning set forth in Section 6.04.

     "Sterling Material Adverse Effect" shall have the meaning set forth Section 6.01.

     "Sterling SEC Reports" shall have the meaning set forth in Section 6.05.

     "Subsidiary" shall mean, in the case of either Sterling or the Company, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

     "Superior Proposal" shall have the meaning set forth in Section 10.01.

     "Surviving Corporation" shall have the meaning set forth in Section 2.01.

     "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto.

     "Taxable Period" shall mean any period prescribed by any governmental authority, including, but not limited to, the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

     "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes the Company or any of its Subsidiaries.

     "TBCA" shall mean the Texas Business Corporation Act, as amended.

     "Termination Fee" shall have the meaning set forth in Section 8.14.

                                   ARTICLE II

                      THE MERGER AND RELATED TRANSACTIONS

     SECTION 2.01  Merger.

     (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBCA, at the Effective Time, the Company shall be merged with and into the Merger Sub. As a result of the Merger, the separate existence of the Company shall thereupon cease, and the Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and as a subsidiary of Sterling.

     (b) The articles of incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation.

     (c) The bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

     (d) The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation and the officers of the Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     (e) The Merger shall have the effects set forth in the TBCA.

     SECTION 2.02 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Andrews & Kurth L.L.P. in Houston, Texas on the date (the "Closing Date") that the Effective Time occurs, or at such other time, and at such place, as may be agreed to in writing by the parties hereto.

     SECTION 2.03 Effective Time. On the Business Day selected by Sterling occurring within ten (10) Business Days following the date on which the expiration of all applicable waiting periods in connection with approvals of governmental authorities necessary to effectuate the Merger occurs and all conditions to the consummation of this Agreement are satisfied or waived, unless an earlier or later date has been agreed by the parties, appropriate articles or certificates of merger shall be executed and filed in accordance with the TBCA, and the Merger provided for herein shall become effective upon such filing or at such time as may be specified in such articles or certificates of merger. The time of such filing or such later effective time is herein called the "Effective Time."

     SECTION 2.04  Reservation of Right to Revise Transaction; Further Actions.

     (a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, if Sterling notifies the Company in writing prior to the Closing that Sterling prefers to change the method of effecting the acquisition of the Company by Sterling (including, without limitation, the provisions as set forth in Article II) the parties hereto shall forthwith execute an appropriate amendment or restatement of this Agreement to reflect such changes; provided, however, that no such change shall (i) alter or change the amount or the kind of the consideration to be received by the holders of Company Common Stock as provided for in this Agreement, (ii) take the form of an asset purchase, (iii) adversely affect the tax treatment to the Company shareholders as a result of receiving the Merger Consideration, or (iv) adversely affect the timing of the Closing of the Merger.

     (b) In addition, the parties hereto agree that if Sterling so determines, each of the parties will execute such additional agreements and documents and take such other actions as Sterling determines necessary or appropriate to facilitate the Merger and the acquisition of the Company by Sterling, including, without limitation, entering into agreements to facilitate the Bank Merger.

     SECTION 2.05 Tax-Free Reorganization. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

                                  ARTICLE III

                   MERGER CONSIDERATION; EXCHANGE PROCEDURES

     SECTION 3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder:

     (a) Except as provide in Section 3.01(c), Section 3.01(d) and Section 3.01(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a fractional number of shares of Sterling Common Stock equal to the Exchange Ratio calculated in accordance with Section 3.02.

     (b) Each of the shares of common stock of the Merger Sub issued and outstanding immediately before the Effective Time shall continue to be issued and outstanding as one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (c) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Sterling, Bancorporation or any direct or indirect wholly owned Subsidiary of Sterling or the Company immediately prior to the Effective Time shall be canceled without any conversion and no payment or distribution shall be made with respect thereto.

     (d) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Sterling Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in accordance with
Section 4.05 hereof. No such holder will be entitled to dividends, voting rights or other rights as a shareholder in respect of any fractional share.

     (e) Notwithstanding anything in this Agreement to the contrary, no share of Company Common Stock, the holder of which shall have complied with the provisions of Article 5.12 of the TBCA as to appraisal rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive the Merger Consideration hereunder, and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Article 5.12 of the TBCA; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the TBCA, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such
Article 5.12, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Article 5.12, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Article 5.12 and each such Dissenting Share shall thereupon be converted into and shall represent the right to receive the Merger Consideration therefor. The Company shall give Sterling
(i) prompt notice of any written objections to the Merger submitted to the Company in accordance with Article 5.12, attempted withdrawals of such objections, and any other instruments served pursuant to applicable law received by the Company relating to shareholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. The Company shall not, except with the prior written consent of Sterling, voluntarily make any payment with respect to any demands for appraisals of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     SECTION 3.02 Determination and Adjustment of Merger Consideration and Exchange Ratio.

     (a) Based and conditioned upon the exercise or termination of all the Company's outstanding stock options prior to the Effective Time, all of the issued and outstanding shares of the Company's Common Stock shall be converted as of the Effective Time into the right to receive an aggregate of 1,760,000 shares of Sterling Common Stock (the "Preliminary Merger Consideration"), subject to the adjustments described in this Section 3.02.

     (b) The Preliminary Merger Consideration shall be reduced if the Company Indebtedness outstanding as of the Effective Time (principal, interest and other charges) exceeds $2,000,000. The Preliminary Merger Consideration will be decreased by the number of shares of Sterling Common Stock (such number of shares being referred to herein as the "Merger Consideration Adjustment") determined by dividing (i) an amount equal to the sum of the Company Indebtedness outstanding as of the Effective Time less $2,000,000, by (ii) the Average Closing Price. As used herein, the "Average Closing Price" shall mean the average closing price per share of the Sterling Common Stock (rounded to the nearest cent) on the NASDAQ (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Sterling) for the ten consecutive trading days in which such shares are quoted on the NASDAQ ending on the second trading day immediately prior to the Effective Time.

     (c) For purposes of this Agreement, the term "Exchange Ratio" shall mean the amount, calculated as of the Closing Date, that is equal to the quotient (calculated to the nearest five (5) decimal places) of a fraction, of which (i) the numerator is equal to the sum of (A) Preliminary Merger Consideration, less
(B) the Merger Consideration Adjustment, and (ii) the denominator is equal to the total issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (including all shares of Company Common Stock issued upon exercise of the Company Options, but excluding the shares of Company Common Stock to be cancelled pursuant to Section 3.01(c)).

     (d) The Exchange Ratio and the Preliminary Merger Consideration will be adjusted appropriately to reflect any stock dividends, splits, recapitalizations or other similar transactions with respect to the Sterling Common Stock where the record date occurs prior to the Effective Time.

     SECTION 3.03  Company Stock Options.

     (a) Prior to the Closing Date, the Company shall (i) cause each unexpired and unexercised option as set forth in Section 5.02 of the Company Disclosure Schedule ("Company Options") to either be (A) exercised and fully paid at an exercise price between $3.90 and $4.20 per share and converted into shares of Company Common Stock, or (B) terminated, and (ii) cause the Company's Nonqualified Stock Option Plan to be terminated. The Company shall not permit any holder of the Company Options to exercise such Company Option by any means other than the payment of the exercise price thereof in cash, unless the Company is contractually obligated to do so. With respect to any such holder, the Company shall use its best efforts to encourage such holder to exercise such Company Option by payment in cash.

     (b) The Company shall take all actions necessary or reasonably requested by Sterling to ensure that following the Effective Time, no holder of any Company Option will have any right thereunder to acquire any equity securities of the Company, Sterling or any of their respective Subsidiaries or any right to payment in respect of any such securities of the Company except for payment of the Merger Consideration with respect to the shares of Company Common Stock into which such Company Options are converted prior to the Effective Time.

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                                   ARTICLE IV

                               EXCHANGE OF SHARES

     SECTION 4.01 Exchange Agent. As of the Effective Time, Sterling shall deposit with a bank or trust company designated by Sterling and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article IV, certificates representing the shares of Sterling Common Stock included within the Merger Consideration issuable pursuant to Section 3.01 and Section
3.02 in exchange for outstanding shares of the Company Common Stock, (such shares of Sterling Common Stock, together with any dividends or distributions with respect thereto paid in respect of a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Sterling, deliver the Merger Consideration contemplated to be issued pursuant hereto out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     SECTION 4.02 Exchange Procedures. Within five Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates"), other than shares canceled in accordance with Section 3.01(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Sterling shall specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Sterling), together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate(s) shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Sterling Common Stock which such holder has the right to receive pursuant to the provisions of Section 3.01 and cash in lieu of fractional shares of Sterling Common Stock as contemplated by
Section 3.01(d), and the Certificate(s) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the appropriate number of shares of Sterling Common Stock may be issued to a transferee if the Certificate(s) representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Sterling Common Stock and cash in lieu of any fractional shares of Sterling Common Stock as contemplated by Section 3.01(d) and Section
4.05. The Certificate(s) for Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Sterling shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate(s) formerly representing shares of Company Common Stock for exchange as provided in this ARTICLE IV. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of Sterling Common Stock until Sterling has received a written agreement from such person as provided in Section 8.08. If any certificate for shares of Sterling Common Stock, or any check representing cash or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

     SECTION 4.03 Voting and Dividends. Former shareholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of Sterling shareholders the number of whole shares of Sterling Common Stock into which their respective shares of Company Common Stock are
                                       A-13
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converted, regardless of whether such holders have exchanged their Certificates representing Company Common Stock for certificates representing Sterling Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.01, each Certificate theretofore representing shares of the Company Common Stock (other than shares to be canceled pursuant to Section 3.01) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, as set forth in this Agreement. Former shareholders of record of the Company shall be entitled to any dividends paid to holders of record of Sterling Common Stock after the Effective Time, provided that no dividend or other distribution payable to the holders of record of Sterling Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any Certificate representing shares of Company Common Stock issued and outstanding at the Effective Time until such holder physically surrenders such Certificate for exchange as provided in Section 4.01, promptly after which time all such dividends or distributions shall be paid (without interest).

     SECTION 4.04 No Further Ownership Rights in Company Common Stock. All shares of Sterling Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares of Sterling Common Stock pursuant to Section 3.01(d) and Section 4.05) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.

     SECTION 4.05 No Fractional Shares. No certificates or scrip representing fractional shares of Sterling Common Stock shall be issued upon the surrender for exchange of certificates for Company Common Stock pursuant to this ARTICLE IV, and no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to any voting or other rights of a security holder of Sterling. In lieu of any fractional security, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Sterling Common Stock upon surrender of the certificate(s) for such Company Common Stock for exchange pursuant to this ARTICLE IV will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the amount of the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 4.05, on behalf of all such holders, of the aggregate fractional shares of Sterling Common Stock issued pursuant to ARTICLE III. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Sterling Common Stock delivered to the Exchange Agent by Sterling pursuant to
Section 4.01 over (B) the aggregate number of whole shares of Sterling Common Stock to be distributed to holders of Company Common Stock pursuant to ARTICLE III (such excess being herein called the "Excess Securities") and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Securities at the prevailing prices on the NASDAQ. The sale of the Excess Securities by the Exchange Agent shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. Sterling shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities have been distributed to the former shareholders of Company, the Exchange Agent will hold such proceeds and dividends in trust for such former shareholders. As soon as practicable after the determination of the amount of cash to be paid to former shareholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

     SECTION 4.06 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company for six months after the Effective Time shall be delivered to Sterling upon demand, and any shareholders of the Company who have not theretofore

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

complied with this Article IV shall thereafter look only to Sterling for payment of their claim for the Merger Consideration.

     SECTION 4.07 Escheat of Exchange Fund. None of Sterling, the Merger Sub, the Company, or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any government authority, any such Merger Consideration in respect of such Certificate shall, at such time and to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     SECTION 4.08 Lost Certificates. If any Certificates shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Sterling or the Exchange Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Agreement.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Sterling and the Merger Sub as follows:

     SECTION 5.01 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations, business, properties (the "Condition") of the Company and any of its Subsidiaries or on the ability of the Company or its Subsidiaries to consummate the transactions contemplated hereby (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority (i) to carry on its business as now conducted, (ii) to own, lease and operate its assets, properties and business and (iii) to execute and deliver this Agreement and perform the terms of this Agreement. The Company is duly registered as a bank holding company under the BHCA. The Company has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, franchises, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company has heretofore furnished to Sterling a complete and correct copy of its Articles of Incorporation and bylaws, as amended or restated to the date hereof. Such Articles of Incorporation and bylaws, as amended, are in full force and effect and the Company is not in violation of any of the provisions of its Articles of Incorporation or bylaws.

     SECTION 5.02  Company Common Stock.

     (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, par value $1.00 per share, and 1,000,000 shares of Company Preferred Stock, par value $1.00 per share. As of the date hereof,
(i) 1,807,500 shares of Company Common Stock were issued and outstanding, (ii) zero (0) shares of Company Common Stock were held by the Company in its treasury, (iii) 192,500 shares of Company Preferred Stock were reserved for issuance pursuant to stock options granted and outstanding under the Company's Nonqualified Stock Option Plan and options issued outside of any plan, and (iv) zero (0) shares of Company Preferred Stock were issued and outstanding. All of the
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

issued and outstanding shares of Company Common Stock are, and all shares of the Company Common Stock which may be issued upon the exercise or conversion of the Company Options will be, when issued, duly authorized, validly issued and fully paid and nonassessable. None of the outstanding shares of Company Common Stock has been, nor will any shares of the Company Common Stock which may be issued upon the exercise or conversion of the Company Options be issued, in violation of any preemptive rights or any provision of the Company's Articles of Incorporation or bylaws. As of the date of this Agreement, no shares of Company Common Stock have been reserved for any purpose except as set forth above or in
Section 5.02 of the Company Disclosure Schedule.

     (b) Except as set forth in Section 5.02(a) above or Section 5.02 of the Company Disclosure Schedule, there are no (i) equity securities of the Company outstanding, (ii) outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, (iii) outstanding notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote, or (iv) outstanding stock appreciation rights or other rights to redeem for cash any options, warrants or other securities of the Company. There are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of the Company, and there are no agreements, understandings or commitments relating to the right of the Company or any of its Subsidiaries to vote or to dispose of any such shares.

     (c) Except as set forth in Section 5.02 of the Company Disclosure Schedule, there are no securities required to be issued by the Company under any Company Stock Plan, dividend reinvestment or similar plan.

     (d) Except as set forth in Section 5.02 of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no agreements, arrangements or commitments with any character pursuant to which any Person is or may be entitled to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

     (e) There are no restrictions applicable to the payment of dividends on any shares of the Company Common Stock except pursuant to the TBCA and applicable banking laws and regulations and all dividends and distributions declared prior to the date hereof have been fully paid.

     SECTION 5.03 Subsidiaries. Section 5.03 of the Company Disclosure Schedule contains a complete list of the Company's Subsidiaries. All of the outstanding shares of each Subsidiary are owned by the Company and no equity securities are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company free and clear of any claim, lien, pledge or encumbrance of whatsoever kind ("Liens"). Each Subsidiary
(i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Company Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company has heretofore furnished to Sterling a complete and correct copy of each of its Subsidiaries' certificates or articles of incorporation and bylaws, or equivalent organizational documents, as amended or restated to the date hereof. Such certificates or articles or incorporation and bylaws, as amended, and equivalent organizational documents of Subsidiary are in full force and effect. None of the Subsidiaries is in violation of any provision of its certificate or articles of incorporation or bylaws or equivalent organizational documents. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interests in any corporation, limited liability company, partnership, joint venture or other entity.

     SECTION 5.04  Authorization of Merger and Related Transactions.

     (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Merger) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, including unanimous approval of the Merger by the Company Board, subject to the approval of the Merger by the shareholders of the Company to the extent required by applicable law. The only shareholder approval required for the approval of the Merger is the approval of two-thirds of the outstanding shares of Company Common Stock. This Agreement, subject to any requisite shareholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Remedies Exception.

     (b) Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of the Company or the comparable documents of any of its Subsidiaries,
(ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject or (iii) subject to receipt of the requisite approvals referred to in
Section 9.01 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiaries or any of their properties or assets.

     (c) Other than consents, authorizations, approvals or exemptions required from the Commissioner, the FDIC, or the Federal Reserve Board and the filing of articles of merger in accordance with the TBCA, no notice to, filing with, authorization of, exemption by, or consent or approval of any governmental body, authority or other Person is necessary for the consummation by the Company of the Merger, the resulting change of control of its Subsidiaries, and the other transactions contemplated by this Agreement.

     SECTION 5.05  Financial Statements and Regulatory Reports.

     (a) The Company (i) has delivered to Sterling copies of the audited consolidated balance sheets and the related audited consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules) of the Company and its consolidated Subsidiaries as of and for the periods ended December 31, 1998 and December 31, 1999, together with the report thereof of Gainer, Donnelley & Desroches, L.C., and of the unaudited balance sheet and the related unaudited statement of income, as of and for the twelve
(12) months ended December 31, 2000 (the "Company Financial Statements"), and
(ii) has furnished Sterling with a true and complete copy of each material report filed by the Company with the Federal Reserve Board or by any of its Subsidiaries with any Regulatory Authorities from and after January 1, 1997 (each a "Regulatory Reporting Document"), which are all the material documents that the Company or any of its Subsidiaries was required to file with the Regulatory

Authorities since such date and all of which complied when filed in all material respects with all applicable laws and regulations.

     (b) The Company Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the Company and its Subsidiaries, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements for the twelve (12) months ended December 31, 2000 to normal recurring year-end adjustments and except for the absence of certain footnote information in such unaudited interim financial statements. Neither Gainer, Donnelley & Desroches, L.C., nor any other firm of independent certified public accountants has prepared or delivered to the Company any management letters that express any material concerns or issues regarding the Company's internal controls, accounting practices or financial conditions since January 1, 1997.

     SECTION 5.06  Absence of Undisclosed Liabilities.  Except as set forth in
Section 5.06 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in an amount equal to, or in excess of, $50,000, in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2000, included in the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after December 31, 2000, in the ordinary course of business consistent with past practice and have been fully accrued and reserved for on the books of the Company as of the date hereof. Since December 31, 2000, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Company Material Adverse Effect.

     SECTION 5.07 Tax Matters. Except as set forth in Section 5.07 of the Company Disclosure Schedule:

     (a) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, all such Tax Returns filed are complete and accurate in all material respects and all Taxes payable by or with respect to the Company and its Subsidiaries for the periods covered by such Tax Returns have been timely paid in full or are adequately reserved for in accordance with GAAP on the December 31, 2000 financial statements included in the Company Financial Statements. With respect to the periods for which Tax Returns have not been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all Taxes.

     (b) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately provided for on the Company Financial Statements and no request for waivers of the time to assess any such Taxes has been granted or are pending. Neither the Company nor any Subsidiary is involved in any audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

     (c) Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (d) Adequate provision for any Taxes due or to become due for the Company and any of its Subsidiaries for any period or periods through and including December 31, 2000, has been made, in accordance with GAAP, and is reflected on the December 31, 2000 financial statements included in the Company Financial Statements. Deferred Taxes of the Company and its Subsidiaries have been provided for in the Company Financial Statements in accordance with GAAP. None of the assets or properties of the Company or any of its Subsidiaries is subject to any material Tax lien, other than such liens for Taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are

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being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained in accordance with GAAP.

     (e) The Company and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. The Company and its Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (i) the Code, and (ii) any state, local or foreign laws, and the rules and regulations, thereunder.

     (f) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

     (g) No consent has been filed under Section 341(f) of the Code with respect to the Company or any of its Subsidiaries; neither the Company nor any of its Subsidiaries owns any interest in an entity or arrangement characterized as a partnership for United States federal income tax purposes; none of the assets of the Company or any of its Subsidiaries is required to be treated as being owned by some other person pursuant to Section 168(f)(8) of the Code; neither the Company nor any of its Subsidiaries is a United States real property holding company under Section 897 of the Code; and no debt of the Company or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of
Section 279(b) of the Code.

     SECTION 5.08 Allowance for Credit Losses. Each allowance for credit losses shown in the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2000, and included in the Company Financial Statements, complies in all material respects with GAAP.

     SECTION 5.09 Other Regulatory Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.01(b).

     SECTION 5.10 Properties. Except as set forth in Section 5.10 of the Company's Disclosure Schedule, the Company and its Subsidiaries have good and indefeasible title, free and clear of all Liens except Permitted Liens, to all their properties and assets whether tangible or intangible, real, personal or mixed, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practices since the date of the Financial Statements. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of the Company or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to the Remedies Exception. All of the Company's and its Subsidiaries' equipment in regular use has been well maintained and is in good, serviceable condition, reasonable wear and tear excepted, except where a failure to so maintain or to be in such condition would not have a Company Material Adverse Effect.

     SECTION 5.11 Compliance with Laws. Except as set forth in Section 5.11 of the Company Disclosure Schedule:

     (a) Each of the Company and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures, except for failures to comply which will not result in a Company Material Adverse Effect.

     (b) Neither the Company nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including the Federal Reserve Board, the FDIC, the Commissioner, the SEC and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that since January 1, 1997, the Company or any of its Subsidiaries is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of the Company or its

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Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of the Company or any of its Subsidiaries, (iii) requiring or threatening to require the Company or any of its Subsidiaries, or indicating that the Company or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence being herein referred to as a "Regulatory Agreement"). Neither the Company nor any Subsidiary has received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

     (c) Since January 1, 1997, neither the Company nor any of its Subsidiaries has been a party to any effective Regulatory Agreement.

     (d) Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to the Company Board or the employment of an individual as a senior executive officer.

     SECTION 5.12 Employee Benefit Plans. Except as set forth in Section 5.12 of the Company Disclosure Schedule:

     (a) The Company has delivered to Sterling prior to the execution of this Agreement true and complete copies (and, in the case of each material plan, financial data with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other employee programs, arrangements or agreements, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not terminated, and trust agreements and insurance contracts under or with respect to which the Company or any of its Subsidiaries has or could have any liability, contingent, secondary or otherwise (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan." Any of the Company Benefit Plans pursuant to which the Company is or may become obligated to, or obligated to cause any of its Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of the Company or any of its Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of the Company or any of its Subsidiaries, is referred to herein as a "Company Stock Plan." No Company Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. The Company has set forth in Section 5.12 of the Company Disclosure Schedule (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company ERISA Plans, (iii) a list of the Company Benefit Plans that are Company Stock Plans and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under Company Stock Plans.

     (b) From their inception, all the Company Benefit Plans have been and are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, including the terms of such plans, the breach or violation of which, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect.

     (c) All liabilities (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statements in accordance with GAAP. No Company ERISA Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

     (d) Neither the Company nor any of its Subsidiaries has any obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise. There are no restrictions on the rights of the Company or its Subsidiaries to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

     (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. No amounts payable under any Company Benefit Plan will be nondeductible pursuant to either Section 280G or 162(m) of the Code.

     (f) Neither the Company, any Subsidiary, nor any plan fiduciary of any Company Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code).

     (g) All Company Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no written agreements or, to the Company's knowledge, any oral agreements, regarding increases in benefits (whether expressed or implied) under any of these plans, nor, to the Company's knowledge, any obligations, commitments, or understanding to continue any of these plans (whether expressed or implied) except as required by Section 4980B of the Code and Sections 601-608 of ERISA.

     (h) There are no claims pending with respect to, or under, any Company Benefit Plan other than routine claims for plan benefits, and there is no litigation pending, or to the knowledge of the Company or any Subsidiary, any disputes or litigation threatened with respect to any such plans.

     SECTION 5.13  Commitments and Contracts.  Except as set forth in Section
5.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

     (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employee, including in any such person's capacity as a consultant (other than those which either (i) are terminable at will by the Company or such Subsidiary without requiring any payment by the Company, (ii) do not involve payments with a present value of more than $10,000 individually or $50,000 in the aggregate by the Company or such Subsidiary during the remaining term thereof without giving effect to extensions or renewals of the existing term thereof which may be made at the election or with the consent or concurrence of the Company, or (iii) which were approved by the Company Board prior to December 31, 2000 and which have been previously disclosed to Sterling;

     (b) any labor contract or agreement with any labor union;

     (c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of the Company or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

     (d) any other contract or agreement for which the Company or any Subsidiary was or is required to obtain the approval of any Regulatory Authority prior to becoming bound or to consummating the transactions contemplated thereby;

     (e) any lease, sublease, license, contract and agreement which obligates or may obligate the Company or any Subsidiary for an amount in excess of $5,000 annually or which have a current term of one year or longer; provided, however, that the foregoing shall not include (i) loans made by, repurchase agreements made by, bankers acceptances of, agreements with Bank customers for trust services, or
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

deposits by the Company and any of its Subsidiaries, and (ii) any lease, sublease, license, contract or agreement which may be terminated by the Company, without penalty, upon thirty (30) day's or less prior written notice;

     (f) any contract requiring the payment of any penalty, termination or other additional amounts as "change of control" payments or otherwise as a result of the transactions contemplated by this Agreement, or providing for the vesting or accrual of benefits or rights upon a "change of control" or otherwise as a result of the transactions contemplated by this Agreement;

     (g) any agreement with respect to (i) the acquisition of any bank, bank branch or other assets or stock of another financial institution or any other Person or (ii) the sale of one or more bank branches;

     (h) any outstanding interest rate exchange or other derivative contracts;
or

     (i) any buy back, recourse or guaranty obligation with respect to participation loans sold by the Company or any Subsidiary which create contingent or direct liabilities of the Company or any of its Subsidiaries.

     SECTION 5.14  Material Contract Defaults.  Except as set forth in Section
5.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in breach, violation or default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those breaches, violations or defaults which would not have, individually or in the aggregate, a Company Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     SECTION 5.15 Legal Proceedings. Except as set forth in Section 5.15 of the Company Disclosure Schedule, there are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of the Company's management, threatened against the Company or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $10,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Company Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

     SECTION 5.16  Absence of Certain Changes or Events.

     (a) Since January 1, 1997, except (i) as disclosed in any Regulatory Reporting Document filed since January 1, 1997 and prior to the date hereof or
(ii) as set forth in Section 5.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (A) incurred any liability which has had a Company Material Adverse Effect, (B) suffered any change in its Condition which would have a Company Material Adverse Effect, other than changes after the date hereof which affect the banking industry as a whole, (C) failed to operate its business, in all material respects, in the ordinary course consistent with past practice and prudent banking practices or (D) changed any accounting practices.

     (b) Except as set forth in Section 5.16 of the Company Disclosure Schedule, since December 31, 2000, neither the Company nor any of its Subsidiaries has:

          (i) entered into any agreement, commitment or transaction other than in the ordinary course of business consistent with prudent banking practices;

          (ii) incurred, assumed or become subject to, whether directly or by way of any guaranty or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and consistent with prudent banking practices;

          (iii) permitted or allowed any of its property or assets to become subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens) other than in the ordinary course of business and consistent with prudent banking practices;

          (iv) except in the ordinary course of business consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred or otherwise disposed of any its properties or assets;

          (v) except for regular salary increases granted in the ordinary course of business consistent with prior practice, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any Company Benefit Plan;

          (vi) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect with capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries;

          (vii) organized or acquired any capital stock or any other equity securities or acquired any equity or ownership interest in any Person (except for settlement of indebtedness, foreclosure or the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such Person);

          (viii) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

          (ix) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this
     Section 5.16(b) in the future so that any such representation would not be true in all material respects as of the Closing.

     SECTION 5.17 Reports. Except as set forth in Section 5.17 of the Company Disclosure Schedule, since January 1, 1997, the Company and each of its Subsidiaries have filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto (collectively "Reports"), that they were required to file with any Regulatory Authority. No Regulatory Reporting Document with respect to periods beginning on or after January 1, 1997, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

     SECTION 5.18 Insurance. The Company and each of its Subsidiaries are presently insured, and during each of the past four calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of the Company's management, the policies of fire, theft, liability (including directors and officers liability insurance) and other insurance set forth in Section 5.18 of the Company Disclosure Schedule and maintained with respect to the assets or businesses of the Company and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of the Company or any of its Subsidiaries is a named insured are sufficient for their purpose. Except as set forth in Section 5.18 of the Company Disclosure Schedule, there have been no claims under such fidelity bonds within the last four calendar years and neither the Company nor its Subsidiaries have knowledge of any facts which would form the basis of a claim under such bonds.

     SECTION 5.19 Labor. No material work stoppage involving the Company or its Subsidiaries is pending or, to the knowledge of the Company's management, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company's management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding. Employees of the Company and its Subsidiaries are not represented by any labor union, and, to the knowledge of the Company's management, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

     SECTION 5.20 Material Interests of Certain Persons. Except as set forth in Section 5.20 of the Company Disclosure Schedule, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

     SECTION 5.21 Registration Obligations. Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

     SECTION 5.22 Brokers and Finders. Except as set forth in Section 5.22 of the Company Disclosure Schedule (which shall identify the broker or finder and amount of compensation payable), neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no other broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby. To the extent identified in Section 5.22 of the Company Disclosure Schedule, the fee payable by the Company to any such broker or finder shall be calculated on an hourly basis (as set forth in Section 5.22 of the Company Disclosure Schedule) and shall not be determined or based, in any manner, upon the amount of the Merger Consideration.

     SECTION 5.23 State Takeover Laws. The transactions contemplated by this Agreement are exempt from any applicable charter or contractual provision containing change of control or anti-takeover provisions and, to the knowledge of the Company, from any applicable state takeover law.

     SECTION 5.24 Environmental Matters. Except as set forth in Section 5.24 of the Company Disclosure Schedule:

     (a) To the knowledge of the Company or any of its Subsidiaries, after due inquiry, the Company, its Subsidiaries and any Property (as herein defined) owned or operated by any of them have been and are in compliance with all applicable Environmental Laws. There is no present event, condition or circumstance, or to the knowledge of the Company or any Subsidiary, any past event, condition or circumstance (i) that could interfere with the conduct of the business of the Company or its Subsidiaries in any manner now conducted relating to such entities' compliance with Environmental Laws, (ii) that could constitute a violation of, or serve as the basis of liability pursuant to, any Environmental Law, or (iii) relating to the compliance with any Environmental Law which would have a Company Material Adverse Effect.

     (b) The Company, its Subsidiaries and its Properties have not been, and are not now subject to any actual or, to the knowledge of the Company or any Subsidiary, potential or threatened claim or proceeding pursuant to any Environmental Law and neither the Company nor any Subsidiary have received any notice from any Person of any actual or alleged violation, or liability pursuant to, any Environmental Law.

     (c) There is no Controlled Property (as herein defined) for which the Company or any Subsidiary is, or to its knowledge was, required to obtain any permit, license or authorization under any Environmental Law.

     (d) Neither the Company nor any Subsidiary has generated any Hazardous Substances for which it was required under any Environmental Law to execute any Hazardous Disposal Manifest.

     (e) To the knowledge of the Company or any of its Subsidiaries, after due inquiry, there are no underground or above ground storage tanks on or under any Property nor any Hazardous Substances (at, in, on, under or emanating from any Property) in any quantity or concentration exceeding any standard or limit established pursuant to applicable Environmental Law.

     (f) To the knowledge of the Company or any Subsidiary, there is no asbestos containing material ("ACM") present in any Controlled Property except non-friable ACM which can be managed in place in compliance with Environmental Law without air monitoring, removal or encapsulation which is managed under and in compliance with an operations and maintenance program.

     (g) For purposes of this Section 5.24, "Property" includes (i) any property (whether real or personal) which the Company or any of its Subsidiaries currently or in the past has leased, operated, owned or managed in any manner including, without limitation, any property acquired by foreclosure or deed in lieu thereof (a "Controlled Property") and (ii) property now held as security for a loan or other indebtedness by the Company or any of its Subsidiaries or property currently proposed as security for loans or other credit the Company or any of its Subsidiaries is currently evaluating to extend or has committed to extend ("Collateral Property"). With respect to any Collateral Property, the representations of this Section 5.24 shall be limited to the knowledge of the Company and its Subsidiaries. With respect to any past conditions, events, facts or circumstances concerning any Controlled Property which conditions, events, facts or circumstances existed or occurred prior to the earliest date of any leasehold interest, operation, ownership or management of such Controlled Property by the Company or any of its Subsidiaries, the representations of this
Section 5.24 shall be limited to the knowledge of the Company and its Subsidiaries.

     SECTION 5.25 Loans. Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the Remedies Exception; provided, however, that no representation or warranty is made as to the collectability of such loans. The Company's Subsidiaries do not have in their portfolios any loan exceeding their legal lending limit, and except as disclosed in Section 5.25 of the Company Disclosure Schedule, to the knowledge of the Company and its Subsidiaries, there are no significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     SECTION 5.26 Fiduciary Responsibilities. The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

     SECTION 5.27  Patents, Trademarks and Copyrights.

     (a) Except as set forth in Section 5.27 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries require the use of any material patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or material trade secret for the business or operations of the Company or its Subsidiaries. The Company and/or its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Section 5.27 of the Company Disclosure Schedule.

     (b) The Company and/or its Subsidiaries own all right, title and interest in and to, or hold valid licenses or sub-licenses to use, all of the computer software used by the Company and/or its Subsidiaries in their respective operations, free and clear of any liens, claims or encumbrances of any kind or nature (excluding the rights of the owner or licensor in the case of software licensed or sub-licensed by the Company and/or its Subsidiaries from others). Except as specified on in Section 5.27 of the Company Disclosure Schedule, all computer software owned by the Company or its Subsidiaries was developed by the Company or the respective Subsidiary entirely through its own efforts and for its own account. The use by the Company and/or its Subsidiaries of computer software licensed to the Company from third parties (including the sublicensing of such licensed software to customers) does not violate the terms of the respective license agreements with respect to such licensed software.

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

     (c) No director, officer or employee of the Company or any Subsidiary owns, directly or indirectly, in whole or in part, any computer software or other intellectual property right which the Company is using or which is necessary for the business of the Company or any Subsidiary as now conducted.

     SECTION 5.28 Company Action. The Company Board, at a meeting duly called and held on February 28, 2001, unanimously (i) determined, based upon such factors as the Company Board considered material and the opinion of The Charles
T. Meeks Company, Inc., its financial advisor, that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger in accordance with the TBCA, (iii) resolved to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the Company's shareholders and (iv) directed that this Agreement and the Merger be submitted to the Company's shareholders for approval.

     SECTION 5.29 Dissenting Shareholders. The Company and its Subsidiaries have no knowledge of any plan or intention on the part of any Company shareholder to exercise any appraisal rights under the TBCA or otherwise make written demand for payment of the fair value of any Company Common Stock in the manner provided in the TBCA.

     SECTION 5.30  Pooling of Interests.

     (a) All information, documents, and statements provided by the Company through Deloitte & Touche, LLP for purposes of delivery of a letter to Sterling confirming the availability of pooling-of-interest accounting for the Merger were true, correct and complete to the knowledge of the Company.

     (b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent Sterling from accounting for the business combination to be affected by the Merger as a pooling-of-interest.

     SECTION 5.31 Company Indebtedness. The Company has delivered to Sterling true and complete copies of all loan documents (the "Company Loan Documents") related to all Company Indebtedness and any indebtedness of the Bank and the Company's other Subsidiaries, other than deposits, and made available to Sterling all material correspondence concerning the status of such indebtedness.

     SECTION 5.32 Statements True and Correct. None of the information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4, or other appropriate form, to be filed with the SEC by Sterling under the Securities Act in connection with the transactions contemplated by this Agreement (the "Registration Statement"), or the proxy statement to be used by the Company to solicit any required approval of its shareholders as contemplated by this Agreement (the "Proxy Statement") will, in the case of the Proxy Statement, when it is first mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the shareholders of the Company to be held pursuant to Section 8.03 of this Agreement, including any adjournments thereof (the "Company Shareholders' Meeting"), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Company Shareholders' Meeting. The Proxy Statement, insofar as it relates to information supplied by the Company for inclusion therein, will comply as to form in all material respects with the applicable provisions of the Securities Laws. All documents that the Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law. The information which is deemed to be set forth in the Company Disclosure Schedule by the Company for the purposes of this Agreement is true and accurate in all material respects.

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     SECTION 5.33  Representations Not Misleading.  No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Sterling by the Company or any of its Subsidiaries under and pursuant to this Agreement contains or will contain any untrue statement or material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF STERLING

     Sterling represents and warrants to the Company as follows:

     SECTION 6.01  Organization, Standing and Authority.

     (a) Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Sterling is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the Condition of Sterling and its Subsidiaries taken as a whole or on the ability of Sterling or the Merger Sub to consummate the transactions contemplated hereby (a "Sterling Material Adverse Effect"). Sterling has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. Sterling is duly registered as a bank holding company under the BHCA. Sterling has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except for those Authorizations the absence of which, either individually or in the aggregate, would not have a Sterling Material Adverse Effect.

     SECTION 6.02  Sterling Capital Stock.

     (a) The authorized capital stock of Sterling consists of 50,000,000 shares of Sterling Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share, issuable in series. As of the date hereof, there were outstanding approximately 26,269,949 shares of Sterling Common Stock, 1,000 shares of Series F Convertible Preferred Stock and 39,000 shares of Series H Convertible Preferred Stock and no other shares of capital stock of any class.

     (b) At the Effective Time, the shares of Sterling Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights.

     SECTION 6.03  Authorization of Merger and Related Transactions.

     (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sterling, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of Sterling, enforceable against Sterling in accordance with its terms except as such enforcement may be limited by the Remedies Exception.

     (b) Neither the execution and delivery of this Agreement by Sterling, the consummation by Sterling of the transactions contemplated hereby nor compliance by Sterling with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Sterling's Articles of Incorporation or bylaws,
(ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of Sterling pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, individually or in the aggregate, have a Sterling Material Adverse Effect or (iii) subject to receipt of the requisite approvals referred to in Section 9.01(b)

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of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sterling or any of its properties or assets.

     SECTION 6.04 Financial Statements. Sterling has delivered to the Company copies of the audited consolidated balance sheets and the related audited consolidated statements of income, consolidated statements of shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of Sterling and its consolidated Subsidiaries as of and for the periods ended December 31, 1998 and December 31, 1999, and its unaudited consolidated balance sheet at September 30, 2000, and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the nine months then ended and included in its annual report filed on Form 10-K for the year ended December 31, 1999 and its quarterly report filed on Form 10-Q for the quarter ended September 30, 2000, respectively, filed by Sterling pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the "Sterling Financial Statements") and the press release containing unaudited financial information for the year ended December 31, 2000. The Sterling Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are in accordance with the books and records of Sterling and its consolidated Subsidiaries, which are complete and accurate in all material respects and; which have been maintained in accordance with good business practices, and (B) present fairly the consolidated financial position and the consolidated statements of income, changes in shareholders' equity and cash flows of Sterling and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited interim financial statements.

     SECTION 6.05 Sterling SEC Reports. Since January 1, 1997, Sterling has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto, that as an issuer it is required to file with the SEC pursuant to the Exchange Act (the "Sterling SEC Reports"). Such Sterling SEC Reports did not, as of their respective dates (or if amended by a filing prior to the date hereof, then as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by a Sterling SEC Report filed subsequently and prior to the date hereof.

     SECTION 6.06 Regulatory Matters. Neither Sterling nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.01(b).

     SECTION 6.07 Legal Proceedings. There are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of Sterling's management, threatened against Sterling or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither Sterling nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Sterling Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

     SECTION 6.08  Compliance with Laws.

     (a) Each of Sterling and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to this business or to its employees conducting its business, and with its internal policies and procedures, except for failures to comply which would not reasonably be expected to cause or result in a material adverse effect on Sterling or its Subsidiaries, taken as a whole.

     (b) Since January 1, 1997, neither Sterling nor any of its Subsidiaries has received or been a party to any Regulatory Agreement. Neither Sterling nor any of its Subsidiaries has received or been made aware

                                       A-28
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of any complaints or inquiries under the Community Reinvestment Act, the Fair
Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of Sterling and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

     (c) Neither Sterling nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive officer.

     SECTION 6.09  Sterling Employee Benefit Plans.  For purposes of this
Section 6.09, the term "Sterling Plan" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Sterling contributes, sponsors, or otherwise has any obligations.

     (a) No Sterling Plan is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA.

     (b) Each Sterling Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code, except to the extent any such failure would not reasonably be expected to cause or result in a material adverse effect on Sterling or its Subsidiaries, taken as a whole.

     (c) Each Sterling Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Sterling Plan is tax qualified under Section 401(a) of the Code and, except for matters that may be remedied without liability or that would not reasonably be expected to result in a material adverse effect on Sterling or its Subsidiaries, taken as a whole, Sterling knows of no event since the date of such determination letter that would result in any such Sterling Plan not being qualified within the meaning of Section 401(a) of the Code or any such related Sterling Plan trust not being exempt from taxation under Section 501(a) of the Code.

     (d) All contributions, premium payments and other payments required to be made in connection with the Sterling Plans as of the date of this Agreement have been made, except to the extent any such failure would not reasonably be expected to cause or result in a material adverse effect on Sterling or its Subsidiaries, taken as a whole.

     (e) No Sterling Plan is subject to Title IV of ERISA, Section 301 or ERISA or Section 412 of the Code.

     SECTION 6.10 Representations Not Misleading. No representation or warranty by Sterling in this Agreement, nor any statement, summary, exhibit or schedule furnished to the Company by Sterling or any of its Subsidiaries under and pursuant to this Agreement contains or will contain any untrue statement or material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     SECTION 6.11 Statements True and Correct. None of the information supplied or to be supplied by Sterling for inclusion in the Registration Statement or the Proxy Statement will, in the case of the Proxy Statement, when it is first mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the Registration Statement, when it becomes effective or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Company Shareholders' Meeting. All documents that Sterling is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws.

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     SECTION 6.12  Brokers and Finders.  Neither Sterling nor any of its
Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees and no broker or finder has acted directly or indirectly for Sterling or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE VII

                       CONDUCT OF THE COMPANY'S BUSINESS

     SECTION 7.01 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, and except as otherwise contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to:

          (i) operate and conduct its business in the usual, regular and ordinary course, consistent with past practice and prudent banking practices;

          (ii) preserve intact the Company's and each of its Subsidiaries' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

          (iii) comply with all material contractual obligations applicable to business operations of the Company and/or its Subsidiaries;

          (iv) maintain all of its properties and assets in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Section 5.18 or obtain comparable insurance coverages from reputable insurers, which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Company and its Subsidiaries and consistent with the existing insurance coverages;

          (v) in good faith and in a reasonable manner (a) cooperate with Sterling in satisfying the conditions in this Agreement, (b) assist Sterling in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary to carry out and consummate the transactions contemplated by this Agreement, (c) upon the written request of Sterling, furnish information concerning the Company and its Subsidiaries not previously provided to Sterling required for inclusion in any filings or applications that may be necessary in that regard, and (d) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest date that is reasonably possible;

          (vi) timely file all Reports required to be so filed by the Company or any of its Subsidiaries with any Regulatory Authority and to the extent permitted by applicable law, promptly thereafter deliver to Sterling copies of all such Reports required to be so filed;

          (vii) comply in all material respects with all applicable laws and regulations, domestic and foreign;

          (viii) promptly notify Sterling upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Sterling of any material written communications concerning the Company Loan Documents;

          (ix) within thirty (30) days after the execution of this Agreement, the Company shall obtain from the Company's accountants and deliver to Sterling a letter stating that the Company is eligible to participate in a pooling-of-interests transaction (the "Pooling Letter");

          (x) promptly give written notice to Sterling upon the Company's obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in this Agreement to be untrue or misleading in any material respect or which would otherwise cause a Company Material Adverse Effect; and

          (xi) use its best efforts to maintain current customer relationship and preserve intact its business organization, employees, advantageous business relationships and retain the services of its officers and Employees.

     SECTION 7.02 Forbearances. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Sterling (and the Company shall provide Sterling with prompt notice of any events referred to in this Section 7.02 occurring after the date hereof):

     (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance other than in the ordinary course of business consistent with past practice and prudent banking practices;

     (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, grant any stock options or stock awards, or grant any Person any right to acquire any shares of its capital stock; or issue any additional shares of capital stock (except upon exercise and conversion of Company Options, as provided in Section 3.03 and Section 8.06), or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel, release or assign any indebtedness to such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice and prudent banking practices or pursuant to contracts or agreements in force at the date of this Agreement;

     (d) make any material investment (other than trades in investment securities in the ordinary course) either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

     (e) enter into, terminate or fail to exercise any material right under, any contract or agreement involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days' notice, or make any change in, or extension of (other than automatic extensions) any of its leases or contracts involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days' notice;

     (f) modify the terms of any Company Benefit Plan (including any severance pay plan) or increase or modify in any manner the compensation or fringe benefits of any of its Employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

     (g) settle any claim, action or proceeding involving the payment of money damages in excess of $10,000;

     (h) amend its Articles of Incorporation or its bylaws;

     (i) fail to maintain its Regulatory Agreements (except for such existing matters as disclosed in Section 5.11 of the Company Disclosure Schedule), material Authorizations or to file in a timely fashion all federal, state, local and foreign Tax Returns;

     (j) make any capital expenditures of more than $10,000 individually or $50,000 in the aggregate;

     (k) fail to maintain or administer each Company Benefit Plan in accordance with applicable Law or timely make all contributions or accruals required thereunder in accordance with GAAP;

     (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article IX not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (m) change any methods or policies of accounting from those used in the Company Financial Statements;

     (n) take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free reorganization within the meaning of Section 368 of the Code (subject to required recognition of gain or loss with respect to cash paid for fractional shares pursuant hereto);

     (o) take or cause or permit to be taken any action, whether before or after the Effective Time which would disqualify the Merger from receiving pooling-of-interest accounting treatment; or

     (p) agree, or make any commitment, to take, in writing or otherwise, any of the actions described in clauses (a) through (o) of this Section 7.02.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

     SECTION 8.01  Access and Information.

     (a) During the period from the date of this Agreement through the Effective
Time:

          (i) the Company shall, and shall cause its Subsidiaries to, afford Sterling and its accountants, counsel and other representatives full access during normal business hours to the properties, books, contracts, Tax Returns, Reports, commitments and records of the Company and its Subsidiaries at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to this Agreement or the Merger, and the Company and its Subsidiaries will cooperate fully with all such reviews and investigations provided that Sterling provides the Company with reasonable notice of Sterling's on-site visits and that Sterling does not unreasonably interfere with the business operations of the Company during the course of such visits; and

          (ii) Sterling shall upon reasonable notice make personnel and copies of the Sterling SEC Reports and other information reasonably related to Sterling's operations or financial performance available to the Company and its advisors for purposes of any review or report to the Company Board in evaluating the Merger.

     (b) During the period from the date of this Agreement through the Effective Time, the Company shall furnish to Sterling (i) all Reports which are filed after the date hereof promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it after the date hereof, and (iii) monthly and other interim financial statements in the form prepared by the Company for its internal use. During this period, the Company shall notify Sterling promptly of any material change in the Condition of the Company or any of its Subsidiaries.

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

     (c) During the period from the date of this Agreement through the Effective Time, the Company shall provide Sterling such additional information as Sterling may request from time to time regarding the loans, credit facilities and/or collateral therefor as may be specified by Sterling. The Company shall also make available to Sterling its loan files, correspondence and other records regarding any such specified loans, credit facilities and/or collateral.

     (d) Notwithstanding the foregoing provisions of this Section 8.01, no investigation by any party hereto made heretofore or hereafter shall affect the representations and warranties of the other parties which are contained herein and each such representation and warranty shall survive such investigation.

     (e) Sterling agrees that it will keep confidential any information furnished to it by the Company in connection with the transactions contemplated by this Agreement which is reasonably designated as confidential at the time of delivery, except to the extent that such information (i) was already known to Sterling and was received from a source other than the Company or any of its Subsidiaries, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source or was publicly disclosed by the Company or its agent or representative, or (iii) is required to be disclosed to any Regulatory Authority, or is otherwise required to be disclosed by law. Sterling agrees not to use such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, Sterling will return to the Company or will destroy all documents furnished Sterling for its review and all copies of such documents made by Sterling. The Company agrees to keep confidential, in accordance with the provisions of this Section 8.01(e), any information furnished to it by Sterling in connection with the transactions contemplated by this Agreement that is reasonably designated as confidential at the time of delivery. The Company agrees not to use any such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, the Company will return to Sterling or will destroy all documents containing any such confidential information furnished to the Company for its review and all copies of such documents made by the Company.

     SECTION 8.02  Registration Statement and Proxy Statement.

     (a) As promptly as practicable, Sterling and the Company shall cooperate with each other and exercise their best efforts to prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. The parties hereto agree to provide the information necessary for inclusion in the Registration Statement and Proxy Statement. Each of the parties will use its respective best efforts to have the Registration Statement declared effective as promptly as practicable after it is filed.

     (b) After the date of the filing of the Registration Statement with the SEC, each of the parties agree promptly to notify the other and to correct any information furnished by such party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the Company's Shareholders.

     (c) Sterling shall take all action required to be taken under any applicable state Blue Sky or securities laws in connection with the issuance of the Sterling Common Stock pursuant to this Agreement.

     SECTION 8.03 Company Shareholder's Meeting. The Company, acting through the Company Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement and approving the Merger. The Company Shareholders' Meeting shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Company Board under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel, the Company shall include in the

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Proxy Statement of the Company for use in connection with the Company
Shareholders' Meeting, the recommendation of the Company Board that the Company shareholders vote in favor of the approval and adoption of the Merger, this Agreement and the consummation of the transactions contemplated hereby. The Company agrees to use its best efforts to obtain the approval and adoption of the Merger and this Agreement by the Company shareholders. The Company (i) acknowledges that a breach of its covenant contained in this Section 8.03 to convene a meeting of its shareholders and call for a vote thereat with respect to the approval of this Agreement, the Merger and the transactions contemplated hereby and thereby will result in irreparable harm to Sterling which will not be compensable in monetary damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Sterling for a breach of such covenant.

     SECTION 8.04 Filing of Regulatory Approvals. As soon as reasonably practicable, Sterling and the Company shall file all notices and applications to the applicable Regulatory Authorities which Sterling deems necessary or appropriate to complete the transaction contemplated herein, including the Bank Merger. Sterling and the Company each agree to deliver to the other copies of all non-confidential portions of any such applications. The Company shall cooperate, and shall cause its Subsidiaries, accountants, counsel and other representatives to cooperate, with Sterling and its accountants, counsel and other representatives, in connection with the preparation by Sterling of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith and, when requested by Sterling, preparing and filing regulatory applications.

     SECTION 8.05 Press Releases. Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure, except as otherwise provided by applicable law or by rules of the NASDAQ.

     SECTION 8.06  Company Options.

     (a) As soon as practicable after the execution of this Agreement, the Company shall notify each holder of a Company Option of the execution of this Agreement and the terms and conditions contained herein requiring the exercise of the Company Options. The Company shall use its best efforts to cause each Company Option to either be (i) exercised into shares of Company Common Stock, or (ii) terminated prior to the Effective Time as more specifically provided in
Section 3.03.

     (b) With respect to any Company Options, the Company shall not permit any holder of the Company Options to exercise such Company Option by any means other than the payment of the exercise price thereof in cash, unless the Company is contractually obligated to do so. With respect to any such holder, the Company shall use its best efforts to encourage such holder to exercise such Company Option by payment in cash.

     (c) The Company shall, in accordance with the terms thereof, cause all Company Stock Plans (including, without limitation, the Company's Nonqualified Stock Option Plan), to be terminated at and as of the Effective Time and without further action by any party.

     SECTION 8.07 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions to their respective obligations under this Agreement and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Sterling and the Company shall, and shall cause each of their respective Subsidiaries to, use their commercially reasonable efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of Sterling or the Company, desirable for the consummation of the

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

transactions contemplated by this Agreement including the Merger and the Bank Merger. While this Agreement is in effect, neither Sterling nor the Company shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Sterling shall be deemed to have been granted authority in the name of the Company to take all such necessary or desirable action.

     SECTION 8.08 Affiliates Letters. Within thirty (30) days of the execution of this Agreement, the Company shall deliver to Sterling a letter identifying all persons who are then "affiliates" of the Company for purposes of Rule 145 under the Securities Act. Within ten (10) days of any person becoming an affiliate of the Company after the Company's delivery of the letter referred to above, the Company shall provide to Sterling an updated letter identifying all persons who are then "affiliates." The Company shall cause each person so identified to deliver to Sterling prior to the Effective Time a written agreement substantially in the form attached hereto as Annex B (an "Affiliate Letter"). For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for such "affiliates" to sell shares of Sterling Common Stock in accordance with Rule 144 of the Securities Act), Sterling will continue to file in a timely manner all securities reports required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

     SECTION 8.09  Indemnification.

     (a) Sterling shall indemnify, defend and hold harmless the directors, officers, employees, and agents of the Company and its Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under the TBCA and by the Company's Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by the TBCA upon receipt of any undertaking required by the TBCA, except that the right to indemnification shall not arise in those instances in which the party seeking indemnification has participated in the breach of any covenant or agreement contained herein or knowingly caused any representation or warranty of the Company contained herein to be false or inaccurate in any respect and the claim arises principally from such breach or the falsity or inaccuracy of such representation or warranty. Without limiting the foregoing, in any case in which a determination by Sterling is required to effectuate any indemnification, Sterling shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between Sterling and the Indemnified Party.

     (b) Sterling shall use its commercially reasonable efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of four years after the Effective Time the Company's existing directors' and officers' liability insurance policy (provided that Sterling may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in the aggregate or (ii) with the consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that Sterling shall not be obligated to make premium payments for such four-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Company's directors and officers, 100% of the annual premium payments on the Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sterling shall use its commercially reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

     (c) If Sterling shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to

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

any person, then and in each case, proper provision shall be made so that the successors and assigns of Sterling shall assume the obligations set forth in this Section 8.09.

     (d) The provisions of this Section 8.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

     (e) Sterling shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 8.09 if Sterling has been finally determined to have acted in bad faith in refusing such indemnity. The Indemnified Party shall pay all expenses, including reasonable attorneys' fees, incurred by Sterling if the indemnification or other obligations provided in this Section 8.09 are denied by a court of competent jurisdiction by final and nonappealable order.

     SECTION 8.10 Certain Change of Control Matters. From and after the date hereof, the Company shall take all action necessary so that none of the execution and delivery of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated hereby will increase any benefits otherwise payable under any Company Benefit Plan.

     SECTION 8.11 Employee Benefits. As soon as practicable following the Effective Time, Sterling shall provide generally to officers and employees of the Company and its Subsidiaries employee benefits, including without limitation health and welfare benefits, life insurance and vacation arrangements, on terms and conditions which when taken as a whole are substantially similar, in the good faith opinion of Sterling, to those provided from time to time by Sterling and its Subsidiaries to their similarly situated officers and employees. In that regard, such officers and employees of the Company shall be credited under the employee benefit plans of Sterling for their years of "eligibility service" and "vesting service" earned under the Company Benefit Plans as if such service had been earned with Sterling. Such officers and employees of the Company shall be credited with "benefit service" under the employee benefit plans of Sterling only with respect to their period of employment with Sterling and its Subsidiaries after the Effective Time in accordance with the terms and conditions of such employee benefit plans. As of the Effective Time, the employees and their dependents, if any, previously covered as of the Effective Time under the Company's health insurance plan shall be covered under Sterling's health insurance plan and, to the extent possible under the terms of Sterling's then current health insurance plan, will not be subject to any pre-existing condition limitations or exclusions, except those excluded under Sterling's health insurance plan. The Company's employees shall not be required to satisfy the deductible and employee payments required by Sterling's comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by the Company. Nothing in this Agreement shall operate or be construed as requiring Sterling or any of its Subsidiaries to continue to maintain or to terminate any Company Benefit Plan or any employee benefit plan of Sterling or to limit in any way Sterling's ability to amend any such plan.

     SECTION 8.12 Certain Actions. No party shall take any action which would adversely affect or delay the ability of either Sterling or the Company to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

     SECTION 8.13  No Solicitation.

     (a) Neither the Company nor any of its Subsidiaries shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined herein), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and the Company shall notify Sterling orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, as to any inquiries and proposals which it or any of its Subsidiaries or

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

any of their respective representatives or agents may receive; provided, however, that (i) the Company may furnish or cause to be furnished confidential and non-public information concerning the Company and its businesses, properties or assets to a third party (subject to execution by such third party of a confidentiality agreement containing confidentiality provisions substantially similar to those of the letter agreement entered into between the Company and Sterling dated January 17, 2001), (ii) following the execution of such a confidentiality agreement, the Company may engage in discussions or negotiations with a third party executing such an agreement, (iii) following receipt of an Acquisition Proposal, the Company may take and disclose to its shareholders a position with respect to such Acquisition Proposal, including, if such Acquisition Proposal is a tender offer, the Company Board may take and disclose to the Company's shareholders a position contemplated by Rule 14e-2 under the Exchange Act, and/or (iv) following receipt of an Acquisition Proposal, the Company Board may withdraw or modify its recommendation referred to in Section 5.28, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Company Board shall conclude in good faith (on the basis of advice from outside counsel) that such action is required in order for the Company Board to satisfy its fiduciary obligations under applicable law; provided, further, that the Company Board shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to and consultation with Sterling with respect to such action and that the Company Board shall continue to consult with Sterling after taking such action and, in addition, if the Company Board receives an Acquisition Proposal or any request for confidential and non-public information or for access to the properties, books or records of the Company or any Subsidiary for the purpose of making, or in connection with, an Acquisition Proposal, then the Company shall promptly inform Sterling as provided above of the terms and conditions of such proposal or request and the identity of the person making it. As used herein, the term "Acquisition Proposal" means: (x) any proposal, inquiry or offer from any person relating to, or any agreement to engage in, any acquisition or purchase of a significant amount of the assets of the Company and its Subsidiaries on a consolidated basis, or any equity interest in the Company or any of its Subsidiaries or any take-over bid or tender offer (including an issuer bid or self-tender offer) or exchange offer, merger, plan of arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or which would or could reasonably be expected to materially dilute the benefits to Sterling of the transactions contemplated hereby or (y) any public announcement of, or written communication to the Company of, any proposal, plan or intention to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. "Acquisition Transaction" means the transaction(s) by which an Acquisition Proposal is consummated. Nothing in this Section 8.13 shall (A) permit the Company to terminate this Agreement or (B) permit the Company or any of its Subsidiaries to enter into any written agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement neither the Company nor any of its Subsidiaries shall enter into any written agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in the form referred to above), it being understood that Section 10.01 sets forth the rights of the Company to terminate this Agreement.

     (b) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of Section 8.13(a) by any employee, officer or director or authorized employee, agent or representative of the Company or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant or other representative retained by the Company or any of its Subsidiaries) or otherwise shall be deemed to be a breach of Section 8.13(a) by the Company.

     SECTION 8.14 Termination Fee. To compensate Sterling for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Sterling, the Company and Sterling agree as follows:

     (a) Provided that neither Sterling nor Merger Sub shall be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), the Company shall pay to Sterling the sum of $2,000,000 (the "Termination Fee"), plus reasonable out-of-pocket expenses, not in excess of $500,000 (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel and printing expenses) (such expenses are hereinafter referred to as the "Expenses") incurred by Sterling or any of its Affiliates in connection with or arising out of the transactions contemplated by this Agreement, regardless of when those expenses are incurred, if this Agreement is terminated (i) by the Company under the provisions of Section 10.01(e), (ii) by either Sterling or the Company under the provisions of Section 10.01(f) due to the failure of the Company's shareholders to approve and adopt this Agreement and the Merger, if at the time of such failure to so approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to the Company and, within nine months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to any Acquisition Proposal with respect to the Company or (iii) by Sterling under the provisions of Section 10.01(g). Sterling shall provide the Company with an itemization of Expenses.

     (b) Any payment required by clauses (i) and (iii) of paragraph (a) of this
Section 8.14 shall become payable within two Business Days after termination of this Agreement or, in the case of reimbursement to Sterling of the Expenses, promptly after (but in no event later than three Business Days following) delivery to the Company of the itemization of Expenses. Any payment of the Termination Fee required by clause (ii) of paragraph (a) of this Section 8.14 shall become payable within two (2) Business Days of the Company's entry into the definitive agreement referred to in clause (ii) provided, however, that any payment of Expenses required by such clause (ii) shall be payable upon the termination of this Agreement.

     (c) The Company acknowledges that the agreements contained in this Section
8.14 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Sterling would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or Expenses when due, the Company shall in addition thereto pay to Sterling all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee or Expenses, as the case may be, together with interest on the amount of the Termination Fee or Expenses (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Sterling at the prime rate as reported in The Wall Street Journal as in effect from time to time during such period.

     SECTION 8.15 Accruals. At the request of Sterling, the Company shall, consistent with GAAP, immediately prior to the Closing establish and take such reserves and accruals as Sterling shall reasonably request; provided, however, that no such adjustment shall constitute or deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement. No adjustment shall require any prior filing with or approval from any governmental agency or regulatory authority or violate any law, rule or regulation applicable to the Company or any Subsidiary.

     SECTION 8.16 Certain Agreements. Neither the Company nor any Subsidiary (nor any of their agents or representatives) will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Sterling, unless the Company Board or the board of directors of such Subsidiary concludes in good faith (based upon advice from outside counsel) that waiving such provision is necessary or appropriate in order for such board of directors to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company will immediately

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

advise Sterling of the termination or waiver of any confidentiality or standstill or similar agreement to which it is a party by the other party or parties to such agreement.

     SECTION 8.17 Release Agreements. The Company shall use its best efforts, on behalf of Sterling and pursuant to the request of Sterling, to cause each Person identified in Section 8.17 of the Company Disclosure Schedule to execute and deliver to Sterling a written release and waiver satisfactory in form and substance to Sterling in its sole discretion and in substantially the form attached hereto as Annex C (the "Release Agreements") prior to the Effective Time, providing for, among other things, the release of the Company, Bank, Sterling and the Surviving Corporation and their respective affiliates from any and all claims, known and unknown, that such Person has or may have against any of the foregoing through the Effective Time.

     SECTION 8.18 Financial Statements. No later than March 30, 2001, the Company shall deliver to Sterling a copy of the audited consolidated balance sheets and the related audited consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules) of the Company and its consolidated subsidiaries for the periods ended December 31, 1999 and December 31, 2000 (the "2000 Financial Statements"). The 2000 Financial Statements shall be considered as part of the Company Financial Statements for all purposes of this Agreement and upon delivery of the 2000 Financial Statements, the Company shall provide a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company confirming the applicability and accuracy of the representations and warranties contained in Section 5.05 as to the 2000 Financial Statements.

     SECTION 8.19 NASDAQ Listing. Sterling shall use its commercially reasonable efforts to have the shares of Sterling Common Stock to be issued to the holders of the Company Common Stock in the Merger included for quotation on the NASDAQ prior to the Effective Time.

     SECTION 8.20 Post-Closing Actions. None of the parties shall take, or permit any of their Subsidiaries or Affiliates to take, any action after the Closing that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 8.21  Delivery of Company Disclosure Schedule.

     (a) The parties acknowledge that this Agreement is being executed without the Company having delivered to Sterling the Company Disclosure Schedule required by this Agreement. The Company agrees to deliver the Company Disclosure Schedule to Sterling as soon as possible following the execution of this Agreement but in no event later than five business days following the date of this Agreement. Following delivery of the Company Disclosure Schedule, the Company shall not have the right to amend the Company Disclosure Schedule except in accordance with Section 8.23 below. For all purposes of this Agreement, the representations and warranties of the Company shall be deemed to be made on the date the Company delivers the Company Disclosure Schedule to Sterling in accordance with this Section 8.21 rather than on the date of this Agreement.

     (b) Sterling shall have three business following the date of its receipt of the Company Disclosure Schedule to review same. No later than three business days following the date of Sterling's receipt of the Company Disclosure Schedule, Sterling shall notify the Company whether (i) Sterling elects to terminate this Agreement pursuant to Section 10.4, (ii) Sterling objects to certain disclosures contained in the Company Disclosure Schedule, or (iii) Sterling accepts the Company Disclosure Schedule. If Sterling objects to any disclosure contained in the Company Disclosure Schedule, the Company shall, within one business day of its receipt of such objection, notify Sterling whether the Company will remedy such matter and delete such exception. If the Company notifies Sterling that the Company is unwilling to delete such disclosure item, Sterling shall have one additional business day after receipt of such notification to either terminate this Agreement pursuant to Section 10.4 or accept such disclosure.

     SECTION 8.22 Combined Report. Conditioned upon the Company's prompt delivery of such financial information as may be requested by Sterling, Sterling agrees to publish the combined financial results of Sterling and the Company covering 30 days of post-combination operations without undue delay, but in no event later than 30 days after the last day of the first full month of combined operations of

Sterling and the Company, and thereupon to notify the shareholders of the Company who have been designated "affiliates" and have executed an Affiliate Letter pursuant to Section 8.08 hereof, of the occurrence of the publication of such results.

     SECTION 8.23 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Sterling, and Sterling shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in the Company Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 8.24 Future Board Representation As soon as practicable after the Effective Time, and subject to the Articles of Incorporation, as amended, and bylaws of Sterling and Sterling Bank, Sterling shall increase the size of its executive committee, and cause the size of the board of directors of Sterling Bank to be increased, by one and shall appoint or nominate for election to the vacancies created thereby H. Dane Grant to serve as a director of Sterling Bank for the remaining term thereof.

                                   ARTICLE IX

                              CONDITIONS TO MERGER

     SECTION 9.01  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

     (a) The Company shareholders shall have approved and adopted all matters relating to this Agreement, the Merger and the transactions contemplated hereby and as required under the TBCA and the Company's Articles of Incorporation at the Company Shareholders' Meeting.

     (b) This Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby shall have been approved by the Federal Reserve Board, the Commissioner, the FDIC and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby and all applicable waiting periods shall have expired. No such approval or consent shall be conditioned or restricted in any manner (including requirements relating to the disposition of assets) which in the good faith judgment of Sterling would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, it would not have entered into this Agreement.

     (c) Neither Sterling, the Merger Sub nor the Company shall be subject to any litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

     (d) The Registration Statement shall have been declared effective at the Effective Time and no stop orders suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state's securities laws relating to the issuance or trading of the Sterling Common Stock to be issued in the Merger shall have been received. The shares of Sterling Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ.

     (e) Deloitte & Touche LLP, independent public accountants for Sterling, shall have delivered a letter, dated the Closing Date, addressed to Sterling, in form and substance reasonably satisfactory to Sterling to the effect that the Merger will qualify for pooling-of-interest accounting treatment if consummated in accordance with this Agreement. Sterling shall have also received the Pooling Letter from Gainer, Donnelley & Desroches, L.C. contemplated by Section 7.01 above.

     (f) Gainer, Donnelley & Desroches, L.C., independent public accountants for the Company, shall have delivered a letter, dated the Closing Date, addressed to the Company, affirming the accuracy of the Pooling Letter.

     SECTION 9.02 Conditions to Obligations of The Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of Sterling set forth in Article VI hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect.

     (b) Performance of Obligations. Sterling and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect and as to the absence of litigation as described in Section 9.01(c).

     (c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business, operations or properties of Sterling or any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material or adverse change in the financial condition, business, operations or properties of Sterling and its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Company Board; provided, however, that a decrease in the market price of Sterling Common Stock as quoted on NASDAQ in and of itself shall not be deemed to be a material adverse change. The Company shall receive a certificate signed by the chief executive officer, president, or other duly authorized officer of Sterling to that effect.

     (d) Tax Opinion. The Company shall have received an opinion of Bracewell & Patterson, LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and no gain or loss will be recognized by the shareholders of the Company to the extent that they receive Sterling Common Stock solely in exchange for their Company Common Stock in the Merger. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

     (e) Opinion of Counsel. The Company shall have received an opinion of Andrews & Kurth L.L.P., counsel for Sterling, addressed to the Company and in form reasonably satisfactory to it as to the validity of the approvals of the Merger by the board of directors of Sterling and by the board of directors and shareholder of the Merger Sub.

     (f) Opinion of Financial Advisor. The Company shall have received a written opinion from The Charles T. Meeks Company, Inc. dated as of the date of this Agreement and reaffirmed as of the date of the Proxy Statement that the Merger Consideration is fair to the Company shareholders from a financial point of view.

     SECTION 9.03 Conditions to Obligations of Sterling and Merger Sub to Effect the Merger. The obligations of Sterling and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in Article V hereof shall be true and correct in all respects as of the date the Company delivers the Company Disclosure Schedule pursuant to Section 8.21 above and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Sterling and Merger Sub shall have received a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company to that effect.

     (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Sterling and Merger Sub shall have received a certificate signed by the chairman and chief executive officer, president or other duly authorized officer of the Company to that effect and as to the absence of litigation as described in Section 9.01(c).

     (c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Board of Directors of Sterling, and Sterling shall have received a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company to that effect.

     (d) Opinion of Counsel. Sterling shall have received an opinion of Bracewell & Patterson, L.L.P., counsel for the Company, addressed to Sterling and in form reasonably satisfactory to it as to the validity of the approvals of the Merger by the Company Board and the shareholders of the Company.

     (e) Opinion of Tax Counsel. Sterling shall have received an opinion of Andrews & Kurth L.L.P., counsel to Sterling, in form and substance reasonably satisfactory to Sterling, to the effect that, based on the facts, representations and assumptions set forth in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall have not been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

     (f) Dissenting Shares. The number of Dissenting Shares shall not exceed ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of Company Common Stock.

     (g) Release Agreements. Sterling shall have received Release Agreements, substantially in the form of Annex C, executed and delivered by each Person identified in Section 8.17 of the Company Disclosure Schedule.

     (h) Company Indebtedness. The outstanding Company Indebtedness as of the Closing Date shall not exceed $2,000,000.

     (i) Affiliate Agreements. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for pooling-of-interest accounting treatment) of the Company at the time this Agreement is submitted to the approval of the shareholders of the Company shall deliver to Sterling an Affiliate Letter.

     (j) Company Options. All of the Company Options shall have been fully and completely exercised or terminated and the Company Stock Plan shall have been terminated.

     (k) Noncompete Agreements. Sterling shall have received Noncompete Agreements executed and delivered by each of the Key Company Officials.

     (l) 2000 Financial Statements. Sterling shall have received the 2000 Financial Statements and officer's certificate as described in Section 8.18.

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

                                   ARTICLE X

                                  TERMINATION

     SECTION 10.01 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of the Company, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

     (a) by mutual consent of the Board of Directors of Sterling and the Company; or

     (b) by the Company Board or the Board of Directors of Sterling if (i) the Federal Reserve, the FDIC or the Commissioner has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of Sterling would restrict it or its Subsidiaries or Affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by August 31, 2001, provided, however, that the right to terminate this Agreement under clause (ii) of this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur prior to such date; or

     (c) by Sterling (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by the Company that would cause a failure of the conditions in Section 9.03, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to the Company; or

     (d) by the Company (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Sterling that would cause a failure of the conditions in Section 9.02, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Sterling; or

     (e) by the Company if (i) there shall not have been a breach of any covenant or agreement on the part of the Company under this Agreement and (ii) prior to the Effective Time, the Company shall have received a bona fide Acquisition Proposal and the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) would result in an alternative Acquisition Transaction that is more favorable to the Company shareholders than the Merger ("Superior Proposal") and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee and Expenses required by Section 8.14; or

     (f) by either Sterling or the Company, if the Merger and this Agreement shall fail to receive the requisite vote for approval and adoption at the Company Shareholders' Meeting; or

     (g) by Sterling if the Company Board shall have (i) resolved to accept a Superior Proposal, or (ii) recommended to the shareholders of the Company that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Sterling, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

     SECTION 10.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.02 and Section 8.01(e), Section 8.14 and Section 11.01 shall survive any such termination and abandonment; and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

     SECTION 10.03  Non-Survival of Representations, Warranties and
Covenants. Except for ARTICLE III and ARTICLE IV and Section 8.09, Section 8.20, and Section 11.01, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

     SECTION 10.04 Termination Relating to Company Disclosure Schedule. In addition to the foregoing, Sterling shall have the absolute right, at its sole discretion, to terminate this Agreement based upon its review of the matters disclosed in the Company Disclosure Schedule in accordance with the provisions of Section 8.21 above. In the event of the termination of this Agreement by Sterling pursuant to this Section 10.04 and Section 8.21, this Agreement shall become void and have no effect, except that the provisions of Section 8.01(e) and Section 11.01 shall survive any such termination and abandonment.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     SECTION 11.01 Expenses. Except as provided in Section 8.14, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and consummating the Merger, Sterling shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement; provided that the Company shall pay all expenses relating to the mailing of the Proxy Statement.

     SECTION 11.02 Entire Agreement; Parties in Interest. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than Section 8.09, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity (including, without limitation, any employee or shareholder of the Company), other than Sterling, Merger Sub and the Company or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 11.03  Amendments.

     (a) To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by Sterling and the Company; provided however, that the provisions hereof relating to the amount of the Merger Consideration shall not be amended after the Company Shareholders' Meeting without any requisite approval of the holders of the issued and outstanding shares of Company Common Stock entitled to vote thereon.

     (b) The parties hereto agree to enter into an amendment of this Agreement for the purpose of adding Merger Sub as a party hereto, which amendment shall be made prior to the Closing Date. As a condition to the Company's entry into any such amendment, Merger Sub shall deliver to the Company a certificate setting forth representations and warranties similar to those set forth in Section 6.01,
Section 6.02, Section 6.03 insofar as they relate to Merger Sub.

     SECTION 11.04 Waivers. Prior to or at the Effective Time, each of Sterling and the Company shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by any other party of any and all of such other party's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

     SECTION 11.05 No Assignment. Except as provided in Section 2.04, none of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity without the prior written consent of the other parties to this Agreement; provided, however, that Sterling may assign its rights and obligations or those of Merger Sub to any direct or indirect, wholly-owned subsidiary of Sterling, but no such assignment shall relieve Sterling of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 11.06 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by courier, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addressees set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Company:                                          Lone Star Bancorporation, Inc
                                                  8117 East Freeway
                                                  Houston, Texas 77029
                                                  Attention: H. Dane Grant, Chairman
                                                  Telecopy: (713) 678-3999

With a copy to:                                   Bracewell & Patterson, L.L.P.
                                                  Suite 2900, 711 Louisiana Street
                                                  Houston, Texas 77002-2781
                                                  Attn: William T. Luedke IV
                                                  Telecopy: (713) 221-1212

Sterling:                                         Sterling Bancshares, Inc.
                                                  15000 Northwest Freeway
                                                  Houston, Texas 77040
                                                  Attention: George Martinez, Chairman
                                                  Michael A. Roy, Senior Vice President
                                                  Telecopy: (713) 849-5498

With a copy to:                                   Andrews & Kurth L.L.P.
                                                  2170 Buckthorne Place, Suite 150
                                                  The Woodlands, Texas 77380
                                                  Attention: William C. McDonald
                                                  Telecopy: (713) 238-7286

     SECTION 11.07 Specific Performance. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party's obligations and to the granting by any such court of the remedy of specific performance hereunder.

     SECTION 11.08 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the state of Texas applicable to contracts executed and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Houston, Harris County, Texas.

     SECTION 11.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

     SECTION 11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     SECTION 11.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     IN WITNESS WHEREOF, Sterling and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            STERLING BANCSHARES, INC.

                                            By: /s/ GEORGE MARTINEZ
                                              ----------------------------------
                                                George Martinez, Chairman

                                            LONE STAR BANCORPORATION, INC.

                                            By: /s/ H. DANE GRANT
                                              ----------------------------------
                                                H. Dane Grant, Chairman

                                                                         ANNEX A

                           NON-COMPETITION AGREEMENT

     THIS NON-COMPETITION AGREEMENT (the "Agreement") is entered into effective as of this 1st day of March, 2001 between Sterling Bancshares, Inc., a Texas
corporation ("Sterling"), and           (the "Key Company Official").

     WHEREAS, simultaneously with the execution of this Agreement, Sterling and Lone Star Bancorporation, Inc., a Texas corporation ("Lone Star"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Lone Star will merge with and into a to-be-formed subsidiary of Sterling (the "Merger Sub") at the Effective Time; and

     WHEREAS, Sterling has required, as a condition to its execution of the Merger Agreement, the Key Company Official to execute and deliver this Agreement; and

     WHEREAS, the Key Company Official, for the consideration set forth below, has agreed to, and does hereby enter into this Agreement on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the foregoing and the premises, representations, and mutual covenants hereinafter set forth, the parties do hereby agree as follows:

     1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Merger Agreement.

     2. Consideration. In consideration of the covenants and agreements of the Key Company Official contained herein, Sterling hereby agrees to pay the Key Company Official as follows:

          (a) Upon the execution of this Agreement, Sterling shall and does hereby pay to the Key Company Official the sum of $1,000.

          (b) Upon the Closing of the Merger, Sterling shall pay and deliver to the Key Company Official the following:

             (i) An amount equal to the Key Company Official's base salary for one month in effect at the time of Closing; and

             (ii) An incentive stock option agreement issued pursuant to Sterling's 1994 Incentive Stock Option Plan granting to the Key Company Official an option to acquire not less than that number of shares of Sterling Common Stock equal to the amount payable to the Key Company Official pursuant to clause (i). For example, if the Key Company Official receives $5,000 pursuant to clause (i) above, he will be granted an incentive stock option to purchase not less than 5,000 shares of Sterling Common Stock. The exercise price for the incentive stock option to be granted pursuant to this clause (ii) shall be the closing price per share of Sterling Common Stock on the Nasdaq National Market on the date of grant. The date of grant shall be the Effective Time of the merger. The options shall vest 25% per annum over a period of four years, shall have a term of 10 years and shall otherwise be subject to the terms and conditions of Sterling's 1994 Incentive Stock Option Plan.

     3. Non-Competition. The Key Company Official acknowledges that in the course of his employment with Lone Star and/or its subsidiaries, he has become familiar with certain proprietary information of Lone Star which is being acquired by Sterling. The Key Company Official acknowledges that in the course of his future employment with the Sterling Entities (as herein defined), he will be provided access to and become familiar with the trade secrets and proprietary information of the Sterling Entities including, without limitation, the Confidential Information (as herein defined). In consideration for the payments set forth above and other valuable consideration to be received by the Key Company Official in connection with the Merger, the Key Company Official covenants and agrees that from the Closing Date and for the Applicable Period (as hereinafter defined) after the Closing Date, he shall not:

     (a) directly or indirectly, own, manage, operate, control, invest or acquire an equity interest in any entity located or conducting business in Harris County, Texas or any of its contiguous counties (the "Territory") which competes with the business currently conducted by Sterling, Sterling Bancorporation, Inc., Sterling Bank, the Merger Sub, Lone Star, Lone Star Bank or any of their respective Affiliates (each, a "Sterling Entity," and together, the "Sterling Entities");

     (b) engage in or carry on, either directly or indirectly, whether for himself or as an employee, officer, director, agent, consultant proprietor, partner, stockholder, member, joint venturer, investor, or other paid participant in any business within the Territory which competes with the business currently conducted by any Sterling Entity;

     (c) request any customer or borrower of any Sterling Entity or any other person which has a business relationship with any Sterling Entity to curtail, cancel, or otherwise discontinue its business or relationship with any such Sterling Entity; or

     (d) directly or indirectly denigrate or in any manner undertake to discredit any of the Sterling Entities or any person or operation associated with any Sterling Entity.

     Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Key Company Official from owning not more than one percent (1%) of any corporation the securities of which are traded on a national securities market and which is engaged in a business which is in competition with any Sterling Entity.

     4. Non-Solicitation. From the Closing Date and for the Applicable Period after the Closing Date, the Key Company Official covenants and agrees not to directly or indirectly solicit the employment of the executive officers or key employees of the Sterling Entities; provided, however, that this Agreement shall not prohibit (a) any advertisement or general solicitation that is not specifically targeted at such officers or employees, or (b) soliciting the employment of any such officer or employee who has been terminated by any Sterling Entity.

     5. Confidentiality. From the Closing Date and for the Applicable Period after the Closing Date, the Key Company Official shall not disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of any person other than a Sterling Entity, any Confidential Information (as defined below). The Key Company Official shall have no obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law, judicial or governmental order or other legal process; provided, however, that in the event such disclosure is required, the Key Company Official shall, to the extent reasonably practicable, provide Sterling with reasonably prompt notice of such requirement, so that Sterling may seek an appropriate protective order or waive compliance with this provision with respect to such disclosure. For purposes of this Agreement, "Confidential Information" shall mean any confidential information with respect to the conduct or details of the business of Sterling and any Sterling Entity including, without limitation, information relating to its commercial and retail banking services, mortgage banking services, commercial and consumer loans, merchant credit card services, its methods of operation, customer and borrower lists, customer account information, deposits, outstanding loans, products (existing and proposed), prices, fees, costs, plans, technology, inventions, trade secrets, know-how, software, marketing methods, policies, personnel, suppliers, competitors, markets or other specialized information or propriety matters of the Sterling Entities. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure by the Key Company Official in violation of this Agreement.

     6. Applicable Period.

     (a) The Applicable Period shall commence upon the Closing Date and shall end on either:

          (i) the later of (A) three years following the Closing Date or (B) one year following the effective date of the termination of the Key Company Official's employment by any Sterling Entity if such termination is the result of the Key Company Official's resignation or other voluntary termination of employment; or

          (ii) the later of (A) two years following the Closing Date or (B) one year following the effective date of the termination of the Key Company Official's employment if he is terminated by any Sterling Entity for "Cause" (as herein defined); or

          (iii) if any Sterling Entity terminates the employment of the Key Company Official for any reason other than for Cause, then the Applicable Period shall terminate immediately.

     (b) For purposes of this Agreement "Cause" shall mean (A) serious intentional misconduct on the part of the Key Company Official; (B) fraud, misappropriation or embezzlement related to any of the Sterling Entities on the part of the Key Company Official; (C) the conviction of the Key Company Official of any felony or crime involving moral turpitude; (D) the willful and continued failure by the Key Company Official to perform substantially the Key Company Official's duties on behalf of any Sterling Entity, other than any such failure resulting from the Key Company Official's incapacity due to physical or mental illness, which failure continues unabated after a demand for substantial performance is delivered to the Key Company Official by Sterling or other applicable Sterling Entity that specifically identifies the manner in which the Key Company Official has not substantially performed the Key Company Official's duties. For purposes of this paragraph, any act or failure to act on the Key Company Official's part shall be considered "willful" if done or omitted to be done by the Key Company Official otherwise than in good faith and without reasonable belief that the Key Company Official's action or omission was in the best interest of the Sterling Entities.

     7. Other Agreements.

     (a) Subject to the immediately following sentence, the parties to this Agreement further agree that to the extent the restrictive covenants contained in Sections 3, 4 or 5 should be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction, then the parties shall consider this Agreement to be amended and modified so as to eliminate therefrom that particular area or jurisdiction as to which such restrictive covenant is so held to be void or otherwise unenforceable, and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. The parties to this Agreement further agree that to the extent any of the foregoing restrictive covenants should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the parties shall consider such covenant to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority, and, as to all other jurisdictions or political subdivisions thereof, such covenant shall remain in full force and effect as originally written.

     (b) The Key Company Official acknowledges that each of the restrictions set forth in Sections 3, 4 and 5 is reasonable as to duration and geographic scope.

     (c) The Key Company Official understands that the Sterling Entities will not have an adequate remedy at law for the breach or threatened breach by the Key Company Official of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such breach or threatened breach, Sterling may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the Key Company Official from the breach or threatened breach of such covenants.

     8. Termination. In addition to the provisions of Section 6(a)(iii) above, this Agreement shall terminate and be of no further force and effect upon the occurrence of the following:

     (a) the termination of the Merger Agreement pursuant to its terms prior to the consummation of the transactions contemplated thereby, or

     (b) a Change of Control of Sterling.

     For purposes of this Agreement, a "Change of Control" occurs when any "person," or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the total outstanding common stock of Sterling.

     9. Notice. Any notice, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person to such party or parties or by a nationally recognized overnight service. Unless actual receipt is required by any provision of this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of the Key Company Official shall be as follows:

        --------------------------------------------------------------
        --------------------------------------------------------------
        --------------------------------------------------------------

The address of Sterling and any Sterling Entity shall be:

        Sterling Bancshares, Inc.
        15000 Northwest Freeway
        Houston, Texas 77040
        Attn: President

     Sterling shall have the right from time to time and at any time to change its address and shall have the right to specify as its address any other address by giving at least ten (10) days written notice to the Key Company Official. The Key Company Official shall have the right from time to time and at any time to change his address and shall have the right to specify as his address any other address by giving at least ten (10) days written notice to Sterling.

     10. Controlling Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas (without giving effect to conflicts of laws principles thereof).

     11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. The Agreement may not be changed orally or by action or inaction, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     12. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.

     13. Benefit and Burden; Assignment. This Agreement may not be assigned by either party without the consent of the other party hereto. This Agreement shall be binding upon, and inure to benefit of, any permitted successors and assigns.

     14. Voluntary Agreement. The Key Company Official acknowledges that he has been given an opportunity to review the terms of this Agreement, that he has been given an opportunity to consult with counsel, or determined that such consultation is not required, and that he has executed this Agreement voluntarily.

     15. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

     EXECUTED to be effective as of the date first above written.

                                            STERLING BANCSHARES, INC.

                                            By:
                                              ----------------------------------
                                                Name: J. Downey Bridgwater
                                                Title: President

                                            KEY COMPANY OFFICIAL

                                            ------------------------------------
                                            Printed Name:

                                                                         ANNEX B

                              AFFILIATE LETTER FOR
                  AFFILIATES OF LONE STAR BANCORPORATION, INC.

                                           , 2001

STERLING BANCSHARES, INC.
15000 Northwest Freeway
Houston, Texas 77040

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Lone Star Bancorporation, Inc., a Texas corporation (the "Company"), as the term "Affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules And Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of March 1, 2001 (the "Merger Agreement"), by and among Sterling Bancshares, Inc., a Texas corporation ("Sterling"), and the Company, the Company will be merged with and into a to-be-formed subsidiary of Sterling. Capitalized terms used but not defined herein shall have the same meanings given to them in the Merger Agreement unless otherwise defined herein.

     As a result of the Merger, I will receive shares (the "Shares") of common stock, par value $1.00 per share, of Sterling ("Sterling Common Stock") in exchange for shares owned by me of common stock, par value $1.00 per share of the Company ("Company Common Stock").

     I represent, warrant and covenant to Sterling that with respect to any of the Shares:

     1. I shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the Rules and Regulations.

     2. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

     3. I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the shareholders of the Company, (a) I may be deemed to have been an affiliate of the Company and
(b) distribution by me of the Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of any of the Shares issued to me in the Merger unless (x) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (y) such sale, transfer or other disposition has been registered under the Act, or (z) in the opinion of counsel reasonably acceptable to Sterling, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     4. I understand that Sterling is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     5. I understand that there will be placed on the certificates for the Shares issued to me, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES."

     6. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to an effective registration statement under the Act, Sterling reserves the right to place the following legend on the certificates issued to my transferee:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     7. From and after the date that is 30 days prior to the Effective Time (as defined in the Agreement) I will not offer to sell, sell or otherwise dispose of, or in any other way reduce my risk relative to, any shares of Sterling Common Stock in any case until an earnings statement containing at least 30 days of post-Merger combined financial results of Sterling and the Company has been issued in a manner satisfying the requirements of Commission Accounting Release No. 135.

     8. I will not take or fail to take any action reasonably likely to cause the Merger not to (i) qualify as a tax-free reorganization under Section 368 of the Code, or (ii) be treated as a poolings of interest for accounting purposes.

     9. I further understand and agree that my representations, warranties, covenants and agreements set forth herein are for the benefit of Sterling, the Company and the Surviving Corporation (as defined in the Agreement) and will be relied upon by such entities and their respective counsel and accountants.

     10. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                            Very truly yours,

                                            ------------------------------------
                                            Name:

Agreed and accepted this      day of
            , 2001 by

STERLING BANCSHARES, INC.

By:
-------------------------------------------------
Name:
----------------------------------------------
Title:
-----------------------------------------------

                                                                         ANNEX C

                               RELEASE AGREEMENT

     THIS RELEASE AGREEMENT ("Release") dated the      day of           , 2001,
is executed by the undersigned (the "Releasor") and delivered to Lone Star Bancorporation, Inc., a Texas corporation (the "Company"), Lone Star Bancorporation of Delaware, Inc., a Delaware corporation ("LS Bancorporation"), Lone Star Bank ("Lone Star Bank") and Sterling Bancshares, Inc., a Texas corporation, ("Sterling").

     WHEREAS, Sterling and the Company have entered into that certain Agreement and Plan of Merger dated as of March 1, 2001 (the "Merger Agreement") pursuant to which Sterling shall acquire the Company through the merger of the Company with a to-be-formed subsidiary of Sterling (the "Merger Sub");

     WHEREAS, Sterling has required as a condition to such acquisition and the consummation of the merger (the "Merger") that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against the Company or its subsidiaries, including LS Bancorporation and Lone Star Bank.

     NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:

     SECTION 1. Release. The Releasor, on his own behalf and on behalf of his heirs, executors, administrators, agents, successors and assigns (collectively, the "Releasor Persons") hereby irrevocably and unconditionally releases, waives and forever discharges the Company, LS Bancorporation, Lone Star Bank, Sterling and Merger Sub and their respective predecessors, parents, subsidiaries, affiliates and other related entities, and all of their respective past, present and future officers, directors, stockholders, affiliates, agents, representatives, successors and assigns, other than the Releasor and any Releasor Persons (collectively, the "Released Parties") from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, known and unknown, in law or equity (each a "Claim" and collectively, the "Claims") relating to, arising out of or in connection with the Company, LS Bancorporation, Lone Star Bank, their respective businesses and/or assets, including any Claims arising of or resulting from the Releasor's status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of the Company, LS Bancorporation, and/or Lone Star Bank, for all periods through the time immediately prior to the Effective Time; provided, however, that neither the Company, LS Bancorporation nor Lone Star Bank shall be released from any of their respective obligations or liabilities to the undersigned Releasor (i) in respect of accrued and deferred compensation permitted by any agreement with the Company, LS Bancorporation, Lone Star Bank or any other subsidiaries which have been expressly scheduled and made a part of the Merger Agreement and (ii) as to rights of indemnification pursuant to Section 8.09 of the Merger Agreement and the articles or certificate of incorporation and bylaws of the Company, LS Bancorporation, Lone Star Bank and their respective subsidiaries.

     The Releasor hereby represents and warrants that in his capacity as a director, officer, employee or security holder of the Company, LS
Bancorporation, Lone Star Bank and/or their respective subsidiaries, as applicable, the Releasor has no knowledge of any claims that the Releasor may have against the Released Parties.

     This Release shall terminate upon termination of the Merger Agreement pursuant to the terms thereof but shall otherwise survive the consummation of the Merger.

     SECTION 2. Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective predecessors, parents, subsidiaries, affiliates and other related parties and shall inure to the benefit of the Released Parties and their respective successors and assigns.

     SECTION 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of Texas, without giving effect to any principles of contract of law.

     SECTION 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     SECTION 5. Modification. This Release may be modified only by written instrument executed by the undersigned, the Company, LS Bancorporation, Lone Star Bank and Sterling.

     IN WITNESS WHEREOF, the undersigned Releasor has executed this Release effective as of the date first above written.

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Printed Name

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This Amendment to Agreement and Plan of Merger (this "Amendment") dated as of May 31, 2001, is entered into by and among STERLING BANCSHARES, INC. ("Sterling"), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), STERLING BANCORPORATION, INC., a Delaware corporation which is a registered bank holding company and a wholly owned subsidiary of Sterling ("Bancorporation"), and LONE STAR BANCORPORATION, INC., a Texas corporation and a registered bank holding company under the BHCA (the "Company").

     WHEREAS, Sterling and the Company entered into an Agreement and Plan of Merger dated as of March 1, 2001 (the "Merger Agreement");

     WHEREAS, the Merger Agreement contemplates that an existing or new subsidiary of Sterling shall be made a party to the Merger Agreement and that the Company shall merge with and into such subsidiary, with the subsidiary being the surviving entity;

     WHEREAS, Sterling has designated Bancorporation as the subsidiary for purposes of completing the merger; and

     WHEREAS, Section 11.03(b) of the Merger Agreement provides that Sterling and the Company will enter into an amendment of the Merger Agreement for the purpose of adding Sterling's designated subsidiary as a party to the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.

     2. Upon execution of this Amendment, Bancorporation shall become a party to the Merger Agreement, shall be deemed to be Merger Sub as defined in the Merger Agreement, and shall succeed to the rights and become subject to the obligations of Merger Sub as provided in the Merger Agreement.

     3. The execution of this Amendment shall not relieve Sterling of its obligations under the Merger Agreement.

     4. Except as herein provided, the terms of the Merger Agreement shall remain in full force and effect.

     5. This Amendment may be executed in several counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                            STERLING BANCSHARES, INC.

                                            By: /s/ GEORGE MARTINEZ
                                              ----------------------------------
                                                George Martinez, Chairman

                                            STERLING BANCORPORATION, INC.

                                            By: /s/ GEORGE MARTINEZ
                                              ----------------------------------
                                                Name: George Martinez
                                                Title: Chairman and Chief
                                                Financial Officer

                                            LONE STAR BANCORPORATION, INC.

                                            By: /s/ H. DANE GRANT
                                              ----------------------------------
                                                H. Dane Grant, Chairman

                                                                      APPENDIX B

               TEXAS BUSINESS CORPORATION ACT DISSENT PROVISIONS
                         TEXAS BUSINESS CORPORATION ACT

                         ARTICLES 5.11, 5.12, AND 5.13

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

             (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty
        (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertified shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article
5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                                                      APPENDIX C

               [LETTERHEAD OF THE CHARLES T. MEEKS COMPANY, INC.]

Board of Directors
Lone Star Bancorporation, Inc.
8117 East Freeway
Houston, Texas 77029

Members of the Board:

     In our capacity as a banking consultant, analyst and bank stock appraiser, The Charles T. Meeks Company, Inc. ("Meeks") has been asked to render an opinion as to the fairness of the proposed exchange ratio of common stock to be used in the proposed merger of Lone Star Bancorporation, Inc. ("Lone Star") with Sterling Bancshares, Inc. ("Sterling"), from a financial point of view. This opinion letter updates the opinion letter dated February 18, 2001.

     Charles T. Meeks, President of Meeks, has served as a banker for thirty-eight years and a bank consultant for twelve years. He has familiarity with and involvement with the banking industry nationwide, as well as familiarity with the Texas market and recent transactions in this market. He is continually engaged in the valuation of bank and bank holding company securities in Texas and other states.

     In arriving at the opinion, Meeks reviewed certain publicly available information concerning Lone Star and Sterling and considered other nonpublic information and factors in making its evaluation. In arriving at the opinion Meeks reviewed: (i) the letter of January 12, 2001 from Sterling Bancshares, Inc. to Lone Star Bancorporation, Inc. stating the basic terms and conditions of the anticipated merger; (ii) the most recent independent auditor's report; (iii) balance sheets, income statements, and other financial information of Lone Star and its subsidiary bank, Lone Star Bank ("LSB") for 2000; (iv) the most recent listing of LSB's marketable securities showing rate, maturity and market value as compared to book value; (v) LSB's internal loan classification list; (vi) the 2001 budget and performance to date of Lone Star and LSB; (vii) the minutes of meetings of Lone Star's and LSB's Board; (viii) the most recent reports of the Lone Star and LSB Boards; (ix) the analysis of loan loss reserve adequacy for LSB; (x) market conditions and current trading levels of Lone Star's outstanding common and preferred stock; (xi) any information regarding lawsuits in which Lone Star and/or LSB is a defendant; (xii) information regarding real estate owned and leased by Lone Star and /or LSB; and (xiii) other information as supplied by Lone Star and LSB. Meeks also reviewed all of the above with regard to Sterling and its bank subsidiary, Sterling Bank ("SB").

     Reviews were conducted primarily onsite at the applicable corporate headquarters. Meeks assumed that all shares of Series A Preferred stock of Lone Star outstanding or under option will have previously been converted into common stock.

     In rendering the opinion, Meeks did not independently verify the asset quality and financial condition of Lone Star or Sterling, or the completeness of the financial and other information provided us or publicly available. Instead Meeks relied upon the management of Lone Star and Sterling as to the reasonableness of data provided by or in behalf of Lone Star and Sterling to be true and accurate in all material aspects. Meeks relied on the financial and operating forecasts and projections provided to us and on the assumptions and bases therefor, and assumed that such information accurately reflects the best estimates and judgments of the management of the two companies.

     Having reviewed all factors which we deem to be relevant, and using the assumption that all information provided us was accurate and complete, it is our opinion that the final agreed upon exchange ratio, i.e., 1,760,000 shares of Sterling (0.88 of a share of Sterling for each one share of Lone Star), and the assumption by Sterling of outstanding indebtedness of Lone Star in an amount not to exceed $2 million, are fair and equitable to the shareholders of Lone Star, from a financial point of view.

     The opinion does not constitute an endorsement of the Merger or a recommendation to any shareholder as to how such shareholder should vote in connection with the approval of the

     Prior to being retained for this assignment, Meeks provided other professional services to Lone Star. The revenues derived from such services are insignificant when compared to Meeks' total gross revenues.

     We hereby consent to the reference to our firm in the proxy statement/prospectus related to the merger transaction and to the inclusion of this opinion letter as an exhibit to the proxy statement/ prospectus related to the merger transaction.

                                            THE CHARLES T. MEEKS COMPANY, INC.

                                            /s/ CHARLES T. MEEKS
                                            ------------------------------------
                                            Charles T. Meeks, President

February 28, 2001

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.INDEMNIFICATION OF DIRECTORS AND OFFICERS OF STERLING BANCSHARES, INC.

     Sterling Bancshares' restated and amended articles of incorporation provide that its directors and officers may be indemnified against any costs and expenses, including counsel fees, actually and necessarily incurred (or reasonably expected to be incurred) in connection with the defense of any civil, criminal, administrative or other claim, action, suit or proceedings (whether by or in the right of Sterling Bancshares or otherwise) in which he may become involved or with which he may be threatened, by reason of his being or having been such a director or officer, and against any payments in settlement of any such claim, action, suit or proceeding or in satisfaction of any related judgment, fine or penalty, provided that the board of directors of Sterling Bancshares shall, in the exercise of its business judgment, determine that such indemnification is in the best interest of Sterling Bancshares.

     Sterling Bancshares' restated by-laws provide for indemnification of directors and officers to the full extent permitted by law. In the case of a derivative or other action by or in the right of Sterling Bancshares where a director is found liable, indemnity is predicated on the determination that indemnification is nevertheless appropriate, by majority vote of a committee of disinterested directors or by independent legal counsel.

     Under the Texas Business Corporation Act (the "TBCA"), directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys' fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the TBCA for expenses (including attorneys' fees), judgments, fines, penalties and reasonable settlement, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the TBCA for expenses (including attorneys' fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity, or in which the person is found liable to the corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     (a) List of Exhibits

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          2.1            Agreement and Plan of Merger by and between Sterling
                         Bancshares, Inc. and Lone Star Bancorporation, Inc., as
                         amended (included as Appendix A to the Proxy
                         Statement/Prospectus in Part I of this Registration
                         Statement).
          2.2            Agreement and Plan of Merger dated as of October 23, 2000, among Sterling Bancshares, Sterling Bancorporation, and
                         CaminoReal Bancshares of Texas, Inc., as amended
                         (incorporated by reference to Sterling Bancshares' Annual
                         Report on Form 10-K for the year ended December 31, 2000
                         (File No. 000-20750)).
          3.1            Restated and Amended Articles of Incorporation of Sterling
                         Bancshares (incorporated herein by reference to Exhibit 3.1 to Sterling Bancshares' Registration Statement on Form S-3
                         filed February 15, 2001 (File Nos. 333-55724, 333-55724-01, and 333-55724-02)).

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          3.2            Restated Bylaws of Sterling Bancshares (incorporated herein by reference to Exhibit 4.2 to Sterling Bancshares'
                         Registration Statement on Form S-8 effective November 25,
                         1996 (File No. 333-16719)).
          4.1            Form of Indenture to be dated as of June 6, 1997
                         (incorporated by reference to Exhibit 4.1 to Sterling
                         Bancshares' Registration Statement on Form S-3 (File No.
                         333-27185)).
          4.2            Form of Junior Subordinated Debenture (included as an
                         exhibit to the Form of Indenture that is incorporated by
                         reference to Exhibit 4.1 to Sterling Bancshares'
                         Registration Statement on Form S-3 (File No. 333-27185)).
          4.3            Form of Trust Preferred Securities Guarantee Agreement of
                         Sterling Bancshares (incorporated by reference to Exhibit
                         4.7 to Sterling Bancshares' Registration Statement on Form
                         S-3 (File No. 333-27185)).
          4.4            Preferred Securities Guarantee Agreement dated March 21,
                         2001 (incorporated by reference to Exhibit 4.2 to Sterling
                         Bancshares' Current Report on Form 8-K filed on March 21,
                         2001 (File No. 000-20750)).
          4.5            Indenture dated March 21, 2001 (incorporated by reference to
                         Exhibit 4.4 of Sterling Bancshares' Current Report on Form
                         8-K filed on March 21, 2001 (File No. 000-20750)).
          4.6            First Supplemental Indenture dated March 21, 2001
                         (incorporated by reference to Exhibit 4.5 of Sterling
                         Bancshares' Current Report on Form 8-K filed on March 21,
                         2001 (File No. 000-20750)).
          4.7            9.20% Subordinated Deferrable Interest Debenture due March
                         21, 2031 (incorporated by reference to Exhibit 4.7 of
                         Sterling Bancshares' Current Report on Form 8-K filed on
                         March 21, 2001 (File No. 000-20750)).
          5.1*           Opinion of Andrews & Kurth L.L.P. regarding legality of the securities being registered.
          8.1*           Opinion of Andrews & Kurth L.L.P. regarding certain tax
                         aspects of the merger.
          8.2*           Opinion of Bracewell & Patterson, L.L.P. regarding certain tax aspects of the merger.
         10.1***         1994 Incentive Stock Option Plan of Sterling Bancshares
                         (incorporated by reference to Exhibit 10.1 of Sterling
                         Bancshares' Annual Report on Form 10-K for the year ended
                         December 31, 1994).
         10.2            1994 Employee Stock Purchase Plan of Sterling Bancshares
                         (incorporated by reference to Exhibit 10.2 of Sterling
                         Bancshares' Annual Report on Form 10-K for the year ended
                         December 31, 1994).
         10.3***         1984 Incentive Stock Option Plan of Sterling Bancshares
                         (incorporated by reference to Exhibit 10.1 of Sterling
                         Bancshares' Registration Statement on Form S-1, effective
                         October 22, 1992 (File No. 33-51476)).
         10.4***         1995 Non-Employee Director Stock Compensation Plan
                         (incorporated by reference to Exhibit 4.3 of Sterling
                         Bancshares' Registration Statement on Form S-8 (File No.
                         333-16719)).
         10.5            Letter Agreement dated February 2, 2000, made by and between
                         Sterling Bancshares and Wells Fargo Bank Minnesota, National
                         Association regarding a line of credit in the amount of
                         $20,000,000 (incorporated by reference to Exhibit 10.5 of
                         Sterling Bancshares' Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 000-20750)).

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
         10.6            First Amendment to Letter Agreement dated February 2, 2001, made by and between Sterling Bancshares and Wells Fargo Bank
                         Minnesota, National Association regarding a line of credit in the amount of $20,000,000 (incorporated by reference to
                         Exhibit 10.6 of Sterling Bancshares' Annual Report on Form
                         10-K for the year ended December 31, 2000 (File No.
                         000-20750)).
         23.1            Consent of Andrews & Kurth L.L.P. included as part of its
                         opinions filed as Exhibit 5.1 and Exhibit 8.1, respectively, and incorporated herein by reference.
         23.2            Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference.
         23.3**          Consent of Deloitte & Touche LLP.
         23.4**          Consent of Gainer, Donnelly & Desroches, L.C.
         24.1            Power of Attorney of Directors and Officers of Sterling
                         Bancshares. Included on the signature page of this Form S-4 and incorporated herein by reference.
         99.1*           Form of Proxy Card for Lone Star Bancorporation, Inc.
         99.2*           Form of Voting Instruction Card for Lone Star
                         Bancorporation, Inc.
         99.3**          Consent of The Charles T. Meeks Company, Inc.


---------------


  * Previously filed.



 ** Filed herewith.



*** Management Compensation Agreement.


ITEM 22.UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by Sterling Bancshares pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Sterling Bancshares' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (6) To supply by means of a post-effective amendment all information concerning a company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 20 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Sterling Bancshares of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 19, 2001.


                                            STERLING BANCSHARES, INC.

                                            By:     /s/ GEORGE MARTINEZ
                                              ----------------------------------
                                                George Martinez
                                                Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                 /s/ GEORGE MARTINEZ                   Chairman of the Board and          July 19, 2001
-----------------------------------------------------    Director
                   George Martinez

              /s/ J. DOWNEY BRIDGWATER                 President and Director             July 19, 2001
-----------------------------------------------------
                J. Downey Bridgwater

              /s/ EUGENE S. PUTNAM, JR.                Executive Vice President and       July 19, 2001
-----------------------------------------------------    Chief Financial Officer
                Eugene S. Putnam, Jr.

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                  L. S. "Pat" Brown

                                                       Director
-----------------------------------------------------
                    John H. Buck

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                  James D. Calaway

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                  Charles I. Castro

                                                       Director
-----------------------------------------------------
                  James M. Clepper

                                                       Director
-----------------------------------------------------
                Walter P. Gibbs, Jr.

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                   Bruce J. Harper

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                  David L. Hatcher

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                  Glenn H. Johnson

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                          *                            Director                           July 19, 2001
-----------------------------------------------------
                  James J. Kearney

                          *                            Director                           July 19, 2001
-----------------------------------------------------
               Paul Michael Mann, M.D.

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                  David B. Moulton

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                  G. Edward Powell

                                                       Director
-----------------------------------------------------
                 Christian A. Rasch

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                  Thomas A. Reiser

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                 Steven F. Retzloff

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                 Raimundo Riojas E.

                          *                            Director                           July 19, 2001
-----------------------------------------------------
                   Gregory Stirman

                                                       Director
-----------------------------------------------------
                 Howard T. Tellepsen


---------------


* By James W. Goolsby, Jr. pursuant to Power of Attorney executed by the directors listed above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.



                                          By:     /s/  JAMES W. GOOLSBY, JR.

                                          --------------------------------------

                                                       James W. Goolsby, Jr.


                                                   General Counsel and Secretary

                                  EXHIBIT LIST


        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          2.1            Agreement and Plan of Merger by and between Sterling
                         Bancshares, Inc. and Lone Star Bancorporation, Inc., as
                         amended (included as Appendix A to the Proxy
                         Statement/Prospectus in Part I of this Registration
                         Statement).
          2.2            Agreement and Plan of Merger dated as of October 23, 2000, among Sterling Bancshares, Sterling Bancorporation, and
                         CaminoReal Bancshares of Texas, Inc., as amended
                         (incorporated by reference to Sterling Bancshares' Annual
                         Report on Form 10-K for the year ended December 31, 2000
                         (File No. 000-20750)).
          3.1            Restated and Amended Articles of Incorporation of Sterling
                         Bancshares (incorporated herein by reference to Exhibit 3.1 to Sterling Bancshares' Registration Statement on Form S-3
                         filed February 15, 2001 (File Nos. 333-55724, 333-55724-01, and 333-55724-02)).
          3.2            Restated Bylaws of Sterling Bancshares (incorporated herein by reference to Exhibit 4.2 to Sterling Bancshares'
                         Registration Statement on Form S-8 effective November 25,
                         1996 (File No. 333-16719)).
          4.1            Form of Indenture to be dated as of June 6, 1997
                         (incorporated by reference to Exhibit 4.1 to Sterling
                         Bancshares' Registration Statement on Form S-3 (File No.
                         333-27185)).
          4.2            Form of Junior Subordinated Debenture (included as an
                         exhibit to the Form of Indenture that is incorporated by
                         reference to Exhibit 4.1 to Sterling Bancshares'
                         Registration Statement on Form S-3 (File No. 333-27185)).
          4.3            Form of Trust Preferred Securities Guarantee Agreement of
                         Sterling Bancshares (incorporated by reference to Exhibit
                         4.7 to Sterling Bancshares' Registration Statement on Form
                         S-3 (File No. 333-27185)).
          4.4            Preferred Securities Guarantee Agreement dated March 21,
                         2001 (incorporated by reference to Exhibit 4.2 to Sterling
                         Bancshares' Current Report on Form 8-K filed on March 21,
                         2001 (File No. 000-20750)).
          4.5            Indenture dated March 21, 2001 (incorporated by reference to
                         Exhibit 4.4 of Sterling Bancshares' Current Report on Form
                         8-K filed on March 21, 2001 (File No. 000-20750)).
          4.6            First Supplemental Indenture dated March 21, 2001
                         (incorporated by reference to Exhibit 4.5 of Sterling
                         Bancshares' Current Report on Form 8-K filed on March 21,
                         2001 (File No. 000-20750)).
          4.7            9.20% Subordinated Deferrable Interest Debenture due March
                         21, 2031 (incorporated by reference to Exhibit 4.7 of
                         Sterling Bancshares' Current Report on Form 8-K filed on
                         March 21, 2001 (File No. 000-20750)).
          5.1*           Opinion of Andrews & Kurth L.L.P. regarding legality of the securities being registered.
          8.1*           Opinion of Andrews & Kurth L.L.P. regarding certain tax
                         aspects of the merger.
          8.2*           Opinion of Bracewell & Patterson, L.L.P. regarding certain tax aspects of the merger.
         10.1***         1994 Incentive Stock Option Plan of Sterling Bancshares
                         (incorporated by reference to Exhibit 10.1 of Sterling
                         Bancshares' Annual Report on Form 10-K for the year ended
                         December 31, 1994).
         10.2            1994 Employee Stock Purchase Plan of Sterling Bancshares
                         (incorporated by reference to Exhibit 10.2 of Sterling
                         Bancshares' Annual Report on Form 10-K for the year ended
                         December 31, 1994).

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
         10.3***         1984 Incentive Stock Option Plan of Sterling Bancshares
                         (incorporated by reference to Exhibit 10.1 of Sterling
                         Bancshares' Registration Statement on Form S-1, effective
                         October 22, 1992 (File No. 33-51476)).
         10.4***         1995 Non-Employee Director Stock Compensation Plan
                         (incorporated by reference to Exhibit 4.3 of Sterling
                         Bancshares' Registration Statement on Form S-8 (File No.
                         333-16719)).
         10.5            Letter Agreement dated February 2, 2000, made by and between
                         Sterling Bancshares and Wells Fargo Bank Minnesota, National
                         Association regarding a line of credit in the amount of
                         $20,000,000 (incorporated by reference to Exhibit 10.5 of
                         Sterling Bancshares' Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 000-20750)).
         10.6            First Amendment to Letter Agreement dated February 2, 2001, made by and between Sterling Bancshares and Wells Fargo Bank
                         Minnesota, National Association regarding a line of credit in the amount of $20,000,000 (incorporated by reference to
                         Exhibit 10.6 of Sterling Bancshares' Annual Report on Form
                         10-K for the year ended December 31, 2000 (File No.
                         000-20750)).
         23.1            Consent of Andrews & Kurth L.L.P. included as part of its
                         opinions filed as Exhibit 5.1 and Exhibit 8.1, respectively, and incorporated herein by reference.
         23.2            Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference.
         23.3**          Consent of Deloitte & Touche LLP.
         23.4**          Consent of Gainer, Donnelly & Desroches, L.C.
         24.1            Power of Attorney of Directors and Officers of Sterling
                         Bancshares. Included on the signature page of this Form S-4 and incorporated herein by reference.
         99.1*           Form of Proxy Card for Lone Star Bancorporation, Inc.
         99.2*           Form of Voting Instruction Card for Lone Star
                         Bancorporation, Inc.
         99.3**          Consent of The Charles T. Meeks Company, Inc.


---------------


  * Previously filed.



 ** Filed herewith.



*** Management Compensation Agreement.